Exhibit 10.4

EXECUTION VERSION

SECOND LIEN CREDIT AGREEMENT

Dated as of October 29, 2018,

Among

DIFFERENTIAL BRANDS GROUP INC.,
as Borrower,

THE LENDERS PARTY HERETO,

and

U.S. BANK NATIONAL ASSOCIATION,
as Administrative Agent and Collateral Agent

i

ii

iii

iv

v

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	[Reserved]
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Collateral Agreement
Exhibit E	Form of Guaranty Agreement
Exhibit F	Tax Compliance Certificates

Schedule A	Existing Letters of Credit
Schedule B	Existing Earn Out Obligations
Schedule C	Hudson Notes
Schedule 1.01(b)	Immaterial Subsidiaries
Schedule 1.01(g)	Loan Parties
Schedule 2.01	Commitments and Lenders
Schedule 3.01	Organization and Good Standing
Schedule 3.04	Governmental Approvals
Schedule 3.05(b)	Liabilities/Long-Term Obligations
Schedule 3.07(b)	Possession under Leases
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(c)	Subscriptions
Schedule 3.09	Litigation and Commercial Tort Claims
Schedule 3.13	Taxes
Schedule 3.15	Employee Benefit Plans
Schedule 3.16	Environmental Matters
Schedule 3.18	Real Property
Schedule 3.20	Labor Matters
Schedule 3.21	Insurance
Schedule 3.23	Material Agreements
Schedule 5.17	Post-Closing Matters
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments; Intercompany Loans
Schedule 6.07	Transactions with Affiliates
Schedule 6.09(c)	Contractual Encumbrances and Restrictions
Schedule 9.01(a)(i)	Loan Party Notice Information
Schedule 9.01(a)(ii)	Administrative Agent and Collateral Agent Notice Information

vi

This SECOND LIEN CREDIT AGREEMENT, dated as of October 29, 2018, (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by and among, DIFFERENTIAL BRANDS GROUP INC., a Delaware corporation (the “Borrower”), the Lenders (as hereinafter defined) from time to time party hereto, U.S. BANK NATIONAL ASSOCIATION, as administrative agent (together with any successor administrative agent appointed pursuant hereto, in such capacity, the “Administrative Agent”) and collateral agent (together with any successor collateral agent appointed pursuant hereto, in such capacity, the “Collateral Agent”) for all Lenders.

WHEREAS, pursuant to the Acquisition Agreement, the Borrower will acquire (the “Closing Date Acquisition”) 100% of the Equity Interests of Centric Brands Holding LLC, a Delaware limited liability company (the “Acquired Business”);

WHEREAS, the Borrower has requested that the Lenders extend credit in the form of Loans on the Closing Date in an aggregate principal amount equal to $668,000,000.  The proceeds of the Loans may be used on the Closing Date solely to fund consideration for the Closing Date Acquisition and fees, costs and expenses incurred in connection with the Transactions;

WHEREAS, concurrently herewith, the Borrower is entering into the First Lien Credit Agreement to incur (a) first lien term loans, the proceeds of which will be used in accordance with the First Lien Credit Agreement to fund consideration for the Closing Date Acquisition and fees, costs and expenses incurred in connection with the Transactions and (b) revolving loans, the proceeds of which will be used in accordance with the First Lien Credit Agreement, on the Closing Date, to fund consideration for the Closing Date Acquisition, fees, costs and expenses incurred in connection with the Transactions and to finance the payment of the license agreement consent fees pursuant to the Acquisition Agreement;

WHEREAS, the Borrower and each other Loan Party desire to secure all of the Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and Lien upon substantially all of the property and assets of the Borrower and the other Loan Parties, subject to the limitations described herein and in the Security Documents;

WHEREAS, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein; and

WHEREAS, the future name of Borrower will be Centric Brands Inc. and this Agreement is being executed prior to such name change becoming effective.

NOW, THEREFORE, in consideration of the above premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

Article I

Definitions

Section 1.01         Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” shall mean, for any day, a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Prime Rate in effect on such date, (c) the Eurocurrency Base Rate (after giving effect to any Eurocurrency Base Rate “floor”) (which rate shall be calculated based on an Interest Period of one month) plus 1.00% and (d) with respect to the Loans, 2.50%; provided that, if the ABR determined based on the foregoing is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Rate or the Eurocurrency Base Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Rate or the Eurocurrency Base Rate, respectively.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Acquisition” and “Acquisitions” shall mean, with respect to any Person, (a) the acquisition by such Person, in a single transaction or in a series of related transactions, of all or substantially all of the property of another Person, or any division, line of business or other business unit of another Person or (b) at least a majority of the voting Equity Interests of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise; provided that the acquisition of assets and the assumption of liabilities in connection with entering into licensing agreements in the ordinary course of business shall not be deemed an “Acquisition”.

“Acquisition Agreement” shall mean that certain Purchase and Sale Agreement, dated as of June 27, 2018, by and among the Borrower, Global Brands Group Holdings Limited (“GBG”) and GBG USA Inc. (the “Seller”), as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Acquisition Consideration” shall mean the purchase consideration paid by the Borrower and its Subsidiaries for any Permitted Business Acquisition, whether paid in cash or by exchange of properties or otherwise and whether payable at or prior to the consummation of such Permitted Business Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments by Borrower or any Subsidiary representing the purchase price and any assumptions of Indebtedness; provided that Acquisition Consideration shall exclude (a) any consideration paid in the form of Equity Interests (other than Disqualified Stock) issued to the applicable seller, (b) any cash consideration paid to the applicable seller that was financed with the proceeds of any issuance of (or contributions in respect of) Equity Interests (other than Disqualified Stock) on or prior to the Closing Date (other than any proceeds from the Equity Contribution), (c) any consideration paid in connection with the Existing Earn Out Obligations and (d) all fees, costs and expenses paid or payable in connection with the structuring, negotiation, documentation or consummation of such Permitted Business Acquisition.

“Acquisition Representations” shall mean the representations and warranties made by the Seller and GBG in the Acquisition Agreement which are material to the interests to the Lenders, but solely to the extent that the Borrower has the right to terminate its obligations under the Acquisition Agreement or not to consummate the transactions contemplated by the Acquisition Agreement as a result of a breach of (or the inability to make) such representations or warranties.

“Additional Amounts” shall have the meaning assigned to such term in definition of “Applicable Margin”.

“Additional Mortgage” shall have the meaning assigned to such term in Section 5.11(c).

“Adjusted Eurocurrency Rate” shall mean for any Interest Period with respect to a Eurocurrency Loan, a rate per annum equal to the higher of (a) 1.50 % and (b) a rate per annum determined by the Administrative Agent pursuant to the following formula:

Adjusted Eurocurrency Rate =	Eurocurrency Base Rate 1.00 - Eurocurrency Reserve Percentage

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(a).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent and any sub-agents.

“Advance Ratio” shall mean, with respect to any Securitization Financing, the ratio of upfront cash compensation to deferred payments.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified provided, however, that, for purposes of Section 6.07 and 9.04 the term “Affiliate” or “Affiliated Lender” shall also include (i) any person that directly or indirectly owns 10% or more of any class of Equity Interests of the person specified or that is an officer or director of the Person and (ii) any portfolio company of Tengram; provided that for the avoidance of doubt, for purposes of this Agreement and the other Loan Documents, GSO, in its capacity as a Lender, shall not be deemed an Affiliate of any Loan Party.

“Affiliated Lender” shall mean any Affiliate of the Borrower other than the Borrower and its Subsidiaries.

“Affiliated Lender Cap” shall have the meaning assigned to such term in Section 9.04(h)(iii).

“Agency Fee Letter” shall mean that certain Fee Letter, dated as of the date hereof, by and among U.S. Bank National Association and the Borrower.

“Agent Parties” shall have the meaning assigned to such term in Section 9.19(c).

“Agreement” shall have the meaning assigned to such term in the preamble hereto, as amended from time to time in accordance with the terms hereof.

“AHYDO Payment” shall mean any interest payment, mandatory prepayment or redemption pursuant to the terms of any Indebtedness in an amount that is intended or designed to cause such Indebtedness not to be treated as an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries concerning or relating to bribery or corruption, including, without limitation: (a) the FCPA; (b) the UK Bribery Act 2010; (c) any activity prohibited by any resolution of the U.N. Security Council under Chapter VII of the U.N. Charter or the Organization for Economic Cooperation and Development’s Good Practice Guidance on Internal Controls, Ethics, and Compliance; (d) any laws implementing the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on 17 December 1997, which entered into force on 15 February 1999, and the Convention’s Commentaries; and (e) any other applicable anti-corruption or anti-bribery laws.

“Applicable Margin” shall mean for any day the sum of (x) in cash, 7.00% per annum in the case of any Eurocurrency Loan, and 6.00% per annum in the case of any ABR Loan and (y) in-kind (“PIK Interest”), 2.75% per annum provided, that, that on and after December 31, 2019, the Applicable Margin (including the PIK Interest) at all times following the date of the delivery of financial statements pursuant to Section 5.04(a) or Section 5.04(b) shall be determined in accordance with the percentages set forth in the table below, based upon the Consolidated First Lien Leverage Ratio set forth in the most recent Compliance Certificate received by the Administrative Agent and the Lenders pursuant to Section 5.04(e):

Consolidated First Lien Leverage Ratio	Applicable Margin in cash for Loans that are Eurocurrency Loans (per annum)	Applicable Margin in cash for Loans that are ABR Loans (per annum)	PIK Interest for Loans
Greater than 2.50 to 1.00	7.00%	6.00%	2.75%
Equal to or less than 2.50 to 1.00	8.00%	7.00%	1.25%

provided, further, that, until the Administrative Agent has received written notice from the Borrower of the occurrence of the Renegotiation of Li & Fung Sourcing Agreement, the PIK Interest paid on any Interest Payment Date shall be increased by 0.25%.

Each change in the Applicable Margin shall be effective on and after the date of delivery to the Administrative Agent and the Lenders of financial statements pursuant to Section 5.04(a) and 5.04(b) and a Compliance Certificate pursuant to Section 5.04(e) evidencing the related change in the Consolidated First Lien Leverage Ratio as of the first Business Day following such delivery. At any time the Borrower has not submitted to the Administrative Agent and the Lenders the applicable information as and when required under Section 5.01(e), the Applicable Margin shall be determined as if the Consolidated First Lien Leverage Ratio were in excess of 2.50 to 1.00 as of the first Business Day following the date on which such delivery should have been made (without constituting a waiver of any Default or Event of Default caused by the failure to timely deliver such financial statements and Compliance Certificate) and continuing until the date on which such financial statements and Compliance Certificate are delivered to the Administrative Agent and the Lenders.

Notwithstanding anything to the contrary set forth in this Agreement if (i) the Consolidated First Lien Leverage Ratio used to determine the Applicable Margin for any period is incorrect as a result of any error, misstatement or misrepresentation contained in any financial statement or certificate delivered pursuant to Section 5.04(a) or Section 5.04(b), and (ii) as a result thereof, the Applicable Margin paid to the Lenders at any time pursuant to this Agreement is lower than the Applicable Margin that would have been payable to the Lenders had the Applicable Margin been calculated on the basis of the correct Consolidated First Lien Leverage Ratio, the Applicable Margin in respect of such period will be adjusted upwards automatically and retroactively, and the Borrower shall pay to each Lender such additional amounts (“Additional Amounts”) as are necessary so that after receipt of such amounts such Lender receives an amount equal to the amount it would have received had the Applicable Margin been calculated during such period on the basis of the correct Consolidated First Lien Leverage Ratio for such period. Additional Amounts shall be payable 10 days following delivery by the Administrative Agent to the Borrower of a notice setting forth in reasonable detail the Administrative Agent’s calculation of the amount of any Additional Amounts owed to the Lenders (provided such 10 day period for payment shall not apply in the case the Borrower notifies the Administrative Agent that there is an error or a dispute regarding such calculation or Additional Amounts and in which case such Additional Amounts owed by the Loan Parties (if any) shall be paid promptly once such Additional Amount calculation is agreed). The payment of Additional Amounts shall be in addition to, and not in limitation of, any other amounts payable by the Borrower pursuant to Section 2.12 and Section 2.13. Additional Amounts shall constitute “Obligations”. The agreements in this paragraph shall survive the payment of the Loans and all other Obligations payable under this Agreement and the termination of the Commitments.

“Applicable Percentage” shall mean, in respect of the Loans, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Loans represented by (i) such Lender’s Commitment at such time and (ii) after the termination of such Lender’s Commitment, the principal amount of such Lender’s Loans at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b).

“Ares” shall mean Ares Capital Management LLC and/or its managed funds or Affiliates.

“Asset Sale” shall mean any loss, damage, destruction or condemnation of, or any sale, assignment, conveyance, exclusive or perpetual license, transfer or other Disposition (including any sale and leaseback of assets and any mortgage, lease or sublease of real property (including by allocation of assets by division or allocation of assets to any series of a limited liability company)) to any person of any asset or assets of any of the Borrower or any Subsidiary.

“Assignee” shall have the meaning assigned to such term in Section 9.04(b).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and acknowledged by the Administrative Agent and accepted by the Borrower (if required by Section 9.04), in the form of Exhibit A.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any (a) “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, or (b) “plan” as defined in and subject to Section 4975 of the Code.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America, or any successor thereto.

“Board of Directors” shall mean, as to any person, the board of directors or managers, as applicable, of such person (or, if such person is a partnership, the board of directors or other governing body of the general partner of such person) or any duly authorized committee thereof.

“Bona Fide Debt Fund” shall mean, with respect to any Company Competitor or any Affiliate thereof, any debt fund, investment vehicle, regulated bank entity or unregulated lending entity (in each case, other than any Disqualified Institution) that is primarily (i) engaged in or advises funds or other investment vehicles that are engaged in making, purchasing, holding or otherwise investing in commercial loans, commitments and similar extensions of credit in the ordinary course of business and (ii) managed, sponsored or advised by any Person that is controlling, controlled by or under common control with the relevant Company Competitor or Affiliate thereof, but only to the extent that no personnel involved with the investment in the relevant Company Competitor (other than a limited number of senior employees in connection with the relevant Person’s internal legal, compliance, risk management and/or credit practices) (A) directly or indirectly makes (or has the right to make or participate with others in making) investment decisions on behalf of such debt fund, investment vehicle, regulated bank entity or unregulated entity or (B) has access to any information (other than information that is publicly available) relating to the Borrower, the Acquired Business or any entity that forms a part of any of their respective businesses (including any of their respective subsidiaries); it being understood and agreed that the term “Bona Fide Debt Fund” shall not include any Person that is separately identified to the Administrative Agent (for further distribution to the Required Lenders) in accordance with clause (a) of the definition of “Disqualified Institution” or any Affiliate of any such Person that is reasonably identifiable as an Affiliate of such Person on the basis of such Affiliate’s name.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrower Notice” shall have the meaning assigned to such term in Section 5.11(c).

“Borrowing” shall mean a group of Loans of a single Type and currency and made on a single date to a single Borrower and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect

“Borrowing Minimum” shall mean $5,000,000.

“Borrowing Multiple” shall mean $1,000,000.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of 2.04 and substantially in the form of Exhibit C. Each such written Borrowing Request shall specify the following information:

(i)          the aggregate amount of the requested Borrowing;

(ii)         the date of such Borrowing, which shall be a Business Day;

(iii)        whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv)        in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)         the location and number of the Borrower’s account(s) to which funds are to be disbursed.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.

“Capital Expenditures” shall mean, for any person in respect of any period, without duplication, the aggregate of all expenditures incurred for any purchase or other acquisition of any asset, including capitalized leasehold improvements, which would be classified as a fixed or capital asset on a consolidated balance sheet of such person prepared in accordance with GAAP or are included as “additions to property, plant or equipment” reflected in the statement of cash flows of such Person; provided, however, that Capital Expenditures shall not include:

(a)         expenditures with funds that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” but for the application of the first proviso to such clause (a);

(b)         expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and the Subsidiaries to the extent permitted hereunder;

(c)         interest capitalized during such period;

(d)         expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding the Borrower or any Subsidiary, but including any landlord or other owner of real property leased in connection with such leasehold or property improvements made by such party) and for which neither Borrower nor any of its Subsidiaries has provided or is required to provide (or incur or is otherwise liable for (directly or indirectly)) any consideration or obligation to such third party (or any other person directed by such third person) (whether before, during or after such period);

(e)         the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided, that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired;

(f)          the purchase price of equipment purchased during such period to the extent that the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment;

(g)         the Closing Date Acquisition, Investments in respect of a Permitted Business Acquisition or any other investment other than to the extent constituting a Capital Expenditure; or

(h)         capital expenditures to the extent made or financed with the cash and Cash Equivalent proceeds of issuances of Equity Interests (other than Disqualified Stock) or paid for with Equity Interests (other than Disqualified Stock).

“Capital Lease” shall mean, with respect to any person, any lease of, or other arrangement conveying the right to use, any property by such Person as lessee that are required to be accounted for as a capital lease on a balance sheet of such person prepared in accordance with GAAP.

“Capital Lease Obligations” shall mean, with respect to any person, the obligations of such person to pay rent or other amounts under any Capital Lease, and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof that would appear on the balance sheet of such person at such time determined in accordance with GAAP.

“Cash Equivalents” shall mean:

(a)          U.S. Dollars, Sterling, or Euros or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(b)          securities issued or directly and fully guaranteed or insured by the government of, or any agency or instrumentality thereof, the United States of America or any member state of the European Union, in each case, with maturities not exceeding two years after the date of acquisition;

(c)          in the case of any Foreign Subsidiary, securities issued or directly and fully guaranteed or insured by the government of, or any agency or instrumentality thereof, in each case with maturities not exceeding 365 days after the date of acquisition and held by it from time to time in the ordinary course of business;

(d)          certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits and demand deposits (in their respective local currencies), in each case with any commercial bank having capital and surplus in excess of $500,000,000 or the foreign currency equivalent thereof and whose long-term debt is rated “AA-” or “Aa3” or the equivalent thereof by Moody’s or S&P, respectively (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency);

(e)          repurchase obligations for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f)          commercial paper issued by a corporation (other than an Affiliated Lender) rated at least “P-1” or “A-1” or the equivalent thereof by Moody’s or S&P (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency) and in each case maturing within one year after the date of acquisition;

(g)          readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P in each case with maturities not exceeding two years from the date of acquisition;

(h)          Indebtedness issued by persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency) in each case with maturities not exceeding two years from the date of acquisition; and

(i)          investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (g) above.

“Cash Interest Expense” shall mean, with respect to any person on a consolidated basis for any period, Interest Expense for such period, less, without duplication, the sum of (a) pay-in-kind Interest Expense or other noncash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, the Borrower or any Subsidiary, including such fees paid in connection with the Transactions, (c) the amortization of debt discounts, if any, or fees in respect of Swap Agreements and (d) cash interest income of the Borrower and the Subsidiaries for such period; provided, that Cash Interest Expense shall exclude any other financing fees paid in connection with the Transactions and any other one-time financing fees (including arrangement, amendment and consent fees), debt issuance costs, commissions, expenses and the amortization thereof.

“CFC” shall mean a “controlled foreign corporation” pursuant to Section 957 of the Code.

A “Change in Control” shall be deemed to occur if:

(a)          a “change of control” or other similar provision shall occur under or with respect to any Material Indebtedness; or

(b)          any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act(but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan)) other than the Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 35% (on a fully diluted basis) of the issued and outstanding Voting Stock of the Borrower aggregate ordinary voting power of the Borrower. It is understood that, for purposes of this definition, (x) no person shall be deemed to have beneficial ownership of Equity Interests solely by virtue of a stock purchase agreement, merger agreement, or similar agreement (or voting agreement entered into in connection with a stock purchase agreement, merger agreement or similar agreement) until the consummation of the transfer of the applicable Equity Interests to such person and (y) the issuance of Equity Interests to GSO and Ares and their Affiliates in connection with the consummation of the Transactions on or about the Closing Date shall not be a Change of Control.

“Change in Law” shall mean the occurrence, after the date of this Agreement or, if later, the date on which the applicable Lender becomes a Lender hereunder, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charge” shall mean any fee, loss, charge, expense, cost, accrual or reserve of any kind (in each case, if applicable, as defined under GAAP).

“Closing Date” shall mean October 29, 2018.

“Closing Date Acquisition” shall have the meaning assigned to such term in the preamble hereto.

“Closing Date Subordinated Convertible Note” shall mean, collectively, each subordinated convertible promissory note, dated as of the Closing Date, issued by the Borrower for the benefit of the parties listed therein and identified to the Administrative Agent, as investors, as the same may be amended, amended and restated, restated, supplemented or otherwise modified in accordance with the terms hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all “Collateral” and “Mortgaged Property” referred to in the Security Documents (including the Mortgaged Properties) and all other property that is or is intended to be subject to any Lien in favor of the Collateral Agent for the benefit of the Lenders but in all cases excluding any Excluded Assets.

“Collateral Access Agreement” shall mean a landlord waiver or other agreement, in a form as shall be reasonably satisfactory to the Collateral Agent, between the Collateral Agent and any third party (including any bailee, consignee, customs broker or other similar Person) in possession of any Collateral or any landlord of any premises where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Collateral Agent Fees” shall have the meaning assigned to such term in Section 2.12(b).

“Collateral Agreement” shall mean the Collateral Agreement, substantially in the form of Exhibit D, among the Borrower, each Subsidiary Loan Party and the Collateral Agent, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Collateral and Guarantee Requirement” shall mean, at any time, subject to (x) the applicable limitations set forth in this Agreement (including, without limitation, the Funding Conditions Provision) and any other Loan Documents and (y) the time periods (and extensions thereof) set forth in Section 5.11, the requirement that:

(a)          the Administrative Agent and the Lenders shall have received (i) from the Borrower and each other Subsidiary Loan Party a counterpart of the Collateral Agreement, duly executed and delivered on behalf of each such person party thereto, (ii) from the Borrower and each other Loan Party a counterpart of the Guaranty Agreement, duly executed and delivered on behalf of each such person party thereto;

(b)          other than with respect to Excluded Assets, all outstanding Equity Interests directly owned by any Loan Party, and all Indebtedness owing to any Loan Party (other than intercompany indebtedness, which is governed by clause (c) below) shall have been pledged pursuant to the Collateral Agreement (or other applicable Security Document) and, the Collateral Agent (or a bailee for the Collateral Agent pursuant to the First-Second Intercreditor Agreement) shall have received certificates or other instruments representing or evidencing such Equity Interests and any notes or other instruments representing such Indebtedness in excess of $5,000,000, together with stock powers, note powers or other instruments of transfer with respect thereto endorsed in blank;

(c)          other than with respect to Excluded Assets, (i) all Indebtedness of the Borrower and each Subsidiary (other than any Indebtedness in an initial aggregate principal amount not exceeding $5,000,000 that is owing to any Loan Party shall be evidenced by a promissory note, a master intercompany note or an instrument in form reasonably satisfactory to the Lenders and shall have been pledged pursuant to the Collateral Agreement (or other applicable Security Document), and (ii) the Collateral Agent (or a bailee for the Collateral Agent pursuant to the First-Second Intercreditor Agreement) shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank (other than with respect to any such intercompany debt the perfection of the pledge of which is not achieved by delivery to the Collateral Agent);

(d)          other than with respect to Excluded Assets and except as otherwise contemplated by any Security Document or elsewhere in this definition of Collateral and Guarantee Requirement (including with regard to deposit accounts), all documents and instruments, (including, in the United States of America, filings of Uniform Commercial Code financing statements and filings with the United States Copyright Office and the United States Patent and Trademark Office) and all other actions required by law or reasonably requested by the Lenders, as applicable to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents shall have been filed, registered or recorded or delivered to the Administrative Agent or Collateral Agent, as requested, for filing, registration or the recording or taken concurrently with, or promptly following, the execution and delivery of each such Security Document;

(e)          except as set forth pursuant to any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder (including the use of commercially reasonable efforts to obtain written consent, in each case, in form and substance reasonable satisfactory to the Lenders, of each licensor of any material Intellectual Property to the security interest of the Collateral Agent and the rights of the Collateral Agent under the Security Documents);

(f)          subject to Section 5.11(g), in the case of any person that (i) becomes a Loan Party after the Closing Date, the Administrative Agent shall have received from such Loan Party, (A) a supplement or joinder to each of the Guaranty Agreement and the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such person, (B) such other Security Documents as may be required to be delivered pursuant to Section 5.11, and (C) evidence that any other requirements of Section 5.11 shall have been complied with and (ii) becomes such a Subsidiary Loan Party, the Administrative Agent shall have received from the parent of such Subsidiary Loan Party, (A) supplements to the applicable Security Documents pursuant to which it shall have pledged the Equity Interests in the other Subsidiaries owned by it (other than Excluded Equity Interests), or other Security Documents, effecting the pledge of such Equity Interests in favor of the Collateral Agent, subject to the same exceptions and limitations as set forth in paragraph (c) above and clause (i)(B) above, (B) certificates and instruments representing or evidencing such Equity Interests, subject to the same exceptions and limitations as set forth in paragraph (c) above and (C) a joinder agreement to the First-Second Intercreditor Agreement in a form reasonably satisfactory to the Administrative Agent;

(g)          other than with respect to Excluded Accounts, within 60 days after the Closing Date (with respect to each deposit account or securities account existing on the Closing Date) or 60 days after the acquisition or establishment of any deposit account or securities account (other than Excluded Accounts) after the Closing Date (or, in each case, such longer time as may be agreed to by the Collateral Agent in its reasonable discretion), the Loan Parties shall, with respect to such deposit account or securities account (other than Excluded Accounts) of the Loan Parties, use commercially reasonable efforts to deliver to the Collateral Agent a Control Agreement with respect to such deposit account or securities account.  From and after the date that is 60 days following the Closing Date or, with respect to any deposit account or securities account (other than Excluded Accounts) acquired or established after the Closing Date, 60 days following the date of such acquisition or establishment (or, in each case, such longer time as may be agreed to by the Collateral Agent in its reasonable discretion), except as otherwise provided under this Agreement, the Loan Parties shall not maintain, and shall not permit any of their Subsidiaries to maintain, cash, Cash Equivalents or other amounts in any deposit account or securities account (other than amounts in respect of minimum liquidity, charges for returned items and customary fees and expenses incurred in connection with such accounts or in the ordinary course of its business and amounts required to be maintained or deposited into Excluded Accounts in order to comply with applicable laws or contractual obligations not created in avoidance of this clause (g)), unless to the extent such Subsidiary is a Loan Party and such assets in the applicable deposit or securities account are Collateral, the Collateral Agent shall have received a Control Agreement in respect of each such deposit account or securities account of a Loan Party (other than Excluded Accounts); and

(h)          with respect to any Securitization Financing the Secured Parties shall have received a pledge of the Loan Parties’ Equity Interests in the Securitization Subsidiary party to such Securitization Financing and notes receivable owing from a Securitization Subsidiary to any Loan Party.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in particular assets if and for so long as the Collateral Agent and the Borrower reasonably agree in writing (which may be in the form of electronic mail) that the cost of creating or perfecting such pledges or security interests in such assets shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) with respect to leases of real property entered into by any Loan Party, such Loan Party shall not be required to take any action with respect to creation or perfection of security interests with respect to such leases provided that each Loan Party, as applicable, shall use commercially reasonable efforts to deliver within (x) 90 days after the Closing Date or (y) 90 days after the request by the Collateral Agent therefore, Collateral Access Agreements in respect of the Headquarters and the Warehouses, (b) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Security Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Collateral Agent and the Borrower, (c) the Collateral shall not include any Excluded Assets, (d) share certificates of Immaterial Subsidiaries and any other person that is only minority owned by the Loan Parties shall not be required to be delivered, (e) no perfection actions shall be required with respect to (i) motor vehicles and other assets and personal property subject to certificates of title except to the extent perfection is accomplished by the filing of a UCC financing statement or equivalent under applicable Law and letter of credit rights, except to the extent constituting a supporting obligation for other Collateral as to which perfection is accomplished by the filing of a UCC financing statement or equivalent under applicable Law (it being understood that no actions shall be required to perfect a security interest in assets subject to certificates of title or letter of credit rights, other than the filing of a UCC financing statement or equivalent under applicable Law) and (ii) commercial tort claims with an individual value of less than $5,000,000 and (f) no actions in any non-U.S. jurisdiction or required by the Laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the U.S. or to perfect or make enforceable any security interests in any assets (it being understood that there shall be no Security Document (or other security agreements or pledge agreements) or other perfection instruments governed under the laws of any non U.S. jurisdiction).

“Commitment Letter” shall mean that certain Commitment Letter dated as of June 27, 2018, by and among GSO and the Borrower.

“Commitments” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Loans hereunder on the Closing Date, expressed as an amount representing the maximum aggregate permitted principal amount of the Loans to be made by such Lender. The amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Lenders’ Commitments as of the Closing Date (immediately prior to termination on such date pursuant to Section 2.08) is $668,000,000.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning assigned to such term in Section 9.19(a).

“Company Competitor” shall mean any person that is a competitor of the Borrower and/or any of its Subsidiaries and identified in writing to the Administrative Agent and the Lenders by the Borrower.

“Compliance Certificate” shall have the meaning assigned to such term in Section 5.04(e).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated First Lien Debt” shall mean, as of any date of determination, the aggregate principal amount of Consolidated Total Debt of the Borrower and its Subsidiaries outstanding at such date that consists of, without duplication, Indebtedness that in each case is then secured by Liens on property or assets of the Borrower and its Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby) and both such Consolidated Total Debt and the Liens securing the same are not subordinated to the obligations under the First Lien Credit Agreement, or the Liens securing the same, respectively.

“Consolidated First Lien Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated First Lien Debt as of such date (provided that solely for purposes of Section 6.10, Consolidated First Lien Debt (i) shall be calculated net of Unrestricted Cash and (ii) Indebtedness under the Revolving Credit Facility (as defined in the First Lien Credit Agreement) will be deemed to be (A) until the one year anniversary of the Closing Date, the average monthly balance drawn on the Revolving Credit Facility (as defined in the First Lien Credit Agreement) for the period of months completed since the Closing Date commencing with the first full fiscal month completed after the Closing Date and (B) thereafter, the average monthly drawn balance under the Revolving Credit Facility (as defined in the First Lien Credit Agreement) over the twelve month period most recently ended prior to such date of determination), determined on a consolidated basis in accordance with GAAP to (b) Net Receivables Financing Profit for such Test Period; provided, that Net Receivables Financing Profit shall be determined for the relevant Test Period on a Pro Forma Basis.

“Consolidated Fixed Charge Coverage Ratio” shall mean, with respect to any person, as of any date of determination, the ratio of (a) Net Receivables Financing Profit for the applicable Test Period calculated on a Pro Forma Basis minus Unfinanced Capital Expenditures made by such person or its Subsidiaries for such Test Period to (b) Consolidated Fixed Charges actually paid in cash for such Test Period.

“Consolidated Fixed Charges” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, the sum, without duplication (in each case eliminating all offsetting debits and credits between Borrower and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of Borrower and its Subsidiaries in accordance with GAAP), of:

(a)          the consolidated interest expense (net of interest income) to the extent it relates to Indebtedness of the Borrower and the Subsidiaries for such period, and to the extent such expense was deducted in computing Consolidated Net Income, whether paid or accrued, non-cash interest payments, the interest component of any deferred payment obligations, interest component of all payments associated with Capital Lease Obligations and all commissions, discounts and other fees and charges owed by the Borrower and its Subsidiaries in respect of letter of credit or bankers’ acceptance financings and net of the effect of all payments made or received pursuant to obligations under any Swap Agreement and excluding for the purposes of calculating the Consolidated Fixed Charge Coverage Ratio, any non-cash interest expense, the amortization or write-off of deferred financing fees or expenses of any bridge or other financing fees in connection with the Transactions and any other one-time financing fees (including arrangement, amendment and consent fees), debt issuance costs, commissions, expenses and the amortization thereof; plus

(b)          provision for cash income taxes made by Borrower and its Subsidiaries on a consolidated basis in respect of such period; plus

(c)          to the extent payable in cash, any interest expense (but excluding interest expense in connection with any Securitization Financing, factoring, credit insurance or similar receivables financing or any vendor financing, but, for the avoidance of doubt, without duplication for any such expense that is reflected as a deduction to Consolidated Net Income of the Borrower and its Subsidiaries, whether classified as interest or like expense or as an operating expense) on Indebtedness of another person that is Guaranteed by the Borrower and the Subsidiaries or secured by a Lien on assets of the Borrower and the Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(d)          scheduled payments made or payable during such period on account of principal of Indebtedness of the Borrower and its Subsidiaries (including scheduled principal payments in respect of the Loans, but excluding any voluntary prepayments made or mandatory prepayments required, in each case pursuant to Section 2.11), plus

(e)          charges and expenses related to Permitted Credit Support Agreements,

in each case, on a consolidated basis and in accordance with GAAP; plus

For purposes of determining Consolidated Fixed Charges for any period that includes the quarterly periods ending December 31, 2017, March 31, 2018, June 30, 2018 and September 30, 2018, the Consolidated Fixed Charges for such quarterly periods shall be $30,000,000, $30,000,000, $30,000,000 and $30,000,000, respectively.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis, plus the amount that the provision for taxes exceeds cash taxes paid by such person and its Subsidiaries in such period; provided, however, that, without duplication,

(a)          (i) the income or loss of any Person accrued prior to the date on which such Person becomes a Subsidiary of such Person or is merged into or consolidated with such Person’s assets are acquired by such Person or any Subsidiary of such Person, and (ii) the income or gain subsequent to the date on which such Person ceases to be a Subsidiary of such Person following the Disposition of Equity Interests in such Subsidiary (or its assets), shall in each case under this clause (a) be excluded;

(b)          any increase in amortization or depreciation or any one-time non-cash Charges resulting from purchase accounting in connection with (i) the Transaction and (ii) any Acquisition that is consummated on or after the Closing Date shall be excluded;

(c)          the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification or interpretation of accounting policies required by such person’s auditors during such period shall be excluded;

(d)          any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(e)          any net after-tax gains or losses (less all Charges relating thereto) attributable to any Disposition, other than in the ordinary course of business (as determined in good faith by senior management or the Board of Directors of the Borrower) shall be excluded;

(f)          any net after-tax gains or losses (less all Charges relating thereto) attributable to the early extinguishment of (i) indebtedness, and (ii) Swap Agreements and other derivative instruments to the extent that such gains or losses have been realized by such person, in each case, shall be excluded;

(g)          the Net Income for such period of any person that is not a subsidiary of such person, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments actually paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period;

(h)          the Net Income for such period of any subsidiary of such person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of its Net Income is not, at the date of determination, permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its Organizational Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such subsidiary or its equity holders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such subsidiary to such person or a subsidiary of such person (subject to the provisions of this clause (h)), to the extent not already included therein;

(i)          any impairment or asset write-off or write-down (other than with respect to any Current Assets, but including any inventory acquired in connection with the Transaction or any Acquisition), including impairment or asset write-offs or write-downs related to intangible assets, goodwill, long-lived assets, investments in debt (including deferred financing costs) and equity securities recorded using the equity method or as a result of a change in Law, in each case, in accordance with GAAP, and the amortization of intangibles arising in accordance with GAAP shall be excluded;

(j)          any non-cash Charges, incurred, realized or resulting from employee benefit plans or post-employment benefit plans, management equity plan, pension plan long-term incentive plans or grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity-based incentive programs to officers, directors and employees of such person or any of its Subsidiaries shall be excluded;

(k)          any one-time non-cash compensation Charges shall be excluded;

(l)           non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 and related interpretations shall be excluded;

(m)          any currency translation gains and losses unrealized from currency remeasurements of Indebtedness, and any unrealized net loss or gain from any Swap Agreements for currency exchange risk, in each case, that are actually paid in cash, shall be excluded; and

(n)          any gains or losses from Acquisitions shall be excluded.

“Consolidated Total Assets” shall mean, as of any date, the total assets of the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of the last day of the fiscal quarter most recently ended and Reported.

“Consolidated Total Debt” shall mean, as of any date of determination, an amount equal to the sum of (without duplication) the outstanding principal amount of all Indebtedness (other than (a) letters of credit, to the extent undrawn and (b) the Closing Date Subordinated Convertible Note) consisting of Capital Lease Obligations, Indebtedness for borrowed money, the Hudson Notes, Disqualified Stock and Indebtedness in respect of the deferred purchase price of property or services of the Borrower and the Subsidiaries determined on a consolidated basis on such date.

“Consolidated Total Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date (provided that solely for purposes of Section 6.10, Consolidated Total Debt (i) shall be calculated net of Unrestricted Cash and (ii) Indebtedness under the Revolving Credit Facility (as defined in the First Lien Credit Agreement) will be deemed to be (A) until the one year anniversary of the Closing Date, the average monthly balance drawn on the Revolving Credit Facility (as defined in the First Lien Credit Agreement) for the period of months completed since the Closing Date commencing with the first full fiscal month completed after the Closing Date and (B) thereafter, the average monthly drawn balance under the Revolving Credit Facility (as defined in the First Lien Credit Agreement) over the twelve month period most recently ended prior to such date of determination) to (b) Net Receivables Financing Profit for such Test Period; provided, that Net Receivables Financing Profit shall be determined for the relevant Test Period on a Pro Forma Basis.

“Contractual Obligation” shall mean, with respect to any person, any provision of any security issued by such person or of any agreement, instrument or other undertaking to which such person is a party or by which it or any of its Property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall mean, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among the Collateral Agent, the financial institution or other person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Collateral Agent; it being understood that unless specifically specified in this Agreement, any reference to a Control Agreement shall mean a Control Agreement subject to springing dominion pursuant to which the applicable Loan Party shall maintain control unless and until the notice of spring control has been given by the Collateral Agent to the financial institution or other person at which such account is maintained or with which such entitlement or contract is carried.

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Credit Extension” shall mean the making of a Loan.

“Credit Facility” shall mean the term facility represented by the Loans.

“Credit Servicers” and “Credit Servicer” shall mean each of the Initial CIT Servicers and each other person designed by the Borrower as a “Credit Servicer” pursuant to a Permitted Credit Support Arrangement from time to time.

“Credit Support Assets” shall mean (a) the Receivables and other Collateral (as defined in the Permitted CIT Agreements as of the date hereof) pledged or sold pursuant to the terms of the Permitted CIT Agreements and (b) in respect of any other Permitted Credit Support Arrangement, the accounts receivable and supporting obligations and proceeds in respect thereof and other ancillary property and rights related to such accounts receivable pledged or sold pursuant to the terms of such Permitted Credit Support Arrangement.

“Current Assets” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Cash Equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits.

“Current Liabilities” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any long-term Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the Transactions, (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post-retirement benefit obligations, and (f) accruals relating to restructuring reserves for add-backs to EBITDA included in clause (a)(iv) of the definition of such term.

“Customary Intercreditor Agreement” shall mean to the extent executed in connection with the incurrence of secured Indebtedness incurred by a Loan Party, the Liens on the Collateral securing which are intended to rank junior in priority to the Liens on the Collateral securing the Obligations, at the option of the Borrower and the Administrative Agent acting together in good faith, a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent, the Required Lenders and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior in priority to the Liens on the Collateral securing the Obligations.

“Debt Service” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, Cash Interest Expense for such period plus scheduled principal amortization of Consolidated Total Debt for such period.

“Debtor Relief Laws” shall mean Title 11 of the United States Code entitled “Bankruptcy” as now and hereafter in effect, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Amounts” shall have the meaning as assigned in Section 2.11(e).

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.23(b), any Lender that, as determined by the Required Lenders, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or the Borrower to confirm in a manner satisfactory to the Administrative Agent and the Borrower that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Defaulting Lender Rate” shall mean (a) for the first 3 days from and after the date the relevant payment is due, the Prime Rate, and (b) thereafter, the interest rate then applicable to Loans as if the Prime Rate were applicable thereto.

“Designated Non-Cash Consideration” shall mean the fair market value (as reasonably determined by the Borrower and the Required Lenders in good faith) of non-Cash consideration received by the Borrower or any of its Subsidiaries in connection with any sale or Disposition pursuant to Section 6.05(s) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the amount of cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to cash or Cash Equivalents).

“Discharge of Senior Debt Obligations” shall have the meaning assigned to such term in the First-Second Lien Intercreditor Agreement.

“Disposition” or “Dispose” shall mean the sale, lease, sublease, transfer, swap or other disposition of any property of any person (including by allocation of assets by division or allocation of assets to any series of a limited liability company).

“Disqualified Institution” shall mean:

(a)          any person identified in writing to Lenders and the Administrative Agent on or before the Closing Date; and/or

(b)          any Company Competitor; and/or

(c)          any Affiliate of any person described in clauses (a) or (b) above that is reasonably identifiable as an Affiliate of such person on the basis of such Affiliate’s name, other than, in the case of clause (b) above, a Bona Fide Debt Fund;

it being understood and agreed that the identification of any person as a Disqualified Institution after the Closing Date (i) shall not be effective until two days after delivery to the Administrative Agent, (ii) shall not apply to retroactively disqualify any person that has previously acquired an assignment or participation interest in any Loan, subject, in the case of assignments and participations made after the date on which any such person is identified as a Disqualified Institution, to the provisions of Section 9.04(f), and (iii) “Disqualified Institutions” shall exclude any person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by their terms (or by the terms of any security into which such Equity Interests are convertible or for which such Equity Interests are redeemable or exchangeable), or upon the happening of any event, (i) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale), (ii) are convertible or exchangeable other than at the option of the issuer thereof for Indebtedness or Disqualified Stock or (iii) are redeemable at the option of the holder thereof (other than upon the occurrence of a Change in Control (or similar event), sale or Disposition of all or substantially all of the assets of the Borrower and its Subsidiaries, or the acceleration of the Loans, subject, in each case, to the prior payment in full in cash of all Obligations), in whole or in part, in each case prior to 91 days after the Latest Maturity Date; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dividends” shall have the meaning assigned to such term in Section 6.06.

“Dollar,” “U.S.$” and “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“Earn Out Obligations” shall mean, with respect to any Acquisition, all obligations of the Borrower or any Subsidiary to make earn out or similar payments based on the achievement of specified financial results or other performance metrics over time pursuant to the documentation relating to such Acquisition; provided, that Earn Out Obligations shall exclude any Existing Earn Out Obligation.

“EBITDA” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and the Subsidiaries for such period, plus

(a)          the sum of, in each case without duplication, the following amounts to the extent either deducted or otherwise excluded in calculating Consolidated Net Income for such period or, if not otherwise reflected in the definition of “Consolidated Net Income”, described in clauses (a)(iv), (a)(viii), (a)(xii), (a)(xiii) and (a)(xiv) below):

(i)          federal, state, local or other taxes paid and any provision for such taxes based on income, profits or capital of the Borrower and the Subsidiaries for such period;

(ii)         Consolidated Fixed Charges (but solely with regard to clauses (a) and (c) thereto) of the Borrower and the Subsidiaries for such period;

(iii)        depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and all non-cash Charges (excluding any such non-cash Charges to the extent that it represents an accrual of or reserve for cash Charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Borrower and the Subsidiaries for such period;

(iv)        (A) the amount of any Charges attributable to the undertaking and/or implementation of IT systems in connection with the acquisition and integration of the Closing Date Acquisition prior to December 31, 2020 (or such later date as the Administrative Agent (acting at the direction of the Required Lenders) may agree) and (B) the amount of any business optimization Charges, integration Charges and restructuring Charges (which, for the avoidance of doubt, shall include, Charges attributable to the undertaking and/or implementation of cost savings initiatives, cost rationalization programs and/or operating expense reductions in connection with office and plant closures, facility consolidations, start-up costs and pre-opening Charges, retention payments and special supplemental bonuses payable, costs associated with recruiting management personnel, including sign-on and relocation expenses, exit costs, severance payments, systems establishment costs (including establishing financial reporting, enterprise resource planning, and human resource systems), Charges associated with establishing an off-shore operations, logistics and administrative support center, duplicative employee costs related to transitioning of employees, re-branding Charges, inventory or systems optimization costs, any inventory optimization program or excess pension Charges (including, with respect to any Test Period ending on or prior to the date that is 18 months after the Closing Date, accounting, compliance, professional, legal and accounting Charges resulting from the Transactions); provided, that (1) the aggregate total amount of all such Charges or other amounts that may be added back under clause (iv)(A) shall not exceed $30,000,000 during the term of this Agreement and (2) the aggregate total amount of all such Charges or other amounts that may be added back under clause (iv)(B) shall not exceed, when taken together with the amounts added back pursuant to clauses (v), (vii)(B), (xix) and (xx) below, (A) with respect to all Test Periods ending on or prior to December 31, 2019, $55,000,000 and (B) with respect to any Test Period ending thereafter, 7.5% of EBITDA (or such larger percentage of EBITDA to the extent consented to from time to time by the Administrative Agent (acting at the direction of the Required Lenders)) for the relevant Test Period (calculated prior to giving effect to such addback);

(v)         any net after-tax extraordinary, nonrecurring or unusual Charges; provided that the aggregate total amount of all such net after-tax extraordinary, nonrecurring or unusual Charges or other amounts that may be added back pursuant to this clause (v) shall not exceed, when taken together with the amounts added back pursuant to clause (iv)(B) above and clauses (xix), (vii)(B) and (xx) below, (A) with respect to all Test Periods ending on or prior to December 31, 2019, $55,000,000 and (B) with respect to any Test Period ending thereafter, 7.5% of EBITDA for the relevant Test Period (calculated prior to giving effect to such addback);

(vi)        (A) any Earn Out Obligation and (B) any Existing Earn Out Obligation, in each case, incurred, paid or accrued (including any adjustments thereto) during such period, provided that the aggregate total amount that may be added back under clause (vi)(A) shall not exceed $10,000,000 in any Test Period and in no event shall exceed $50,000,000 in the aggregate after the Closing Date;

(vii)       (A) any Charges related to the Closing Date Acquisition including any Charges related to the Obligations and the consummation of the Transactions (including, without limitation, any Charges related to licensing consent agreements and the assumption and satisfaction of certain liabilities of GBG, the Seller or their affiliates unrelated to the continuing business of the Borrower) and (B) any Charges related to any issuance of Equity Interests, conversion of debt, Acquisition, Disposition, Investment, Permitted Business Acquisition, recapitalization or the incurrence, amendment, modification or repayment of Indebtedness permitted to be incurred by this Agreement (in the case of factoring, securitization, credit insurance or similar financing solely to the extent such Charges would be included in the definition of Consolidated Fixed Charges), in each case, whether or not successful, and any amendment or other modification with respect to any of the foregoing, provided, that the aggregate total amount of all such Charges or other amounts that may be added back under this clause (vii)(B) shall not exceed, when taken together with the amounts added back pursuant to clauses (iv)(B) and (v) above and clauses (xix) and (xx) below, (A) with respect to all Test Periods ending on or prior to December 31, 2019, $55,000,000 and (B) with respect to any Test Period ending thereafter, 7.5% of EBITDA (or such larger percentage of EBITDA to the extent consented to from time to time by the Administrative Agent (acting at the direction of the Required Lenders)) for the relevant Test Period (calculated prior to giving effect to such addback);

(viii)      the amount of any Charge that is actually reimbursed or reimbursable by one or more third parties pursuant to indemnification or reimbursement provisions or similar agreements; provided that the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent certifying that any such Charge is reasonably expected to be reimbursed within the next four fiscal quarters (it being understood that, to the extent any such amount is not actually reimbursed within such fiscal quarters, such amount shall be deducted in calculating EBITDA for such fiscal quarters);

(ix)         any Charge incurred in connection with the rollover, acceleration or payout of Equity Interests held by management of the Borrower and/or any Subsidiary, to the extent that any such Charge is funded with Net Proceeds contributed to the Borrower (other than by a Subsidiary thereof) as a capital contribution or as a result of the sale or issuance of Equity Interests (other than Disqualified Stock) of the Borrower;

(x)          non-cash gains and losses with respect to Swap Agreements and other derivative instruments;

(xi)         non-cash currency translation gains and losses related to currency remeasurements of Indebtedness, and any net non-cash loss or gain resulting from any Swap Agreement for currency exchange risk;

(xii)        without duplication of any amount referred to in clause (viii) above, expenses incurred with respect to liability or casualty events or business interruption (to the extent covered by insurance) and, without duplication, cash proceeds of business interruption insurance actually received by the Borrower or any of its Subsidiaries;

(xiii)       cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period so long as the non-cash gain relating to the relevant cash receipt or netting arrangement was deducted in the calculation of EBITDA for any previous period and not added back;

(xiv)      the amount of any pro forma “run-rate” expected cost savings, operating expense reductions and synergies (net of actual amounts realized) that are reasonably identifiable and factually supportable (in the good faith determination of such person) related to (A) the Transactions and (B) after the Closing Date, any permitted Investment, Disposition, operating improvement, restructuring, cost savings or similar initiative, cost rationalization program, tax and/or tariff mitigation program, and/or other Specified Transaction; provided that such amounts under this clause (xiv) are realized or projected in good faith to be realized within 18 months of the consummation of the applicable transaction; provided further that the aggregate amount that is added back to EBITDA under this clause (xiv) shall not exceed, when taken together with all adjustments referred to in the final sentence of the definition of “Pro Forma Basis”, (A) with respect to all Test Periods ending on or prior to (i) December 31, 2018, 1.875% of EBITDA for the relevant Test Period (calculated prior to giving effect to such addback), (ii) March 31, 2019, 3.75% of EBITDA for the relevant Test Period (calculated prior to giving effect to such addback), (iii) June 30, 2019, 5.625% of EBITDA for the relevant Test Period (calculated prior to giving effect to such addback) and (iv) September 30, 2019, 7.5% of EBITDA for the relevant Test Period (calculated prior to giving effect to such addback) and (B) with respect to any Test Period ending thereafter, 5.0% of EBITDA (or such larger percentage of EBITDA to the extent consented to from time to time by the Administrative Agent (acting at the direction of the Required Lenders)) for the relevant Test Period (calculated prior to giving effect to such addback);

(xv)       [reserved];

(xvi)      Charges incurred under the Loan Documents, the First Lien Loan Documents or any Permitted Credit Support Arrangement (including in connection with any amendment or other modification (or proposed amendment or modification) hereto or thereto) and Charges paid or reimbursed to (or for the benefit of) the Administrative Agent, the Collateral Agent, any Lender, any other Secured Party or any “Secured Party” (as defined in the First Lien Credit Agreement) under the First Lien Credit Facility or the Credit Servicer or any other factor under any Permitted Credit Support Arrangement;

(xvii)     debt discount, debt issuance costs and prepayment expense, and any other Charges, incurred in connection with the issuance of Indebtedness permitted by the Loan Documents or the prepayment, repayment or retirement of existing Indebtedness or other obligations (including any premiums or other expenses paid in connection with the early termination of an operating lease or other Contractual Obligation);

(xviii)    Charges related to key man life insurance policies if the Administrative Agent is entitled to receive any of the proceeds thereof;

(xix)       Charges from (or incurred in connection with) discontinued operations, divested joint ventures, brand separations resulting from carve-out transactions, and other divested investments and other Charges related to the disposition, cessation or wind down of a brand, unit or division; provided that the aggregate total amount that may be added back pursuant to this clause (xix) shall not exceed, when taken together with the amounts added back pursuant to clauses (iv)(B), (v) and (vii)(B) above and clause (xx) below, (A) with respect to all Test Periods ending on or prior to December 31, 2019, $55,000,000 and (B) with respect to any Test Period ending thereafter, 7.5% of EBITDA (or such larger percentage of EBITDA to the extent consented to from time to time by the Administrative Agent (acting at the direction of the Required Lenders)) for the relevant Test Period (calculated prior to giving effect to such addback); and

(xx)        any Charge associated with any litigation and settlements thereof and/or payment of any actual or prospective legal settlement, fine, judgment or order arising from, or related to, the Transactions (including, without limitation, the failure obtain consents to licensing agreements); provided that the aggregate total amount of all such Charges or other amounts that may be added back pursuant to this clause (xx) shall not exceed, when taken together with the amounts added back pursuant to clauses (iv)(B), (v), (vii)(B) and (xix) above, (A) with respect to all Test Periods ending on or prior to December 31, 2019, $55,000,000 and (B) with respect to any Test Period ending thereafter, 7.5% of EBITDA (or such larger percentage of EBITDA to the extent consented to from time to time by the Administrative Agent (acting at the direction of the Required Lenders)) for the relevant Test Period (calculated prior to giving effect to such addback); minus

(b)          the sum of without duplication, those amounts which, have been included in calculating Consolidated Net Income for such period:

(i) non-cash items, gains or credits increasing such Consolidated Net Income for such period (excluding the recognition of deferred revenue or any non-cash items which represent the reversal of any accrual of, or reserve for, anticipated cash charges in any prior period and any items for which cash was received in any prior period);

(ii) any net after-tax nonrecurring or unusual gains or income (including for the avoidance of doubt, cancellation of debt income in connection with the Transactions or otherwise); and

(iii) any net after-tax gains or income from (or incurred in connection with) discontinued operations, divested joint ventures and other divested investments.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Consolidated Fixed Charges of, the depreciation and amortization and other non cash expenses or non-cash items of and the restructuring charges or expenses of, a Subsidiary of the Borrower will be added to (or subtracted from, in the case of non-cash items described in clause (b) above) Consolidated Net Income to compute EBITDA, (A) in the same proportion that the Net Income of such Subsidiary was added to compute such Consolidated Net Income of the Borrower and (B) only to the extent that a corresponding amount of the Net Income of such Subsidiary would be permitted at the date of determination to be dividended or distributed to the Borrower by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

Notwithstanding the foregoing, (A) EBITDA for the four fiscal period ended September 30, 2018 shall be $231,300,000 and for purposes of determining EBITDA for any Test Period that includes the quarterly periods ending December 31, 2017, March 31, 2018, June 30, 2018 and September 30, 2018, EBITDA for such quarterly periods shall be $60,000,000, $46,200,000, $23,100,000 and $102,000,000, respectively. For the avoidance of doubt, (x) EBITDA for the periods set forth in the immediately preceding sentence shall not be subject to further adjustment for such historical periods pursuant to the other provisions of the definition of “EBITDA” or the definition of “Pro Forma Basis” and (B) for purposes of determining EBITDA for any Test Period that includes the quarterly period ending December 31, 2018, EBITDA for such period shall be an amount equal to the sum of (x) the EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the period from the Closing Date through December 31, 2018 and (y) the product of (i) the gross revenue of the Borrower and its consolidated Subsidiaries for the period from October 1, 2018 through the Closing Date times (ii) the Applicable EBITDA Margin (as defined below). For purposes of the foregoing sentence, the “Applicable EBITDA Margin” shall be the actual profit margin of the Borrower over the time period described in the foregoing clause (x).

Notwithstanding anything to the contrary set forth herein, to the extent any Capital Expenditures are not included in Consolidated Fixed Charges, the amount of any such Capital Expenditures in any Test Period shall reduce the combined cap on adjustments to EBITDA contained in clauses (a)(iv), (v), (vii), (xix), and (xx) for such Test Period on a dollar for dollar basis.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean (a) any Lender, (b) any commercial bank, insurance company, or finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), (c) any Affiliate of any Lender, (d) any Approved Fund of any Lender, (e) GSO and (f) to the extent permitted under Section 9.04(g), any Affiliated Lender; provided that in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any Disqualified Institution (provided that the list of Disqualified Institutions (other than any “reasonably identifiable affiliate” (on the basis of such Affiliate’s name) included in the definition of “Disqualified Institution” is permitted to be made available to any Lender who specifically requests a copy thereof)) or (iii) except as permitted under Section 9.04(g), the Borrower or any of its Affiliates.

“EMU Legislation” shall mean the legislative measures of the European Union for the introduction of, changeover to or operation of the euro in one or more member states.

“environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees, directives, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters (to the extent relating to the environment or Hazardous Materials).

“Equity Contribution” shall mean receipt by the Borrower of at least $80,000,000 in cash common or rollover Equity Interests from Lenders, investors and members of management, of which at least (x) $25,000,000 shall be from Ares, (y) $25,000,000 shall be from Jason Rabin and (x) $25,000,000 shall be from GSO.

“Equity Interests” of any person shall mean any and all shares, interests, membership interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 or 303 of ERISA or Section 412 or 430 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event; (b)the failure to meet the minimum funding standard of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA with respect to any Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the failure to make by its due date a required contribution under Section 412(m) of the Code with respect to any Plan; (e) the failure to make any required contribution to a Multiemployer Plan; (f) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention, or the institution by the PBGC of proceedings, to terminate any Plan or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, (I) in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA, (II) in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA) or (III) insolvent within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“euro” or “€” shall mean the currency constituted by the Treaty on the European Union and as referred to in the EMU Legislation.

“Eurocurrency Base Rate” shall mean, for such Interest Period, the rate per annum equal to the ICE Benchmark Administration LIBOR Rate (“LIBOR”), as published by Reuters (or other commercially available source providing quotations of LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (such rate the, “LIBO Screen Rate”). If the LIBO Screen Rate is not available at such time for any reason for such Interest Period (an “Impacted Interest Period”), then the “Eurocurrency Base Rate” for such Interest Period shall be the Interpolated Rate. If such Interpolated Rate is unavailable at such time for any reason, then LIBOR for such Interest Period shall be the rate per annum determined by Administrative Agent to be the rate per annum equal to the offered quotation rate for first class banks in the London interbank market for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Eurocurrency Loan of 3 major London banks for which LIBOR is then being determined with maturities comparable to such Interest Period as of approximately 11:00 a.m. London time, two (2) Business Days prior to the commencement of such Interest Period, which determination shall be conclusive absent manifest error. Notwithstanding the foregoing, if the Eurocurrency Base Rate determined based on the foregoing is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate in accordance with the provisions of Article II.

“Eurocurrency Reserve Percentage” shall mean, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency Liabilities”). The Adjusted Eurocurrency Rate for each outstanding Eurocurrency Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Amount Prepayment Premium” shall have the meaning specified in Section 2.12(c).

“Excess Cash Flow” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any Excess Cash Flow Period, Net Receivables Financing Profit for such Excess Cash Flow Period (which shall be calculated without giving effect to (a)(xiv)), minus, the sum of the following, without duplication, and, in each case, to the extent paid in cash (or committed to be paid in cash on or prior the date of any required prepayment pursuant to Section 2.11):

(a)          Debt Service for such Excess Cash Flow Period, reduced by the aggregate principal amount of prepayments of Consolidated Total Debt (other than prepayments of the Loans) that would otherwise constitute scheduled principal amortization during such Excess Cash Flow Period, to the extent not financed, or intended to be financed, using the proceeds of, without duplication, the incurrence of Indebtedness (other than revolving loans and securitization and/or factoring advances), the sale or issuance of any Equity Interests or any Net Proceeds not otherwise required to prepay the Loans pursuant to Section 2.11 or the definition of the term “Net Proceeds”;

(b)          the amount of any voluntary prepayment or repurchases permitted hereunder of term Indebtedness (other than any Loans) during such Excess Cash Flow Period, in each case to the extent not financed, or intended to be financed, using the proceeds of, without duplication, the incurrence of Indebtedness (other than revolving loans and securitization and/or factoring advances), the sale or issuance of any Equity Interests or any Net Proceeds not otherwise required to prepay the Loans pursuant to Section 2.11 or the definition of the term “Net Proceeds”, in each case, to the extent that the amount of such prepayment is not already reflected in Debt Service;

(c)          (i) Capital Expenditures by the Borrower and the Subsidiaries on a consolidated basis during such Excess Cash Flow Period that are paid in cash and (ii) the aggregate consideration paid in cash during such Excess Cash Flow Period in respect of Permitted Business Acquisitions or any other Investments permitted hereunder, in each case, to the extent not financed with the proceeds of, without duplication, the incurrence of Indebtedness (other than revolving loans and factoring advances), the sale or issuance of any Equity Interests or any Net Proceeds not otherwise required to prepay the Loans pursuant to Section 2.11 or the definition of the term “Net Proceeds” (less any amounts received in respect thereof as a return of capital);

(d)          cash payments made in respect of (i) Earn Out Obligations or similar deferred or contingent purchase price obligations or (ii) Existing Earn Out Obligations during such Excess Cash Flow Period to the extent not financed, or intended to be financed, using the proceeds of, without duplication, the incurrence of Indebtedness (other than revolving loans and factoring advances), provided that the aggregate total that may reduce Excess Cash Flow under clause (d)(i) shall not exceed $7,500,000 in any Excess Cash Flow Period and in no event shall exceed $37,500,000 in the aggregate after the Closing Date;

(e)          the amount of Dividends made pursuant to Section 6.06 (other than Section 6.06(d) and (g)), Junior Indebtedness Payments made in cash pursuant to Section 6.09(b)(i), during such Excess Cash Flow Period, in each case, to the extent not financed, or intended to be financed, using the proceeds of, without duplication, the incurrence of Indebtedness (other than revolving loans and securitization and/or factoring advances);

(f)          cash payments made in respect of the Transactions or any other Acquisition, including to satisfy any payment obligations owing under the Acquisition Agreement or any other acquisition or purchase agreement, payments with respect to transition services, spin out and set up costs, brand separations, licensing consent agreements and other Charges described in clause (iv) of the definition of EBITDA (up to the amount of such cash payments actually made) and amounts required to be paid in connection with, or as a result, of any working capital purchase price adjustments during such Excess Cash Flow Period, in each case, to the extent not financed, or intended to be financed, using the proceeds of, without duplication, the incurrence of Indebtedness (other than revolving loans and securitization and/or factoring advances) and other than any such cash payments made with the proceeds of amounts funded to the Company and its Subsidiaries in connection with the Transactions;

(g)          Taxes paid in cash by the Borrower and the Subsidiaries on a consolidated basis during such Excess Cash Flow Period or that will be paid within six months after the close of such Excess Cash Flow Period and for which reserves have been established, including tax expense measured by income or capital to the extent added back to Consolidated Net Income in the determination of Net Receivables Financing Profit; provided, that any amount so deducted that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period;

(h)          an amount equal to any increase in Working Capital of the Borrower and the Subsidiaries for such Excess Cash Flow Period;

(i)          cash expenditures made in respect of Swap Agreements during such Excess Cash Flow Period, to the extent not reflected in the computation of Net Receivables Financing Profit or Cash Interest Expense;

(j)          without duplication of any exclusions to the calculation of Consolidated Net Income or Net Receivables Financing Profit, amounts paid in cash during such Excess Cash Flow Period on account of (A) items that were accounted for as noncash reductions of Net Income in determining Consolidated Net Income or as noncash reductions of Consolidated Net Income in determining Net Receivables Financing Profit in a prior Excess Cash Flow Period and (B) reserves or accruals established in purchase accounting;

(k)          to the extent not deducted in the computation of Net Proceeds in respect of any asset Disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith to the extent that the income or gain realized from the transaction giving rise to such Net Proceeds exceeds the aggregate amount of all such mandatory prepayments and Capital Expenditures made with such Net Proceeds;

(l)          all amounts increasing Net Receivables Financing Profit in accordance with the definition of “Pro Forma Basis” or otherwise in accordance with any provision of the Loan Documents that required Net Receivables Financing Profit to be calculated on a Pro Forma Basis;

(m)          the amount related to items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating Net Receivables Financing Profit to the extent such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Excess Cash Flow Period), or an accrual for a cash payment, by the Borrower and the Subsidiaries or did not represent cash received by the Borrower and the Subsidiaries, in each case on a consolidated basis during such Excess Cash Flow Period;

(n)          the aggregate amount of all non-cash income, gains and credits included in the calculation of Consolidated Net Income or specifically added back to Consolidated Net Income in the calculation of Net Receivables Financing Profit for such Excess Cash Flow Period; and

(o)          any fees or expenses paid in cash during such Excess Cash Flow Period in connection with any Investment, Disposition, incurrence or repayment of Indebtedness, issuance of Equity Interests or amendment or modification to any debt instrument (including any amendment or other modification to this Agreement or the other Loan Documents), and any transaction undertaken and not completed, in each case, to the extent not financed, or intended to be financed, using the proceeds of, without duplication, the incurrence of Indebtedness (other than revolving loans and securitization and/or factoring advances), plus, without duplication,

(a)          an amount equal to any decrease in Working Capital of the Borrower and the Subsidiaries for such Excess Cash Flow Period;

(b)          the amount of net proceeds in the form of cash or Cash Equivalents received by the Borrower or any Subsidiary with respect to the termination of license agreements;

(c)          all amounts referred to in clause (c) above to the extent funded with, without duplication, (i) the proceeds of the sale or issuance of Equity Interests of, or capital contributions to, the Borrower after the Closing Date, (ii) the proceeds of Indebtedness (other than Revolving Loans (as defined in the First Lien Credit Agreement)) or (iii) any Net Proceeds not otherwise required to prepay the Loans pursuant to Section 2.11 or the definition of the term “Net Proceeds”, in each case, to the extent there is a corresponding deduction from Excess Cash Flow above;

(d)          [reserved];

(e)          cash payments received in respect of Swap Agreements during such Excess Cash Flow Period to the extent (i) not included in the computation of Net Receivables Financing Profit or (ii) such payments do not reduce Cash Interest Expense;

(f)          any extraordinary or nonrecurring gain realized in cash during such Excess Cash Flow Period, except to the extent such gain consists of Net Proceeds subject to Section 2.11(b) or not otherwise required to prepay the Loans pursuant to Section 2.11 or the definition of the term “Net Proceeds”;

(g)          to the extent deducted in the computation of Net Receivables Financing Profit, cash interest income; and

(h)          the amount related to items that were deducted from or not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating Net Receivables Financing Profit to the extent either (x) such items represented cash received by the Borrower or any Subsidiary or (y) such items do not represent cash paid by the Borrower or any Subsidiary, in each case on a consolidated basis during such Excess Cash Flow Period, in each case, except to the extent such amount consists of Net Proceeds subject to Section 2.11(b) or not otherwise required to prepay the Loans pursuant to Section 2.11 or the definition of the term “Net Proceeds”.

“Excess Cash Flow Period” shall mean (a) the fiscal year of the Borrower ending on December 31, 2019, and (b) each fiscal year of the Borrower ended thereafter.

“Excess Prepayment Amount” shall have the meaning specified in Section 2.12(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Accounts” shall mean (a) deposit accounts, securities accounts, or commodity accounts (each as defined in the Uniform Commercial Code) which in the aggregate contain less than $5,000,000 at any one time, including the market value of any securities, commodities, contracts or other assets therein, (b) any other deposit account, securities account or commodity account that is or used exclusively as a (i) payroll, healthcare or other employee wage benefits account, (ii) withholding tax account (including sales tax account), (iii) escrow or permitted defeasance and redemption account, (iv) fiduciary or trust account, together with the funds or other property held in or maintained in any such account (including, without limitation) any fiduciary accounts required to be maintained by any regulatory or quasi-regulatory body) or (v) zero balance account, (c) deposit accounts, securities accounts, or commodity accounts maintained in the ordinary course of business with depositary banks outside the United States.

“Excluded Assets” shall mean:

(a)          all leasehold interests (other than the Headquarters);

(b)          all fee-owned real property with a fair market value of less than $5,000,000, provided that in no event shall any Loan Party be required to provide a Mortgage or other Lien on any real property if such Mortgage or other Lien would require approval from any Governmental Authority;

(c)          except to the extent a security interest therein can be perfected by the filing of UCC financing statements, motor vehicles and other assets subject to certificates of title;

(d)          letter of credit rights less than $5,000,000 (individually) (except to the extent a security interest therein can be perfected by the filing of UCC financing statements);

(e)          commercial tort claims below $5,000,000 (individually);

(f)          Excluded Equity Interests;

(g)          a security interest to the extent the Borrower and the Required Lenders reasonably determine that the burden or cost of perfecting such security interest outweighs the benefit of such security to the Lenders;

(h)          any intent to use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application or any registration issuing therefrom under applicable Federal Law;

(i)          Margin Stock;

(j)          any non-US assets or assets of the Borrower and its Subsidiaries that require action under the Law of any non-US jurisdiction to create or perfect a security interest in such assets, including any Intellectual Property in any non-US jurisdiction (and no security agreements or pledge agreements governed under the Laws of any non-US jurisdiction shall be required in respect of such assets);

(k)          (1) property subject to a purchase money security agreement, Capital Lease or similar arrangement to the extent the granting of a security interest therein is prohibited thereby or otherwise requires consent, unless such consent is obtained, and/or (2)) any lease, license, contract, instrument or other agreements or any property (including personal property) subject to a purchase money security interest, Capitalized Lease Obligation or similar arrangements, in each case to the extent permitted under the Loan Documents, to the extent that a pledge thereof or a security interest therein would violate or invalidate such lease, license, contract, instrument or agreement, purchase money, Capitalized Lease or similar arrangement, or create a right of termination or acceleration of payment or performance obligations in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment clauses of the Uniform Commercial Code and other applicable Laws, other than the proceeds and accounts receivables thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code and other applicable Laws notwithstanding such prohibition, provided that with respect to any license or sublicense acquired as part of the Acquisition, the Loan Parties shall have used commercially reasonable efforts to obtain such consents;

(l)          any Governmental licenses, permits, franchises, charters, authorizations and other regulated assets, to the extent the grant of such security interest (1) is prohibited or restricted thereby, (2) requires prior notice to any regulatory authority which has not been made (or any required waiting period associated therewith has not expired) or (3) requires the consent, approval, license or authorization of any regulatory authority which has not been received, in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Law;

(m)        any Securitization Assets (solely to the extent subject to a non-recourse Qualified Securitization Financing made to a Securitization Subsidiary transferred in accordance with Section 6.05 hereof);

(n)         any asset or personal property held directly or indirectly by an Excluded Foreign Subsidiary;

(o)         assets and personal property to the extent a security interest in such assets or personal property would result in material adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower and the Required Lenders; and

(p)         Excluded Accounts, except, in the case of the Excluded Accounts described in clauses (a), (b)(v) and (c) of the definition of “Excluded Accounts”, to the extent a security interest therein can be perfected by the filing of UCC financing statements.

“Excluded Contributions” shall mean the cash and Cash Equivalents received by the Borrower from:

(a)         contributions in respect of its Equity Interests (other than Disqualified Stock), and

(b)         the sale (other than to a Subsidiary of the Borrower or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower or any of its Subsidiaries) of Equity Interests (other than Disqualified Stock) of the Borrower, in each case, as designated as Excluded Contributions pursuant to an Officer’s Certificate executed by a Responsible Officer of the Borrower.

“Excluded Equity Interests” shall mean:

(a)          any Equity Interests with respect to which, in the reasonable judgment of the Required Lenders and the Borrower, the cost of pledging such Equity Interests shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom,

(b)          Voting Stock in excess of 65% of the issued and outstanding Voting Stock of any wholly-owned first tier subsidiary that is an Excluded Foreign Subsidiary (provided, that any first-tier foreign subsidiary that is a disregarded entity for tax purposes shall be deemed to be a Domestic Subsidiary for purposes of this clause (b)),

(c)          any Equity Interests in any Subsidiary to the extent, and for so long as, the pledge thereof would be prohibited by any applicable Law (including any legally effective requirement to obtain the consent of any Governmental Authority unless such consent has been obtained),

(d)          any Equity Interests of any Subsidiary (other than as described in clause (b)) to the extent that the pledge of such Equity Interests would result in material adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower and the Required Lenders; and

(e)          any Equity Interests issued by any entity other than a Wholly Owned Subsidiary (other than any Domestic Subsidiary that becomes a non-Wholly Owned Subsidiary after the Closing Date as a result of (i) the disposition or issuance of Equity Interests of such Domestic Subsidiary in either case to a Person that is not an unaffiliated third party, (ii) any transaction entered into in contemplation hereof or primarily in contemplation of such Domestic Subsidiary’s ceasing to constitute a Subsidiary Guarantor or (iii) the disposition or issuance of Equity Interests of such Domestic Subsidiary for less than the fair market value of such shares as reasonably determined by the Borrower) to the extent prohibited by the Organizational Documents or other Contractual Obligation applicable to such person requiring third party consent (other than the consent of Borrower or any of its Subsidiaries).

“Excluded Foreign Subsidiary” shall mean (i) any Foreign Subsidiary that is a CFC and (ii) any Subsidiary that has no material assets other than Equity Interests of, or Equity Interests and indebtedness of, one or more CFCs.

“Excluded Indebtedness” shall mean all Indebtedness permitted to be incurred under Section 6.01 (as amended or waived from time to time).

“Excluded Subsidiary” shall mean (with the exception of any Subsidiary that owns any material Intellectual Property that is used in the business of any of the Loan Parties or any Subsidiary that is party to any Material License Agreement):

(a)          any Subsidiary that is not a Wholly Owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 5.11 (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary), other than any Domestic Subsidiary that becomes a non-Wholly Owned Subsidiary after the Closing Date as a result of (i) the disposition or issuance of Equity Interests of such Domestic Subsidiary in either case to a Person that is not an unaffiliated third party, (ii) any transaction entered into primarily in contemplation of such Domestic Subsidiary’s ceasing to constitute a Subsidiary Loan Party or (iii) the disposition or issuance of Equity Interests of such Domestic Subsidiary for less than the fair market value of such shares as reasonably determined by the Borrower),

(b)          any Subsidiary that is prohibited by (x) subject to clause (g) below, applicable Law or (y) Contractual Obligation from guaranteeing or securing the Obligations (and for so long as such restriction is in effect); provided that in the case of clause (y), such Contractual Obligation existed on the Closing Date or, with respect to any Subsidiary acquired by the Borrower or a Subsidiary after the Closing Date (and so long as such Contractual Obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired,

(c)          (i) any direct or indirect Foreign Subsidiary, (ii) any Subsidiary that is described in clause (ii) of the defined term “Excluded Foreign Subsidiary”, (iii) any direct or indirect Subsidiary of an Excluded Foreign Subsidiary, or (iv) any other Subsidiary for which the provision of a Guarantee or granting a security interest in respect of such Subsidiary would result in a material adverse tax consequence to Borrower or one of its Subsidiaries (as reasonably determined by the Borrower in consultation with the Required Lenders),

(d)          any Immaterial Subsidiary for so long as such Subsidiary remains an Immaterial Subsidiary,

(e)          any other Subsidiary with respect to which, in the reasonable judgment of the Required Lenders and the Borrower, the cost of providing a Guarantee or granting a security interest shall be excessive in view of the benefits to be obtained by the Lenders therefrom,

(f)          any Subsidiary that would require any consent, approval, license or authorization from any Governmental Authority to provide a Guarantee or grant a security interests unless such consent, approval, license or authorization has been received, or is received after commercially reasonable efforts by the Borrower and/or such Subsidiary to obtain the same, and

(g)          any captive insurance Subsidiaries, any special purpose factoring entities or any special purpose securitization vehicle or any Securitization Subsidiary (in each case, solely to the extent subject to a Qualified Securitization Financing or a Permitted Credit Support Arrangement), any broker-dealer subsidiaries, bank or trust company subsidiaries or a not-for-profit Subsidiary.

“Excluded Taxes” shall mean, with respect to any Recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, the following Taxes:

(a)          Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes,

(b)          in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office,

(c)          Taxes attributable to such Recipient’s failure to comply with Section 2.17(g) and

(d)           any withholding Taxes imposed under FATCA.

“Existing Earn Out Obligations” shall mean those Earn Out Obligations existing on the Closing Date and described on Schedule B.

“Existing Indebtedness” shall mean all third party Indebtedness of the Borrower, the Acquired Business and their respective Subsidiaries (other than existing Indebtedness (including ordinary course Capital Leases, equipment financings, letters of credit, Existing Letters of Credit and other similar financings arrangements) contemplated hereby to remain outstanding after the Closing Date and listed on Schedule 6.01).

“Existing Letters of Credit” shall mean those letters of credit described on Schedule A.

“fair market value” shall mean, with respect to any asset or property, the price that could be negotiated in an arms’ length transaction between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (charged on such day on such transactions as determined by the Administrative Agent).

“Fee Letter” shall mean that certain Fee Letter dated as of June 27, 2018, by and among GSO and the Borrower.

“Fees” shall mean the Administrative Agent Fees, the Collateral Agent Fees and any other fees due hereunder (including, without limitation, pursuant to Section 2.12).

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“First-Second Intercreditor Agreement” shall mean (x) that Intercreditor Agreement dated as of the date hereof among ACF FINCO I LP as Senior Agent, the Collateral Agent as Junior Agent and the representatives for purposes thereof for holders of one or more other classes of Indebtedness, the Borrower, the other Loan Parties and the other parties thereto and (y) any other intercreditor agreement entered into from time to time by the holders of one or more classes of Indebtedness, the Loan Parties and the Collateral Agent and any lender or agent from time to time and designated by the Collateral Agent and the Borrower as a “First-Second Intercreditor Agreement”, in each case, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, and which term shall also include any replacement intercreditor agreement entered into in accordance with the terms hereof.

“First Lien Administrative Agent” shall mean (x) the “administrative agent” under and as defined in the First Lien Credit Agreement, (y) any successor administrative agent permitted by the terms of the First Lien Credit Agreement and/or (y) any administrative or similar agent under the documentation evidencing a Permitted Refinancing of the First Lien Credit Agreement and designated by the Borrower and the Administrative Agent as a “First Lien Administrative Agent” from time to time.

“First Lien Credit Agreement” shall mean the First Lien Credit Agreement dated as of the date hereof among the Borrower, Ares Capital Corporation as administrative agent, ACF FINCO I LP as collateral agent and the several banks and other financial institutions from time to time parties thereto as lenders, as such agreement may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time in accordance with terms of the First-Second Intercreditor Agreement.

“First Lien Credit Facilities” shall mean the “Credit Facilities” under and as defined in the First Lien Credit Agreement as of the date hereof and any similar term in the First Lien Credit Agreement as the First Lien Credit Agreement may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time.

“First Lien Lenders” shall mean (x) each of the lenders under and as defined in the First Lien Credit Agreement from time to time, or, as the context may require, (y) each of the lenders (or equivalent Persons) of a parties to the documents governing Permitted Refinancing Indebtedness entered into in the place of the First Lien Credit Agreement and designed by the Borrower and the Administrative Agent as “Firsts Lien Lenders” from time to time.

“First Lien Loan Documents” shall mean (x) the “Loan Documents” as such term is defined in the First Lien Credit Agreement as of the Closing Date and, as the context may require, (y) “Loan Documents” (or equivalent term) as defined in credit agreement, note purchase agreement, indenture or other documents entered into in connection with any Permitted Refinancing of the First Lien Credit Agreement and governing such Permitted Refinancing Indebtedness; in each case, as such documents may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time in accordance with the terms of the First-Second Intercreditor Agreement.

“Foreign Lender” shall mean any Lender which for U.S. federal income tax purposes (i) is regarded as a separate entity and is not a U.S. Person or (ii) is disregarded as a separate entity and has a regarded owner that is not a U.S. Person.

“Foreign Subsidiary” shall mean any Subsidiary (together with its successors) that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Funding Conditions Provision” shall have the meaning assigned to such term in Section 4.01.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02; provided, that any reference to the application of GAAP in Sections 3.13(a), 3.13(b), 3.20, 5.03, 5.07 and 6.02(e), to a Foreign Subsidiary (and not as a consolidated Subsidiary of the Borrower) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including (i) any supra-national bodies or public international organizations such as the European Union or the European Central Bank, or World Bank and (ii) the National Association of Insurance Commissioners).

“GSO” shall mean GSO Capital Partners LP and/or its managed funds or Affiliates.

“GSO Representative” shall mean GSO Capital Partners LP.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (1) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (2) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranty Agreement” shall mean the Guaranty Agreement, in the substantially in the form of Exhibit E, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, among the Borrower, each Loan Party and the Collateral Agent.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Headquarters” shall mean the Borrower’s headquarters located at 350 Fifth Ave, Empire State Building, New York, NY 10118.

“Highest Lawful Rate” shall mean the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Hudson Notes” shall mean the notes set forth on Schedule C.

“Immaterial Subsidiary” shall mean any Subsidiary that did not, as of the last day of the fiscal quarter of the Borrower most recently ended and Reported, have assets with a value in excess of 2.5% of the Consolidated Total Assets or have Net Receivables Financing Profit representing in excess of 2.5% of Net Receivables Financing Profit as of such date and, when taken together with all other Immaterial Subsidiaries as of the last day of the fiscal quarter of the Borrower most recently ended and Reported, did not have assets with a value in excess of 5.0% of the Consolidated Total Assets or Net Receivables Financing Profit representing in excess of 5.0% of Net Receivables Financing Profit as of such date (the “Excluded Subsidiary Limit”). In the event that the Immaterial Subsidiaries, taken together, as of the last day of the fiscal quarter of the Borrower most recently ended and Reported have assets representing in excess of 5.0% of the Consolidated Total Assets or Net Receivables Financing Profit in excess of 5.0% of Net Receivables Financing Profit as of such date, the Borrower shall designate, in its reasonable discretion, one or more Immaterial Subsidiaries to no longer be Immaterial Subsidiaries as may be necessary such that the foregoing Excluded Subsidiary Limit shall not be exceeded, and any such Subsidiary shall thereafter not be deemed to be an Immaterial Subsidiary hereunder (each such change, an “Immaterial Subsidiary Update”). Each Immaterial Subsidiary as of the Closing Date shall be set forth on Schedule 1.01(b), and to the extent that there is an Immaterial Subsidiary Update from time to time, in connection with such update (but not more frequently than the delivery of a quarterly Compliance Certificate is required pursuant to Section 5.04(e)) the Borrower shall provide the Required Lenders with an updated Schedule 1.01(b) which reflect the Immaterial Subsidiaries at such time. Notwithstanding the foregoing, no Subsidiary shall constitute an Immaterial Subsidiary if such Subsidiary owns or possesses rights to any material intellectual property used in the business of the Borrower and its Subsidiaries or if such Subsidiary is a party to any Material License Agreement.

“Impacted Interest Period” shall have the meaning set forth in the definition of “Eurocurrency Base Rate.”

“Indebtedness” of any person shall mean, without duplication:

(a)          all obligations of such person for borrowed money and all obligations of such person evidenced by bonds (other than performance, surety or statutory bonds or other similar instruments issued in the ordinary course of business), debentures, notes or similar instruments;

(b)          all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(c)          all obligations of such person (other than intercompany items) issued or assumed as the deferred purchase price of property or services incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof (other than (x) accrued expense obligations and trade accounts payable in the ordinary course of business and (y) Earn Out Obligations or similar deferred or contingent purchase price obligations that are not yet due and payable and are not expected to be due and payable in accordance with the documentation giving rise thereto);

(d)          all Guarantees by such person of Indebtedness of others treated as Indebtedness pursuant to another clause of this definition;

(e)          all Capital Lease Obligations of such person;

(f)          all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements;

(g)          the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit;

(h)          the principal component of all obligations of such person in respect of bankers’ acceptances; and

(i)          the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock).

The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof in which case such Indebtedness shall not be more than the amount of such Indebtedness that is recourse to such person; provided, however, that, notwithstanding the foregoing, Indebtedness for purposes of this Agreement and the other Loan Documents, including for the purposes of calculating the financial covenant in Section 6.10 or calculating any financial ratio (including for the purposes of calculating Pro Forma Compliance with respect of any incurrence or other test hereunder), Indebtedness shall be deemed not to include (i) contingent obligations incurred in the ordinary course of business, (ii) deferred or prepaid revenues, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) [reserved], (v) obligations to make payments in respect of money backed guarantees offered to customers in the ordinary course of business, (vi) obligations to make payments to one or more insurers in respect of profit sharing arrangements entered into in the ordinary course of business, (vii) any amounts available and not drawn under any available commitments or (viii) the obligations of any person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as in effect on the Closing Date, or in excess of the amount of such Indebtedness that would be recourse to such person.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Initial Amount Prepayment Premium” shall have the meaning specified in Section 2.12(c).

“Initial Prepayment Amount” shall have the meaning specified in Section 2.12(c).

“Intellectual Property” shall have the meaning assigned to such term in the Collateral Agreement.

“Intellectual Property Security Agreements” shall mean a Copyright Security Agreement, a Patent Security Agreement, and a Trademark Security Agreement, forms of which are attached as exhibits to the Collateral Agreement.

“Intercreditor Agreement” shall mean each of the First-Second Intercreditor Agreement, the PNC Intercreditor Agreement, any other Customary Intercreditor Agreement or any other agreement designated by the Borrower and the Administrative Agent from time to time as an “Intercreditor Agreement”, and “Intercreditor Agreements” means any two or more of each of the foregoing, in each case, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any person for any period, the sum of, without duplication, (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (iv) net payments and receipts (if any) pursuant to interest rate hedging obligations, and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees, (b) capitalized interest of such person, whether paid or accrued, and (c) commissions, discounts, yield and other fees and charges incurred for such period in connection with any accounts receivables financing of such person or any of its subsidiaries that are payable to persons other than the Borrower and the Subsidiaries.

“Interest Payment Date” shall mean, (a) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type and (b) with respect to any ABR Loan, the last Business Day of each calendar quarter (being the last Business Day of March, June, September and December of each year).

“Interest Period” shall mean, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 3 or 6 months thereafter (or 12 months thereafter, a period shorter than 3 months or such other period, in each case, if at the time of the relevant Borrowing, all Lenders agree to make interest periods of such length available), as the Borrower may elect, or the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interpolated Rate” shall mean, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” shall have the meaning set forth in Section 6.04.

“Junior Indebtedness” shall mean, collectively, Indebtedness of the Borrower or any of its Subsidiaries that is (x) secured by a Lien that is junior in priority to the Lien securing the Obligations, or (y) by its terms contractually subordinated in right of payment to all or any portion of the Obligations or (z) unsecured, in each case, other than intercompany Indebtedness among the Borrower and its Subsidiaries and Indebtedness incurred under Section 6.01(e); which for the avoidance of doubt, as of the Closing Date includes, the Hudson Notes and the Closing Date Subordinated Note, but excludes any Existing Earn Out Obligations.

“Latest Maturity Date” shall mean, as of any date of determination, the latest final stated maturity date applicable to any Loans or Commitments hereunder at such time, in each case as extended in accordance with this Agreement from time to time.

“Laws” shall mean, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Leased Material Real Property” shall mean the leased real property set forth on Schedule 3.18.

“Lender” shall mean any lender with a Commitment or an outstanding Loan.

“LIBO Screen Rate” shall have the meaning set forth in the definition of “Eurodollar Base Rate”.

“Li & Fung” shall mean Li & Fung (Trading Limited), a company incorporated in Hong Kong.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary), any purchase option, call or similar right of a third party with respect to such securities; provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Acquisition” shall mean any Permitted Business Acquisition by the Borrower or one or more of its Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan Documents” shall mean this Agreement, the Security Documents, each Compliance Certificate, any promissory note issued under Section 2.09(e), solely for the purposes of 7.01(c) hereof, the Agency Fee Letter, the Fee Letter and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of a Loan Party for the benefit of the Administrative Agent, the Collateral Agent or Lender in connection herewith on or after the date hereof.

“Loan Parties” shall mean the Borrower and the Subsidiary Loan Parties.

“Loans” or “Loan” shall mean any term loan made by the Lenders to the Borrower pursuant to Section 2.01(a). The aggregate principal amount of the Loans outstanding as of Closing Date is $668,000,000.

“Local Time” shall mean New York City time.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) on the Closing Date, a Material Adverse Effect (as defined in the Acquisition Agreement) as it relates to the Closing Date Acquisition and (b) after the Closing Date, the existence of any event, development or circumstance that, has had or would reasonably be expected to have a material adverse effect on (i) the business, property, operations or financial condition of the Borrower and the Subsidiaries, taken as a whole, (ii) the ability of the Loan Parties, taken as whole, to fully and timely perform their Obligations or (iii) the validity or enforceability of this Agreement or any other Loan Document or the security interest of the Collateral Agent in any material Collateral or the rights and remedies of the Administrative Agent, Collateral Agent or any of the Lenders thereunder.

“Material Agreement” shall mean any agreement, contract or instrument to which any Loan Party is a party or by which any Loan Party or any of its properties is bound (including, without limitation with respect to customers and/or suppliers) (i) pursuant to which any Loan Party receives or will receive revenue (as determined in accordance with GAAP on the financial statements of the Borrower), in excess of $50,000,000 in any Test Period, (ii) governing, creating, evidencing or relating to Material Indebtedness of any Loan Party, (iii) the termination or suspension of which, or the failure of any party thereto to perform its obligations thereunder, would reasonably be expected to have a Material Adverse Effect, (iv) which constitutes a Material License Agreement or (v) any Qualified Securitization Financing Documentation.

“Material Indebtedness” shall mean any (i) Indebtedness (other than Loans and the Closing Date Subordinated Convertible Note) of any one or more of the Borrower or any Subsidiary in an aggregate principal amount exceeding $28,750,000 and (ii) the Hudson Notes.

“Material License Agreements” shall mean license agreements, (i) the termination or suspension of which, or the failure of any party thereto to perform its obligations thereunder, would reasonably be expected to have a Material Adverse Effect or (ii) pursuant to which the Borrower and its Subsidiaries has received revenue, in excess of $50,000,000 in any Test Period.

“Material Subsidiary” shall mean any Subsidiary other than Immaterial Subsidiaries.

“Maturity Date” shall mean the date that is the six year anniversary of the Closing Date.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean each real property encumbered by a Mortgage pursuant to Section 5.11.

“Mortgages” shall mean the mortgages, debentures, hypothecs, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered pursuant to Section 5.11, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, with respect to Mortgaged Properties, each in form and substance reasonably satisfactory to the Required Lenders.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA to which the Borrower or any Subsidiary or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a)          100% of the proceeds in the form of cash and Cash Equivalents actually received by the Borrower or any Subsidiary (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Takings or Casualty Event or any sale, transfer or other Disposition or Asset Sale pursuant to Section 6.05 (a)(iii), (h), (j) (solely to the extent relating to a non-ordinary course one- time payment in respect of a sale of an individual license or cross-license), (l), (o), (r), or (s) (including any sale and leaseback of assets and any mortgage or lease of real property) net of the sum of (i) any fees and/or out-of-pocket expenses (including, without limitation, attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset (other than pursuant hereto), other customary expenses and brokerage, consultant and other fees actually incurred in connection therewith), (ii) the principal amount of any Indebtedness that is required to be repaid in connection with such Asset Sale, Disposition, or Takings or Casualty Event (other than Indebtedness under the Loan Documents) and is secured by a lien on such asset permitted pursuant to Section 6.02 on a basis senior to the lien on such assets securing the Collateral, together with any applicable premiums, penalties, interest and/or breakage costs, (iii) Taxes paid or payable as a result thereof or reasonably estimated to be payable in connection therewith by the Borrower or such Subsidiary and attributable to such Asset Sale, Disposition or Takings or Casualty Event, (including, where the proceeds are realized by a Subsidiary of the Borrower, any incremental foreign, state and/or local income taxes would be imposed as a result of distributing the proceeds in question from any Subsidiary to the Borrower) and (iv) any reserve for adjustment in respect of (1) the sale price of such asset or assets established in accordance with GAAP and (2) any liabilities associated with such asset or assets and retained by the Borrower or any of its Subsidiaries after such Asset Sale or Disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and it being understood that “Net Proceeds” shall include, without limitation, any cash or Cash Equivalents (x) received upon the Disposition of any non-cash consideration received by the Borrower or any Subsidiary in respect of any such Asset Sale, Disposition or Takings or Casualty Event and (y) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (iv) above or, if such liabilities have not been satisfied in cash and such reserve has not been reversed within 180 days after any such Asset Sale or Disposition, the amount of such reserve; provided, that, if no Event of Default exists, the Borrower or any Subsidiary may deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent promptly after receipt of any such proceeds, but in no event to exceed 5 Business Days after any Loan Party’s or a Subsidiary’s receipt of any such proceeds, setting forth such Loan Party’s or such Subsidiary’s intention to use, or to commit to use, any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower or any Subsidiaries or to make investments in Permitted Business Acquisitions or Investments permitted by Section 6.04, in each case, if such certificate shall have been delivered, within twelve months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not so used (or committed to be used) within such twelve-month period (and if subject to a binding contract for reinvestment within such twelve-month period, an additional six months after such initial twelve month period), provided, that (x) no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed $2,500,000 and (y) no proceeds shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such proceeds in such fiscal year shall exceed $7,500,000 (and in such case, only the amount of such proceeds in excess of such threshold amounts described in clauses (x) and (y) of this proviso shall be constitute Net Proceeds); provided that the amounts that shall not constitute Net Proceeds solely pursuant to the foregoing clauses (x) and (y) shall not in the aggregate exceed $15,000,000; provided, still, further, that pending such reinvestment such proceeds may be applied to temporarily reduce outstanding Revolving Loans (as defined in the First Lien Credit Agreement);

(b)          100% of the proceeds in the form of cash and Cash Equivalents from the incurrence, issuance or sale by the Borrower or any of its Subsidiaries of any Indebtedness, debt like securities (other than Excluded Indebtedness) or Equity Interests (other than Excluded Contributions) of the Borrower and its Subsidiaries, in each case, net of all taxes (including, where the proceeds are realized by a Subsidiary of the Borrower, any incremental foreign, state and/or local income taxes would be imposed as a result of distributing the proceeds in question from any Subsidiary to the Borrower) paid or payable as a result thereof or reasonably estimated to be payable in connection therewith and fees and/or out-of-pocket expenses (including, without limitation, attorneys’ fees, accountants’ fees, investment banking fees, underwriting discounts, commissions and other customary costs, fees and expenses), in each case incurred in connection with such equity issuance, or, as the context may require, incurrence, borrowing or issuance of Indebtedness;

(c)          100% of the proceeds in form of cash and Cash Equivalents and from the receipt by the Borrower or any of its Subsidiaries of extraordinary and nonrecurring receipts, including without limitation, corporate tax refunds, net of all taxes (including, where the proceeds are realized by a Subsidiary of the Borrower, any incremental foreign, state and/or local income taxes would be imposed as a result of distributing the proceeds in question from any Subsidiary to the Borrower) paid or payable as a result thereof or reasonably estimated to be payable in connection therewith and fees and/or out-of-pocket expenses (including, without limitation, attorneys’ fees, accountants’ fees, commissions and other customary costs, fees and expenses), in each case incurred in connection with such extraordinary and nonrecurring receipt; provided that no proceeds realized in a transaction or receipt shall constitute Net Proceeds unless such proceeds exceed $5,000,000 (and in such case, only the amount of such proceeds in excess of such threshold amounts shall be constitute Net Proceeds); provided that the amounts that shall not constitute Net Proceeds solely pursuant to the foregoing proviso shall not in the aggregate exceed $10,000,000; and

(d)           100% of the proceeds in the form of cash and Cash Equivalents payable to (and actually received by) the Borrower pursuant to the Acquisition Agreement (excluding (x) payments with respect to working capital adjustments and (y) indemnity payments owing to third parties, but including any amounts paid with respect to the failure to obtain consents to the transfer of Intellectual Property in connection with the Transactions), net of all taxes and fees and/or out-of-pocket expenses (including, without limitation, attorneys’ fees, accountants’ fees, commissions and other customary costs, fees and expenses).

provided that in the case of the events described in clauses (a), (b) and (c) above, if the amount of any estimated Taxes or other liabilities exceeds the amount of Taxes actually required to be paid (after taking into account any available tax credits or deductions and any tax sharing arrangements) in cash and Cash Equivalents in connection with such events, the aggregate amount of such excess shall constitute Net Proceeds with respect to such event; provided, further that in the case of clauses (a), (b) and (c) above, if a portion of the Net Proceeds would otherwise be attributable to another person other than a Loan Party or a Wholly-Owned Subsidiary thereof, the Net Proceeds for purposes of Section 2.11 of this Agreement shall exclude the pro rata portion of the Net Proceeds thereof attributable to or associated with the Equity Interests in such person not held, directly or indirectly, by a Loan Party and not available for distribution to or for the account of a Loan Party or its Wholly-Owned Subsidiaries as a result of a prohibition under (i) applicable Law or (ii) the applicable Organizational Documents of such person by the Indebtedness documents of such person or another contractual obligation existing as of the date hereof or at the time such asset or Investment is acquired (provided that such restriction is not created in contemplation of the avoidance of the requirements of Section 2.11(b) hereof).

Notwithstanding anything to the contrary contained herein, (i) no cash, Cash Equivalents or any other amounts received in respect of the sale of inventory or the sale of accounts receivables pursuant to any Permitted Credit Support Arrangement shall constitute “Net Proceeds” or Securitization Financings, (ii) to the extent any Net Proceeds are received by and person other than the Borrower or a Subsidiary of the Borrower, no payment shall be required until such Net Proceeds are received by the Borrower or a Subsidiary of the Borrower and (iii) no cash, Cash Equivalents or any other amounts received by the Borrower or any Subsidiary of the Borrower as a result of or in connection with cancelled, discontinued, non-renewed or otherwise terminated license agreements (which, for the avoidance of doubt, shall instead constitute Consolidated Net Income in respect of the definition of the term “EBITDA” in connection with the calculation of “Excess Cash Flow”.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Borrower or any Affiliate of either of them shall be disregarded.

“Net Receivables Financing Profit” shall mean, for any period, with respect to the Borrower and its Subsidiaries on a consolidated basis, and with respect to the Securitization Subsidiaries in respect of the Securitization Financings, the EBITDA of the Borrower and Subsidiaries for such period, minus, without duplication, the amount of Charges in respect of all Securitization Financings in each case to the extent that such Charges were excluded in Consolidated Net Income or were added back in calculating EBITDA with respect to the Borrower and its Subsidiaries.

Notwithstanding the foregoing, Net Receivables Financing Profit for the four fiscal period ended September 30, 2018 shall be $217,000,000 and for purposes of determining Net Receivables Financing Profit for any Test Period that includes the quarterly periods ending December 31, 2017, March 31, 2018, June 30, 2018 and September 30, 2018, Net Receivables Financing Profit for such quarterly periods shall be $56,500,000, $42,500,000, $19,500,000 and $98,500,000, respectively.

“NFIP” shall have the meaning assigned to such term in Section 5.11(c).

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Defaulting Lender” shall mean each Lender other than a Defaulting Lender.

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“NYUCC” shall mean Article 9 of the UCC as in effect in New York.

“Obligations” shall mean (i) the unpaid principal of and interest (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any proceeding under any Debtor Relief Law, relating to the Borrower or any other Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and premium (if any) on all Loans made pursuant to the Credit Agreement and (ii) all guarantee obligations, fees, expenses and all other obligations owed by a Loan Party to the Administrative Agent, the Collateral Agent, the Lenders or any other Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other Loan Document, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to any Lender to the extent required to be paid by the Borrower pursuant hereto) or otherwise. Notwithstanding the foregoing, Obligations of any Guarantor shall in no event include any Excluded Swap Obligations of such Guarantor.

“OFAC” shall mean the Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

“Organizational Documents” shall mean, collectively, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation or articles of incorporation and by-laws (or similar constitutive documents) of such Person, (ii) in the case of any limited liability company, the certificate or articles of formation or organization and operating agreement or memorandum and articles of association (or similar constitutive documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar constitutive documents) of such Person (and, where applicable, the equity holders or shareholders registry of such Person), (iv) in the case of any general partnership, the partnership agreement (or similar constitutive document) of such Person, (v) in any other case, the functional equivalent of the foregoing, and (vi) any shareholder, voting trust or similar agreement between or among any holders of Equity Interests of such Person.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b).

“Owned Material Real Property” shall mean any real property set forth on Schedule 3.18 with a fair market value of at least $5,000,000 owned in fee by a Loan Party.

“Participant” shall have the meaning assigned to such term in Section 9.04(c).

“Participant Register” shall have the meaning specified in Section 9.04(c).

“PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Payment in Full” shall mean (a) the termination of all Commitments and (b) the payment in full in cash of all Loans and other amounts owing to any Lender or the Administrative Agent or the Collateral Agent in respect of the Obligations (other than contingent or indemnification obligations not then due).

“Payment or Reduction Event” shall have the meaning specified in Section 2.12(c).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate with respect to the Borrower and the Loan Parties, in a form reasonably satisfactory to the Required Lenders.

“Permitted Business Acquisition” shall mean any Acquisition if (a) such Acquisition was not preceded by, or effected pursuant to, an unsolicited or hostile offer by the acquirer or an Affiliate of the acquirer; (b) such Acquisition is of a Similar Business, (c) such Acquisition results in a net positive change to Net Receivables Financing Profit on a Pro Forma Basis, (d) immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii)(A) after giving effect to such Acquisition, calculated as of the last day of the most recently ended and Reported fiscal quarter (1) the Consolidated Total Leverage Ratio shall not exceed the lesser of (x) the Consolidated Total Leverage Ratio as of the Closing Date and (y) the 0.50x above the Consolidated Total Leverage Ratio immediately prior to giving effect to such “Permitted Business Acquisition”; (2) the Consolidated First Lien Leverage Ratio shall not exceed the lesser of (x) Consolidated First Lien Leverage Ratio as of the Closing Date and (y) 0.50x above the Consolidated First Lien Leverage Ratio immediately prior to giving effect to such “Permitted Business Acquisition” and the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower to such effect and (B) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness (except for Indebtedness permitted by Section 6.01); and (e) the aggregate amount of Acquisition Consideration in respect of Permitted Business Acquisitions shall not exceed $150,000,000, provided that the aggregate amount of Acquisition Consideration that may take the form of Earn Out Obligations for Permitted Business Acquisitions occurring after the Closing Date shall not exceed $10,000,000 in any fiscal year and in no event shall exceed $50,000,000 in the aggregate after the Closing Date; (f) to the extent required by Section 5.11, the Collateral and Guarantee Requirement will be satisfied with respect to such acquired person and the Equity Interests of such acquired person; (g) provided that the aggregate amount of Investments made in “Permitted Business Acquisitions” in persons that do not become Loan Parties shall not exceed $12,500,000; and (h) for any Acquisition with an Acquisition Consideration greater than $50,000,000, the Borrower shall provide the Administrative Agent with (X) a quality of earnings report (prepared by a “Big Four” accounting firm or other nationally recognized accounting firm reasonably acceptable to the Required Lenders), (Y) projections and financials and (Z) such other documents and information as the Required Lenders may reasonably request.

“Permitted Credit Support Arrangement” shall mean (I) the sale by a Loan Party or its Subsidiaries of Receivables to (i) The CIT Group/Commercial Services, Inc. (the “Initial US CIT Service”) pursuant to (A)  (1) that certain Deferred-Purchase Factoring Agreement by and between the Initial CIT Servicer and Differential Brands Group Inc., American Marketing Enterprises Inc.; Briefly Stated, Inc.; F&T Apparel LLC; GBG-BCBG LLC; GBG Accessories Group LLC; GBG Beauty LLC; GBG Denim USA LLC; GBG Jewelry Inc.; GBG Socks LLC; GBG West LLC; KHQ Investments LLC; Rossetti Handbags and Accessories, Ltd. and VZI Investment Corp. (collectively, the “Differential Companies”) dated on or about the date of the date of this Agreement; (2) that certain Deferred Purchase Export Factoring Agreement by and between the Initial CIT Servicer and the Differential Companies; (3) that certain Second Amended and Restated Deferred Purchase Factoring by and between Robert Graham Designs, LLC, Hudson Clothing, LLC and DFBG Swims LLC dated on or about the date of the date of this Agreement and (ii) the sale of Receivables under the Canadian Sales Factoring Agreement by and between CIT Financial (Canada) ULC (the “Initial Canadian CIT Servicer” and together with the Initial US CIT Servicer, the “Initial CIT Servicers” and each, an “Initial CIT Servicer”) and GBG Denim Canada ULC, dated December 24, 2015, as amended by that certain amendment dated on or about the date of this Agreement or (B) any other deferred purchase price factoring agreement/credit servicing and insurance arrangement entered into between a Loan Party and the Initial CIT Servicer, substantially in the form of one of the agreements described in clause (A); as each such agreement in (A) and (B) may be amended, restated, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Permitted CIT Agreements” and each, a “Permitted CIT Agreement”) and (ii) the factor or servicer under any other similar deferred purchase price factoring agreement/credit servicing and insurance arrangement entered into after the date hereof by any Loan Party or any Subsidiary for the factoring of Receivables, in form and substance reasonably satisfactory to the Administrative Agent (it being understood that any agreement substantially in the form of a Permitted CIT Agreement shall be deemed to be reasonably satisfactory to the Administrative Agent), as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time.

“Permitted Credit Support Services” shall mean (i) cash collateral or letters of credit in respect of or as part of the borrowing base for a Qualified Securitization Financing in a maximum principal amount at any one time outstanding not to exceed the lesser (x) the amount needed to support borrowings and other advances under a Qualified Securitization Financing (as determined by the Borrower) and (y) $30,000,000 (“Permitted Securitization Cash Collateral” and such amount, the “Permitted Securitization Cash Collateral Amount”), (ii) service fees, expenses and other Charges in respect of the Permitted CIT Arrangements or other similar credit insurance and servicing arrangements entered into from time to time in an aggregate amount not to exceed 1.00% of annual sales at any one time outstanding as determined by the Borrower.

“Permitted Holder” shall mean each of (i) GSO and Tengram, (ii) one or more investments funds, investment partnerships or managed accounts controlled or managed by the persons named in clause (i) or one of their Affiliates (other than the Borrower and its Subsidiaries) and (iii) any “group” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) with respect to which any such persons described in clauses (i) and (ii) above collectively exercise a majority of the voting power.

“Permitted Liens” shall mean the collective reference to Liens permitted by Section 6.02.

“Permitted Refinancing” and “Permitted Refinancing Indebtedness” shall mean any Indebtedness issued or exchanged for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund or satisfy and discharge (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus all accrued interest and premium thereon and the amount of all original issue discounts, underwriting discounts, reasonable and customary premiums, fees, commissions, defeasance costs and expenses incurred in connection therewith), (b) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms not materially less favorable to the Lenders (taken as a whole) as those contained in the documentation governing the Indebtedness being Refinanced (provided that provisions permitting payments necessary to avoid such subordinated Indebtedness being classified as applicable high yield discount obligations for purposes of Code Section 163(i) shall be permitted even if the Indebtedness being so refinanced did not expressly provide for such payments), (d) no Permitted Refinancing Indebtedness shall have greater guarantees or security, than the Indebtedness being Refinanced, (e) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including in respect of Indebtedness of Foreign Subsidiaries otherwise permitted under this Agreement and any collateral pursuant to after-acquired property clauses, in each case, to the extent any such collateral secured the Indebtedness being Refinanced) on terms not materially less favorable to the Secured Parties (taken as a whole) than those contained in the documentation (including any intercreditor agreement) governing the Indebtedness being Refinanced and (f) no Event of Default shall have occurred and be continuing or would result therefrom.

“Person” or “person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company (or series thereof) or government, individual or family trusts, or any agency or political subdivision thereof.

“PIK Interest” shall have the meaning set forth in the definition of “Applicable Margin”.

“Plan” shall mean any employee pension benefit plan (as defined Section 3(2) of ERISA, but excluding any Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code and in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.19(b).

“Pledged Collateral” shall mean Pledged Securities (as defined in the Collateral Agreement) or a similar term (e.g. pledge assets, assigned claims, assigned receivables) in the Collateral Agreement.

“PNC Purchase and Sale Agreement” means that certain Purchase and Sale Agreement dated as of the date hereof among the SPV, the Borrower and the various entities party thereto as Originators.

“PNC Securitization” and “PNC Securitization Documents” shall mean that certain Receivables Purchase Agreement, dated as of the Closing Date (as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time, “PNC Receivables Purchase Agreement”) among Spring Funding, LLC, as seller (the “SPV”), the Borrower, as servicer, the various purchasers from time to time party thereto (the “PNC Securitization Purchasers”), PNC Capital Markets LLC, as structuring agent (the “PNC Securitization Structuring Agent”) and PNC Bank, National Association, as administrative agent (the “PNC Securitization Administrative Agent”; together with the PNC Securitization Purchasers and the PNC Securitization Structuring Agent, each a “PNC Securitization Secured Party” and collectively, the “PNC Securitization Secured Parties”) and the related agreements and documents executed and delivered in connection with the PNC Receivables Purchase Agreement, in each case, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms of this Agreement.

“PNC Intercreditor Agreement” shall mean (x) that Letter Agreement re Pledge of SPV Interests dated as of the Closing Date among the Collateral Agent, the Administrative Agent and Revolving Agent, the PNC Securitization Administrative Agent, the Borrower and (y) any other intercreditor agreement entered into from time to time by the holders of one or more classes of Indebtedness, the Loan Parties and the Collateral Agent and any lender or agent from time to time and designated by the Collateral Agent and the Borrower as a “PNC Intercreditor Agreement”, in each case, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, and which term shall also include any replacement intercreditor agreement entered into in accordance with the terms hereof.

“Prepayment Premium” shall have the meaning specified in Section 2.12(c).

“Prepayment Transaction” shall mean any repayment, refinancing, substitution or replacement, in whole or in part, of principal of outstanding Loans, directly or indirectly, from the net proceeds of any Indebtedness of the Borrower or any of its Subsidiaries, including, without limitation, as may be effected through any other new or additional loans under this Agreement or by an amendment of any provisions of this Agreement (including pursuant to Section 9.09(f)), including any replacement of a Non-Consenting Lender in connection with a required assignment pursuant to Section 2.19.

“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Prime Rate” shall mean the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks), as in effect from time to time (or, if such rate is or becomes unavailable, another national publication selected by the Administrative Agent (at the direction of the Required Lenders)). The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Forma Basis” and “Pro Forma Effect” shall mean, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period of measurement for the applicable covenant or requirement: (a) historical income statement items (whether positive or negative) attributable to the property or Person, if any, subject to such Specified Transaction (it being understood that any pro forma adjustment described in the definition of “EBITDA” may be applied to any such test or covenant to the extent that such adjustment is consistent with the definition of “EBITDA”; provided that all adjustments pursuant to this definition shall be subject to (and without duplication of) the limitations thereon (including caps) set forth in the definition of "EBITDA"), (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of an Acquisition of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all or substantially all of the Equity Interests in a Person, shall be included, (b) any repayment, retirement, redemption, satisfaction, and discharge or defeasance of Indebtedness (other than revolving Indebtedness) or Disqualified Stock and (c) any Indebtedness incurred or assumed by the Borrower or any of its Subsidiaries in connection therewith (and, if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination (taking into account any hedging obligations applicable to such Indebtedness if such hedging obligation has a remaining term in excess of twelve (12) months)); provided that “Pro Forma Basis,” and “Pro Forma Effect” in respect of any Specified Transaction shall be calculated in a reasonably detailed and factually supportable manner.

Pro forma calculations made pursuant to the definition of this term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and also be reasonably acceptable to the Required Lenders. If so required by the applicable provision(s) of this Agreement (or the other Loan Documents) in connection with a Pro Forma calculation hereunder, the Borrower shall deliver to the Required Lenders a certificate of a Responsible Officer of the Borrower setting forth such calculations supporting them in reasonable detail.

“Pro Forma Compliance” shall mean, as of any date of determination, that the Borrower shall be in pro forma compliance with the covenants set forth in Section 6.10 as of the date of such determination (calculated on a Pro Forma Basis and giving Pro Forma Effect to the event giving rise to such determination).

“Pro Forma Financial Statement” shall have the meaning assigned to such term in Section 3.05(a)(i).

“Projections” shall mean any projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower or any of the Subsidiaries prior to the Closing Date.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” shall have the meaning assigned to such term in Section 9.19(b).

“Qualified Securitization Financing” shall mean (i) the PNC Securitization as in effect on the Closing Date and (ii) any Securitization Financing that refinances or replaces the PNC Securitization and any amendment to the PNC Securitization, in each case that meets the following conditions: (a) such Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and, if applicable, the Securitization Subsidiary, (b) all sales and/or contributions of Securitization Assets are made at fair market value and are either (x) non-recourse to the Loan Parties or (y) if recourse to the Loan Parties, (A) such recourse is limited solely to the Securitization Assets, Permitted Securitization Cash Collateral or to payments made by a Credit Support Provider in respect of such Securitization Assets and (B) and applicable Securitization Provider shall have entered into a customary pari passu intercreditor with the Agents on terms reasonably acceptable to the Agents, (c) the only assets of the Loan Parties involved in such Securitization Financing shall be accounts receivable generated in the ordinary course of business and related Securitization Assets, Permitted Securitization Cash Collateral and payments made by a Credit Support Provider in respect of such Securitization Asset, (d) the Secured Parties shall have received a pledge of equity in the Securitization Subsidiary party to such Securitization Financing in accordance with the Collateral and Guarantee Requirement, (e) all amounts received by the Loan Parties from counterparties to such Securitization Financing from the sale of Receivables shall be deposited directly in a Controlled Account, (f) the Loan Parties shall have granted to the Collateral Agent, for the benefit of the Secured Parties, a security interest in their rights arising under any such Securitization Financing Documentation (including, without limitation, all rights to payments received thereunder), and (h) any Securitization Financing that amends, amends and restates, refinances or replaces the PNC Securitization (or any refinancing thereof) shall be on terms that when taken as a whole are not materially less favourable to the interests of the Borrower or the Secured Parties than those set forth in the PNC Securitization on the Closing Date (except with respect to fees, pricing, covenant and dilution levels, advance rates and other payment terms, which may be adjusted to reflect then current market terms for a similar business of similar size, credit quality and financial condition operating in the same geographic areas; provided, however, that unless consented to by the Agents, no such refinancing shall result (x) in a degradation of the average Advance Ratio for accounts receivable in excess of 20% as compared to the average Advance Ratio for the same month in the prior year under the then existing Securitization Financing or (y) an increase of more than 2.00% on the interest rate spread for the then existing Securitization Financing; provided, further that any changes to pricing resulting from "dynamic pricing" provisions contained in the Qualified Securitization Financing Documentation then in effect shall not constitute an amendment to the pricing of such Securitization Financing; it being understood that the maximum amount of Indebtedness of the Borrower and its Subsidiaries and its Securitization Subsidiaries pursuant to all Qualified Securitization Financing Documents shall at no time exceed a maximum aggregate principal amount outstanding in excess of $632,500,000.

“Qualified Securitization Financing Documentation” shall mean the documentation evidencing any Qualified Securitization Financing.

“Rate” shall have the meaning assigned to such term in the definition of the term “Type.”

“Recipient” shall mean (a) the Administrative Agent, (b) the Collateral Agent or (c) any Lender, as applicable.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Register” shall have the meaning assigned to such term in Section 9.04(b).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulatory Agreement” shall have the meaning assigned to such term in Section 3.09(c).

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such person and of such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment.

“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Renegotiation of Li & Fung Sourcing Agreement” shall mean, the date upon which the sourcing agreement dated November 14, 2016 with Li & Fung is amended (a) to reflect a fee payable to Li & Fung pursuant to such sourcing agreement is not greater than 3.0% and (b) the other terms no less favorable to the Borrower than the existing sourcing arrangement with Li & Fung (taken as a whole).

“Report” shall have the meaning assigned in Section 9.15.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Reported” shall mean, with respect to any fiscal quarter or Excess Cash Flow Period of the Borrower, the delivery to the Administrative Agent of the financial statements required to be delivered with respect to the end of such fiscal quarter or such Excess Cash Flow Period under Section 5.04(a) or (b), as applicable.

“Required Lenders” shall mean, at any time, the Lenders having Loans outstanding, that, taken together, represent more than 50% of the sum of all Loans outstanding; provided that, notwithstanding the foregoing, as long as GSO is a Lender under this Agreement and continues to hold Loans in an aggregate amount equal to at least 50% of the aggregate amount of Loans it held as of the Closing Date, Required Lenders shall mean the GSO Representative.

“Required Percentage” shall mean, with respect to an Excess Cash Flow Period, 50%; provided, that if the Consolidated First Lien Leverage Ratio calculated as of the end of any Excess Cash Flow Period is (i) less than or equal to 2.75 to 1.00, the Required Percentage shall be 25% and (ii) less than or equal to 2.25 to 1.00, the Required Percentage shall be 0%; provided, further, that on and after the Discharge of Senior Debt Obligations, if the Consolidated Total Leverage Ratio calculated as of the end of any Excess Cash Flow Period is (i) less than or equal to 4.00 to 1.00, the Required Percentage shall be 25% and (ii) less than or equal to 3.00 to 1.00, the Required Percentage shall be 0% .

“Requirements of Law” shall mean, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” of any person shall mean any chief executive officer, president, executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Retained Declined Amounts” shall have the meaning as assigned in Section 2.11(e).

“S&P” shall mean S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc.

“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of any Sanctions (as of the Date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine)

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons, (b) any Person headquartered, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by, or acting for or on behalf of, any Person described in clauses (a) or (b) or (d) otherwise the subject or target of Sanctions.

“Sanctions Laws” shall mean laws, rules or regulations relating to economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority with jurisdiction over the Borrower or any of its Subsidiaries.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean the “Secured Parties” as defined in the Collateral Agreement.

“Securitization Assets” shall mean (x) in respect of the PNC Securitization, the accounts receivable of the Loan Parties and other Supporting Assets (as defined in the PNC Receivables Purchase Agreement and any other assets of the Securitization Subsidiary pledged or sold pursuant to the terms of the Receivables Purchase Agreement and the other PNC Securitization Documents and (y) in respect to any other Qualified Securitization Financing, (i) the accounts receivable of one or more of the Loan Parties sold or contributed to a Securitization Subsidiary pursuant and subject to such Qualified Securitization Financing (all “Pool Receivables”), the related security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the cash collateral accounts, the lock boxes and collection accounts owned by such Securitization Subsidiary and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such lock-boxes and collection accounts and amounts on deposit therein, (v) all rights (but none of the obligations) of the Securitization Subsidiary transferred under the applicable purchase and sale agreement, (vi) all other personal and fixture property or assets of the applicable Securitization Subsidiary of every kind and nature including, without limitation, all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, securities accounts, securities entitlements, letter-of-credit rights, commercial tort claims, securities and all other investment property, supporting obligations, money, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles) (each as defined in the UCC) and (vii) all proceeds of, and all amounts received or receivable under any or all of, the foregoing.

“Securitization Collection Account” has the meaning assigned in Section 5.15.

“Securitization Fees” shall mean distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid in connection with any Qualified Securitization Financing.

“Securitization Financing” shall mean any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Borrower or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of the Borrower or any of its Subsidiaries. For the avoidance of doubt, a “Securitization Financing” for the purposes of this agreement shall include an on or off-balance sheet receivables securitization arrangement, as well as, any factoring arrangement, receivables financing or vendor financing arrangement.

“Securitization Provider” shall mean (a) the PNC Securitization Parties for so long as the PNC Securitization is in effect and (b) any other person designated by the Borrower as a “Securitization Provider” in connection with a Securitization Financing entered into by the Borrower or any of its subsidiaries or a Securitization Subsidiary from time to time.

“Securitization Subsidiary” shall mean a Wholly Owned Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Borrower or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of the Borrower or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings (other than with respect any repayment obligations under any Eligible Supporting Letter of Credit (as defined in the related Qualified Securitization Documents)) or (iii) subjects any property or asset of the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower and (c) to which none of the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.  Any such designation by the board of directors of the Borrower or such other Person shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the board of directors of the Borrower or such other Person giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Security Documents” shall mean the Mortgages, the Guaranty Agreement, the Collateral Agreement, the Intellectual Property Security Agreements and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.11, in each case, as amended from time to time in accordance with the terms hereof and thereof.

“Shareholders Agreement” shall mean that certain shareholders agreement between the Borrower, GSO Stockholders (as defined in the Shareholders Agreement) and Tengram Stockholders (as defined in the Shareholders Agreement) dated as of the date hereof.

“Side Letter” shall mean that certain letter agreement dated as of June 27, 2018, by and among the Borrower, GBG and Seller.

“Similar Business” shall mean any business or activity of the Borrower or any of its Subsidiaries currently conducted or proposed as of the Closing Date, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof, or is synergistic with or complementary, incidental, ancillary or related thereto.

“Specified Event of Default” shall mean an Event of Default under Section 7.01(b), (c) (solely with respect to principal, interest and other recurring fees) (h) or (i).

“Specified Representations” shall mean those representations and warranties of the Loan Parties pursuant to Section 3.01(a), (b), and (d), Section 3.02(a) and (b)(i)(B) (in each case, with respect only to the Loan Documents), Section 3.03, Section 3.10, Section 3.11, Section 3.17(a) and (b) (in each case, subject to the Funding Condition Provision), Section 3.19, Section 3.25(a), Section 3.26 (with respect only to OFAC) and Section 3.27 (with respect only to OFAC and the FCPA).

“Specified Transaction” shall mean (a) any Acquisition, any Disposition, any sale, or other transfer that results in a Person ceasing to be a Subsidiary, any involuntary Disposition, any Investment that results in a Person becoming a Subsidiary, in each case, whether by merger, consolidation, division, or otherwise, or any incurrence or repayment of Indebtedness or (b) any other event that by the terms of the Loan Documents requires Pro Forma Compliance with a test or covenant or requires such test or covenant to be calculated on a Pro Forma Basis.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower that are customary in a Securitization Financing.

“Sterling” shall mean the lawful money of the United Kingdom.

“Subscription Agreements” shall mean, collectively, (i) the Subscription Agreement, dated as of the date hereof, by and between the Borrower and Jason Rabin, (ii) the Subscription Agreement, dated as of the date hereof, by and between the Borrower and Ares and (iii) the Subscription Agreement, dated as of the date hereof, by and between the Borrower and GSO.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent; provided that in no event shall any Securitization Subsidiary be deemed a subsidiary hereunder unless otherwise specified herein.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Borrower.

“Subsidiary Loan Party” shall mean (i) each of the Wholly Owned Subsidiaries of the Borrower set forth on Schedule 1.01(g) hereto on the Closing Date and (ii) each other Domestic Subsidiary of the Borrower formed or acquired after the Closing Date (other any Excluded Subsidiary).

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of the Subsidiaries shall be a Swap Agreement.

“Takings or Casualty Event” shall mean any loss of, damage to or destruction of, or any condemnation or other taking for public use by any Governmental Authority of, any property of any Loan Party or any of its Subsidiaries.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tengram” shall mean Tengram Capital Partners, LP.

“Test Period” shall mean, as of any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended and Reported (taken as one accounting period).

“Transaction Costs” shall mean fees, premiums, expenses, closing payments and other similar transaction costs (including original issue discount or upfront fees) payable or otherwise borne by Borrower and/or its subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transaction Documents” shall mean, Acquisition Agreement, the Ancillary Agreements (as defined in the Acquisition Agreement), the Transition Services Agreement, the Closing Date Subordinated Convertible Note, the Permitted CIT Agreements, the PNC Securitization Documents, the Loan Documents and the First Lien Loan Documents, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Transactions” shall mean, collectively, the Closing Date Acquisition and the transactions to occur pursuant to the Acquisition Agreement, the Ancillary Agreements (as defined in the Acquisition Agreement) and the other Transaction Documents, including (a) the execution and delivery of the Loan Documents and the initial borrowings hereunder, (b) the execution and delivery of the First Lien Credit Agreement and other First Lien Loan Documents and the initial borrowings thereunder and the issuance of Equity Interests in the Borrower pursuant to the Subscription Agreements, (c) the execution and delivery of the PNC Securitization Documents, the Permitted CIT Agreements and other documents, intercreditor agreements and other transactions documents and filings related to the PNC Securitization and the Permitted Credit Support Arrangements and the amendment to the Whitehall Factoring Agreement and purchase and sale of certain accounts receivable relating to the Acquired Business and the Whitehall Factoring Agreement, (d) the repayment, redemption or discharge of, and termination of all obligations and commitments and release of guaranties and liens under certain Existing Indebtedness, (e) the conversion of the Borrower’s preferred stock into common stock, (f) the receipt by the Borrower of the Equity Contribution, (g) the issuance of the Closing Date Subordinated Note, (h) the Borrower and certain of its Subsidiaries changing their names upon the consummation of the Closing Date Acquisition and the making of the requisite filings with the secretary of state (or equivalent) in the applicable jurisdictions, (i) capitalization of the Securitization Subsidiary in respect of the PNC Securitization and (j) the payment of all Transaction Costs to be paid on, prior to or subsequent to the Closing Date.

“Transition Services Agreement” shall mean Transition Services Agreement, dated as of the Closing Date, by and between Differential Brands Group Inc., a Delaware corporation and GBG USA Inc., a Delaware corporation, as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time.

“Treasury Rate” means, as of the date of any repayment or repricing of the Loans of the type described in Section 2.12(c), the yield to maturity as of such date of the United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the second anniversary of the Closing Date; provided, however, that if the period from such date to the second anniversary of the Closing Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Type,” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted Eurocurrency Rate and ABR.

“Unfinanced Capital Expenditures” shall mean, for any period of determination, (a) Capital Expenditures for such period, minus (b) the portion of Capital Expenditures for such period that (i) are made in connection with the reinvestment of Net Proceeds of any Disposition to the extent permitted hereunder, (ii) are financed with net cash proceeds of any issuance of Equity Interests of the Borrower or are paid for with Equity Interests of the Borrower (in each case, other than Disqualified Stock), (iii) are obtained as a result of a trade-in or exchange of equipment or other fixed assets, (iv) are reimbursed by, or result in a credit from, third parties (including any landlord or other owner of real property leased in connection with leasehold or property improvements made by such party) or (v) are financed with the incurrence of Indebtedness (other than revolving loans, proceeds of Qualified Securitization Financings or factoring advances).

“Uniform Commercial Code” and “UCC” shall mean the Uniform Commercial Code in effect in the State of New York; provided that if by reason of mandatory provisions of Applicable Law, the perfection, non-perfection or priority of a security interest is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” means the Uniform Commercial Code in effect in such other jurisdiction for the purposes of the provisions in the Loan Documents relating to such perfection or priority.

“Unrestricted Cash” shall mean, as of any date of determination,  the aggregate amount of all cash and Cash Equivalents on the consolidated balance sheet of the Borrower and its Subsidiaries that are Loan Parties that are not “restricted” for purposes of GAAP and in which is held in an account which subject to a Control Agreement for the benefit of the Collateral Agent or in which the Collateral Agent has a perfected second-priority security interest (except in each case, to the extent a Control Agreement or such “control” shall not be required unless and until so required pursuant to Section 5.11); provided, however, that the aggregate amount of Unrestricted Cash shall not (i) exceed $20,000,000, (ii) include any cash or Cash Equivalents that are subject to a Lien (other than any Lien in favor of the Collateral Agent) or (iii) include any cash or Cash Equivalents that are restricted by contract, law or material adverse tax consequences from being applied to repay any Obligations under the Agreement.

“U.S. Dollars” or “$” shall mean lawful money of the United States of America.

“U.S. Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans to the Borrower.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning specified in Section 2.17(g).

“Voting Stock” shall mean, as to any entity, all classes of Equity Interests of such entity then outstanding and normally entitled to vote in the election of directors of such entity.

“Warehouses” shall mean each real property location with Inventory of the Loan Parties on average monthly basis in excess of $2,500,000.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Whitehall Factoring Agreement” shall mean the Amended and Restated Receivables Purchase Agreement, dated as of December 30, 2009, by and between the Sellers (as defined therein), Whitehall Funding, LLC and acknowledged by Citibank, N.A., as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a “complete withdrawal” or “partial withdrawal” from such Multiemployer Plan, as such terms are defined in Section 4201(b) of ERISA.

“Withholding Agent” shall mean any Loan Party and the Administrative Agent.

“Working Capital” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis as of any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided, that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02         Terms Generally. (a) The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document or other document or agreement shall mean such document as amended, restated, amended and restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, although all financial statements required to be delivered in accordance with Sections 5.04(a) and 5.04(b) will be prepared in accordance with GAAP as in effect at such time such audit is performed, if a change in GAAP (or in the interpretation of GAAP) after the Closing Date would affect the computation of any financial ratio or requirement set forth in any Loan Document, the Borrower may request an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. For purposes of determining compliance with amounts and ratios contained herein (including for the purposes of calculating compliance with any financial covenant) contained herein, (i) with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with FASB ASC 840 on the definitions and the calculation of financial covenants contained herein, for the purposes of such calculations GAAP herein as in effect on the Closing Date shall be applied, (ii) with respect to accounting for revenue recognition from contracts with customers and the impact of such accounting in accordance with FASB ASC 606 on the definitions and the calculation of amounts and ratios contained herein, GAAP as in effect on the Closing Date shall be applied and (iii) Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and without giving effect to any election under FASB ASC 825 and FASB ASC 470-20 (or any other financial accounting standard having a similar result or effect) to value any Indebtedness of the Borrower or its Subsidiaries at “fair value” as defined therein.

Any restriction, condition or prohibition applicable to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, set forth herein shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company, as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable.

(b)          All terms used in this Agreement which are defined in Article 8 or Article 9 of the NYUCC as in effect from time to time and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the UCC as in effect on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Required Lenders and the Borrower may otherwise agree.

Section 1.03         Pro Forma Calculations. For purposes of determining the permissibility of any action, change, transaction or event or compliance with any term that requires a calculation of any financial ratio or test (including, without limitation, any Consolidated Fixed Charge Coverage Ratio, Consolidated First Lien Leverage Ratio, Consolidated Total Leverage Ratio and/or the amount or percentage of Net Receivables Financing Profit (including any component definitions of the foregoing), Specified Transactions that have been made during any applicable period of measurement (or subsequent to such applicable period of measurement and prior to or simultaneously with the event for which the calculation of any such ratio is made) and any Limited Condition Acquisition (including any related actions and transactions) shall be calculated on a Pro Forma Basis and be given pro forma effect assuming that all such Specified Transactions and Limited Condition Acquisition had occurred on the first day of the applicable period of measurement (or, in the case of Consolidated Total Debt, on the last date of the applicable period of measurement) in good faith by a Responsible Officer of the Borrower and include, for the avoidance of doubt.

Section 1.04         Currency Translation. For purposes of determining compliance as of any date with Section 6.01, 6.02, 6.04, 6.05, 6.06 or 6.07, amounts incurred or outstanding in currencies other than U.S. Dollars shall be translated into U.S. Dollars at the exchange rates in effect on the first Business Day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made, as such exchange rates shall be determined in good faith by the Borrower. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in U.S. Dollars in Section 6.01, 6.02, 6.04, 6.05, 6.06 or 6.07 or paragraph (f) or (j) of Section 7.01 being exceeded solely as a result of changes in currency exchange rates from those applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

Section 1.05         [Reserved].

Section 1.06        Limited Condition Acquisitions. Notwithstanding anything herein to the contrary, solely in the case of the incurrence of any Indebtedness or Liens or the making of any Investments or consolidations, mergers, divisions, or other fundamental changes, in each case in connection with a Limited Condition Acquisition, (a) for purposes of determining compliance with any provision of this Agreement which requires that no Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall be deemed satisfied, so long as (x) no Event of Default exists on the date of execution of the definitive agreement(s) for such Limited Condition Acquisition and (y) no Specified Event of Default exists at the time of, and immediately after giving effect to, the consummation of such Limited Condition Acquisition, and (b) for purposes of determining compliance with any provision of this Agreement which requires that any of the representations and warranties made by any Loan Party set forth in this Agreement or in any other Loan Document be true and correct, such condition shall be deemed satisfied, so long as (x) the representations and warranties in this Agreement and the other Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier therein) as of the date of execution of the definitive agreement(s) for such Limited Condition Acquisition and (y) the Specified Representations (in each case, modified solely to the extent necessary to reflect the applicable terms of such Limited Condition Acquisition as set forth in the definitive agreement(s) governing such transaction) are true and correct in all material respects (without duplication of any materiality qualifier therein), at the time of, and immediately after giving effect to, the consummation of such Limited Condition Acquisition, and neither the Borrower nor any other Loan Party shall be required to bring down any other representation or warranty as a condition to the consummation of such Limited Condition Acquisition (or the incurrence of any Indebtedness and any other ancillary transaction consummated in connection with such Limited Condition Acquisition).

Section 1.07         Cashless Rolls. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, any Lender may exchange, continue or roll over all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

Article II

The Credits

Section 2.01         Commitments. Subject to the terms and conditions set forth herein each Lender agrees to make Loans to the Borrower in U.S. Dollars on the Closing Date from its U.S. Lending Office in a principal amount equal to its Commitment. Amounts repaid in respect of Loans may not be reborrowed.

Section 2.02         Loans and Borrowings.

(a)          The Loans shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments.

(b)          Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs or taxes resulting from such exercise and existing at the time of such exercise.

(c)          Borrowings of more than one Type may be outstanding at the same time; provided, that there shall not at any time be more than a total of five Eurocurrency Borrowings outstanding under the Loans.

(d)          Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(e)          If no election as to the Type of Borrowing or is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Section 2.03         Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent and the Required Lenders of such request (as provided in Section 9.01) in writing by providing a Borrowing Request in the form of Exhibit C hereto (a) in the case of a Eurocurrency Borrowing, not later than such time as the Required Lenders shall agree and (b) in the case of an ABR Borrowing, not later than such time as the Required Lenders shall agree. Each such written Borrowing Request shall be irrevocable and shall be provided by electronic mail or telecopy to the Administrative Agent. Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)          the aggregate amount of the requested Borrowing;

(ii)         the date of such Borrowing, which shall be a Business Day;

(iii)        whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv)        in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)         the location and number of the account specified by the Borrower to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified (as applicable), then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04         [Reserved].

Section 2.05         [Reserved.

Section 2.06         [Reserved].

Section 2.07         Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans resulting from an election made with respect to any such portion shall be considered a separate Borrowing.

(b)          To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election (as provided in Section 9.01) in writing (in a form as the Administrative Agent may reasonably request) (which may be by electronic mail or telecopy), in the case of an election that would result in a Borrowing, by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Notwithstanding any other provision of this Section, the Borrower shall not be permitted to (i) change the currency of any Borrowing or (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d).

(c)          Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)          the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)         the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)        whether the resulting outstanding credit extension is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)        if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)          Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)          If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing of Loans, may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing of Loans shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08         Termination and Reduction of Commitments. The Commitments shall terminate on the Closing Date (immediately after the incurrence of the Loans on such date).

Section 2.09         Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender as provided in Section 2.10.

(b)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)          The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)          The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence, currencies and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement and in the event of any conflict between the entries made in the accounts maintained pursuant to Section 2.09(b) and the accounts maintained pursuant to Section 2.09(c), the accounts maintained pursuant to Section 2.09(c) shall govern and control absent manifest error.

(e)          Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Required Lenders (with respect to Loans) and reasonably acceptable to the Borrower.

Section 2.10         Repayment of Loans.

(a)          The outstanding principal amount of the Loans shall be due and payable on the Maturity Date. If the payment under this clause (a) shall be due on a day that is not a Business Day, the date for payment shall be the next preceding Business Day.

(b)          Prior to any repayment of any Loan or Loans hereunder, the Borrower shall select the Borrowing or Borrowings constituting such Loan or Loans to be repaid or reduced and shall notify the Administrative Agent in writing by electronic mail or telecopy) of such selection (i) in the case of an ABR Borrowing, not later than 12:00 p.m., Local Time, one Business Day before the scheduled date of such repayment and (ii) in the case of a Eurocurrency Borrowing, not later than 12:00 p.m., Local Time, three Business Days before the scheduled date of such repayment or reduction. Except as otherwise provided in Section 2.11(e), each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Notwithstanding anything to the contrary in the immediately preceding sentence, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent in writing (by electronic mail or telecopy) of such selection not later than 12:00 p.m., Local Time, on the scheduled date of such repayment. Repayments of Borrowings shall be accompanied by accrued interest on the amount repaid and any fees required pursuant to Section 2.12(c) and reasonably documented out-of-pocket expenses with respect to such repayments to the extent required to be reimbursed pursuant to the terms of this Agreement. Notwithstanding anything herein to the contrary (but in any event subject to Section 2.16), the Borrower may rescind any notice of prepayment pursuant to Section 2.11(a), if such prepayment would have resulted from a refinancing or repayment of the facilities under this Agreement (whether through the incurrence of other Indebtedness, issuance of Equity Interests or otherwise), which refinancing or repayment shall not be consummated or shall otherwise be delayed, or condition such prepayment pursuant to Section 2.11(a) on the consummation of such refinancing or repayment. Any prepayments required to be made under Sections 2.11(b) or (c) shall be accompanied by a written notice of such prepayment in accordance with the timing in this Section 2.10(b), and shall include the sub-section of Section 2.11 that such payment is being made pursuant to.

Section 2.11         Prepayment of Loans. (a) The Borrower shall have the right, in its sole discretion at any time and from time to time to prepay any Borrowing in whole or in part, in accordance with Section 2.10(b), without penalty (but subject to Section 2.16 and except for the Prepayment Premium payable pursuant to Sections 2.12(c)), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior written notice in accordance with Section 2.10(b).

(b)          Subject to the provisions of Section 2.11(h), not later than the fifth Business Day after Borrower’s receipt thereof, Net Proceeds shall be applied promptly after receipt thereof to prepay the Loans in accordance with Section 2.10(b). For the avoidance of doubt, in the event that any Net Proceeds are not reinvested within the periods specified to in “Net Proceeds”, or, promptly following the request by the Administrative Agent if an Event of Default shall have occurred and be continuing at the time such Net Proceeds are received by the Borrower, the Borrower shall immediately apply the Net Proceeds as set forth in Section 2.10(b). Notwithstanding anything to the contrary in this Agreement, any Net Proceeds of the type described in clause (d) of definition of “Net Proceeds” shall be applied ratably among the Loans and the Indebtedness outstanding under the First Lien Credit Agreement, based on the original principal amounts of each facility as of the Closing Date.

(c)          Subject to the provisions of Section 2.11(h), not later than 105 days after the end of each Excess Cash Flow Period, commencing with the Excess Cash Flow Period ending on December 31, 2019, the Borrower shall prepay the Loans as set forth in Section 2.10(b) in an aggregate amount equal to the (A) the Required Percentage of such Excess Cash Flow, if any, for such Excess Cash Flow Period, minus (B) the sum of (1) the aggregate principal amount of voluntary prepayments of Loans pursuant to Section 2.11(a), (2) permanent voluntary reductions of Revolving Facility Commitments (as defined in the First Lien Credit Agreement) solely to the extent that an equal amount of Revolving Loans (as defined in the First Lien Credit Agreement) was simultaneously repaid (and solely to the extent any such voluntary prepayments of Loans and permanent reductions of Revolving Facility Commitments (as defined in the First Lien Credit Agreement) shall not have already been deducted when calculating Excess Cash Flow) and (3) the aggregate amount of Net Proceeds applied to repay the Loans pursuant to Section 2.11(b) in respect of clause (c) of the definition of “Net Proceeds” in such Excess Cash Flow Period; provided, that if the amount in clause (B) exceeds the amount in clause (A), no such prepayment of Loans shall be required. Not later than five Business Days after the date on which the Borrower is required to deliver financial statements with respect to the end of each Excess Cash Flow Period under Section 5.04(a), the Borrower will deliver to the Administrative Agent a certificate signed by a Responsible Officer of the Borrower setting forth the amount, if any, of Excess Cash Flow for such fiscal year, the amount of any required prepayment and the calculation thereof in reasonable detail.

(d)          (i) At the end of each “accrual period” (as defined in Section 1272(a)(5) of the Code) ending after the fifth anniversary of the Closing Date (each, an “AHYDO Determination Date”), the Borrower will be required to make a cash AHYDO Payment equal to the “AHYDO Prepayment Amount” (each such prepayment, a “AHYDO Prepayment”) so that no part of any Loan or Note will be an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code, and no Loan or Note shall be treated as having “significant original issue discount” within the meaning of Section 163(i)(2) of the Code. The AHYDO Prepayment Amount will be calculated based on 100% of the principal amount of such Loans plus any accrued interest thereon on the date of prepayment. The “AHYDO Prepayment Amount” means, as of each AHYDO Determination Date, the excess, if any, of (a) the aggregate amount of accrued and unpaid interest and all accrued and unpaid “original issue discount” (as defined in Section 1273(a)(1) of the Code) with respect to the Loans , over (b) an amount equal to the product of (i) the “issue price” (as defined in Sections 1273(b) and 1274(a) of the Code) of the Loans multiplied by (ii) the “yield to maturity” (as defined in the Treasury Regulation Section 1.1272-1(b)(1)(i)) of the Loans. No partial prepayment of the Loans prior to any AHYDO Determination Date pursuant to any other provision of this Agreement will alter the Borrower’s obligation to make any AHYDO Prepayment with respect to the Loans that remain outstanding on such AHYDO Determination Date.

(ii)         Notwithstanding any provision to the contrary in this Agreement, after the first AHYDO Determination Date, the Borrower shall not be permitted to pay PIK Interest for any Interest Period (and must pay cash interest) to the extent paying PIK Interest would cause the accrued and unpaid interest and original issue discount on the Loans to exceed the amount described in clause (b) of the definition of AHYDO Prepayment Amount above.

(iii)        Not less than 30 days and not more than 60 days prior to each AHYDO Determination Date, the Borrower shall calculate the AHYDO Prepayment Amount and provide notice to the Administrative Agent of the AHYDO Prepayment Amount and the principal amount of the Loans to be prepaid on such AHYDO Determination Date.

(iv)        The Borrower intends that the payments of the AHYDO Prepayment Amount be sufficient to result in such Loans being treated as not having “significant original issue discount” within the meaning of Section 163(i)(2) of the Code, and this Section 2.11(d) shall be interpreted in a manner consistent with such intent.

(e)          Each Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent (prior to any prepayment of Loans required to be made by the Borrower pursuant to this Section 2.11), to decline all (but not a portion) of its Applicable Percentage of such prepayment (such declined amounts, the “Declined Amounts”) in which case such Declined Amounts shall be applied to the remaining non-declining Lenders on a ratable basis; provided that in the event any Lenders elect to decline receipt of such Declined Amounts in accordance with the terms hereof, the remaining amount thereof may be retained by the Borrower (such retained amount, the “Retained Declined Amounts”); provided that, the provisions of this clause (e) shall not apply to any prepayments made pursuant to Section 2.10(d). If a Lender fails to deliver a notice of election declining receipt of its Applicable Percentage of such mandatory prepayment to the Administrative Agent within the time frame specified by the Administrative any such failure will be deemed to constitute an acceptance of such Lender’s Applicable Percentage of the total amount of such mandatory prepayment of Loans.

(f)          [Reserved].

(g)          Notwithstanding any other provisions of this Section 2.11, (A) to the extent that any of or all the Net Proceeds described in clauses (b) and (c) of this Section 2.11 are attributable to a Foreign Subsidiary that would otherwise give rise to a prepayment obligation under any such clause, in each case (x) are prohibited or delayed by applicable local law or restrictions (not effected in anticipation or contemplation of such prepayment) under such Foreign Subsidiary’s Organizational Documents (including as a result of minority ownership) from being repatriated to the United States or (y) the upstreaming or transfer as a distribution or dividend of which would, in the good faith determination of the Borrower in consultation with the Administrative Agent, cause any Loan Party or Subsidiary thereof to incur a material adverse tax liability and (B) to the extent that any or all of the relevant Net Proceeds described in clauses (b) and (c) of this Section 2.11 are received by any joint venture, for so long as the repatriation to the Borrower of such Net Proceeds would be prohibited under the Organizational Documents governing such joint venture or the existing documents governing the Indebtedness of such joint venture (such amount described in the foregoing clause (A) or (B), as the case may be, a “Restricted Amount”), then the amount the Borrower will be required to mandatorily prepay shall be reduced by the Restricted Amount and such Restricted Amount may be retained by the applicable Subsidiary, and the failure to apply any such Restricted Amounts toward any such mandatory prepayment shall not result in a Default or Event of Default hereunder; provided, that the Borrower hereby agrees to cause the applicable Subsidiary to promptly take all commercially reasonable actions required by the applicable local law to permit such repatriation, or as the case may be, to eliminate such material adverse tax liability in its reasonable control in order to make such prepayment, and once such repatriation of any of such affected Net Proceeds is no longer delayed or is permitted under the applicable local law, Organizational Document(s), or as the case may be, such material adverse tax liability is eliminated, such repatriation will be promptly effected and such repatriated Net Proceeds will be promptly (and in any event not later than five (5) Business Days after such repatriation) applied to the repayment of the Loans pursuant to this Section 2.11.

(h)          Notwithstanding anything to the contrary in this Section 2.11, no prepayments of Loans shall be required pursuant to this Section 2.11 until the Discharge of Senior Debt Obligations (as defined in the First-Second Intercreditor Agreement) has occurred, other than (i) any prepayments of Loans made pursuant to Section 2.11(b) from the receipt of Net Proceeds pursuant to clause (d) of the definition of Net Proceeds, which prepayments shall be applied pro rata with the Obligations (as defined in the First Lien Credit Agreement) outstanding pursuant to the First Lien Credit Agreement and (ii) with “Declined Amounts” pursuant to Section 2.11(e) of the First Lien Credit Agreement, to the extent remaining after application to prepayments of amounts owed to non-declining lenders under the First Lien Credit Agreement, which, in each case, shall be applied, subject to Section 2.11(e) hereof, as a mandatory prepayment hereunder in accordance with the relevant terms of this Section 2.11; provided, that, notwithstanding anything set forth herein, the notices and applications of such mandatory prepayment shall be made reasonably promptly following the date such Net Proceeds are deemed “Declined Amounts” pursuant to Section 2.11(e) of the First Lien Credit Agreement, to the extent remaining after application to prepayments of amounts owed to non-declining lenders under the First Lien Credit Agreement; provided that, notwithstanding anything to the contrary in this Section 2.11(h) the Borrower shall be permitted to make AHYDO Prepayments as specified herein.

Section 2.12         Fees. (a) The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the administrative agent fees set forth in the Agency Fee Letter (the “Administrative Agent Fees”).

(b)          The Borrower agrees to pay to the Collateral Agent, for the account of the Collateral Agent, the collateral agent fees set forth in the Agency Fee Letter (the “Collateral Agent Fees”).

(c)          If (x) the Borrower makes a voluntary prepayment of all or any portion of Loans pursuant to Section 2.11(a) or a mandatory prepayment of all or any portion of Loans pursuant to Section 2.11(b) from the receipt of Net Proceeds pursuant to clause (a), clause (b) or clause (c) of the definition thereof, (y) any Prepayment Transaction is consummated in respect of all or any portion of the Loans (including an assignment of all or any portion of a Loan held by a Non-Consenting Lender pursuant to Section 2.19(c)) (collectively, the “Payment or Reduction Events” and each, a “Payment or Reduction Event”) or (z) the Loans become due and payable as a result of an Event of Default (including, without limitation as a result of an Event of Default pursuant to clause (h) or (i) of Section 7.01), the Borrower shall pay:

(i)          with respect to the first $175,000,000 of such aggregate prepayments after the Closing Date (“Initial Prepayment Amount”), each Lender whose Loans are subject to such Payment or Reduction Event, on the date of such Payment or Reduction Event, a premium (the “Initial Amount Prepayment Premium”), equal to: (i) if such Payment or Reduction Event occurs prior to the first anniversary of the Closing Date, 3.00% of the aggregate principal amount of Loans subject to such Payment or Reduction Event, (ii) if such Payment or Reduction Event occurs after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, 2.00% of the aggregate principal amount of Loans, subject to such Payment or Reduction Event and (iii) if such Payment or Reduction Event occurs on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, 1.00% of the aggregate principal amount of Loans subject to such Payment or Reduction Event; and

(ii)         with respect to all such prepayments in excess of the Initial Prepayment Amount (such amount the “Excess Prepayment Amount”), each Lender whose Loans are subject to such Payment or Reduction Event, on the date of such Payment or Reduction Event, a make-whole premium (the “Excess Amount Prepayment Premium” and together with the Initial Amount Prepayment Premium, the “Prepayment Premium”)), in each case for each such prepayment amount, equal to: (i) if such Payment or Reduction Event occurs prior to the second anniversary of the Closing Date, the present value of the sum of (I) the required payments of interest on the Loans that would have been required to be paid from the repayment date through the second anniversary of the Closing Date, computed on the basis of number of actual days that would have elapsed between the repayment of such Loans and the second anniversary of the Closing Date over a year of 360 days (assuming that (A) the Applicable Margin that would have been payable for Adjusted Eurocurrency Rate applicable to the Loans on the date of on which the applicable notice of repayment is given remained the same through the second anniversary of the Closing Date (B) that PIK Interest payable during such period would have compounded as provided in Section 2.13(c)) and (C) the greater of (1) the Adjusted Eurocurrency Rate “floor” (i.e. 1.50%) and (2) the Adjusted Eurocurrency Rate (assuming the Adjusted Eurocurrency Rate through the second anniversary of closing was the same as the Adjusted Eurocurrency Rate for an Interest Period of three months in effect on the date on which the applicable notice of repayment is given)), in each case calculated as a rate per annum on the amount of the aggregate principal amount of such Loans subject to such Payment or Reduction Event otherwise payable through the second anniversary of the Closing Date) plus (II) a prepayment premium on the amount of the principal of such Loans subject to such Payment or Reduction Event of 4.0%, and using a discount rate equal to the Treasury Rate as of such repayment date plus 50 basis points; provided that, notwithstanding the foregoing, any prepayments of up to 25% of the aggregate principal amount of Loans in excess of the Excess Prepayment Amounts prior to the second anniversary of the Closing Date made pursuant to Section 2.11(b) from the receipt of Net Proceeds from any sale of Equity Interests (other than Excluded Contributions) pursuant to clause (b) of the definition of Net Proceeds may be made with a Prepayment Premium equal to 5% of the aggregate principal amount of Loans, (ii) if such Payment or Reduction Event occurs on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, 4.00% of the aggregate principal amount of Loans subject to such Payment or Reduction Event (iii) if such Payment or Reduction Event occurs after the third anniversary of the Closing Date but prior to the fourth anniversary of the Closing Date, 2.00% of the aggregate principal amount of Loans subject to such Payment or Reduction Event and (iv) if such Payment or Reduction Event occurs on or after the fourth anniversary of the Closing Date but prior to the fifth anniversary of the Closing Date, 1.00% of the aggregate principal amount of Loans subject to such Payment or Reduction Event;

provided, however, that for the avoidance of doubt, no Prepayment Premium shall be due with respect to any prepayments made pursuant to Section 2.11(b) from the receipt of Net Proceeds pursuant to (A) a Takings or Casualty Event, (B) clause (d) of the definition of “Net Proceeds” or (C) Section 2.11(c).

Each of the Loan Parties expressly waives (to the fullest extent it may lawfully do so) the provisions of any present or future statute or law that prohibits or may prohibit the collection of the foregoing Prepayment Premium in connection with any such acceleration, any rescission of such acceleration or the commencement of any proceeding under Debtor Relief Laws. Each of the Loan Parties expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay such Prepayment Premium and (D) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each of the Loan Parties expressly acknowledges that its agreement to pay such Prepayment Premium to Lenders as herein described is a material inducement to Lenders to enter into this Agreement

(d)          All Fees and expenses shall be paid on the dates due, in immediately available funds, to the Administrative Agent, for distribution, if and as appropriate, among the applicable Lenders. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.13         Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the ABR plus the Applicable Margin.

(b)          The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)          Notwithstanding the foregoing, if any Event of Default exists or is continuing, then all such amounts outstanding under the Loan Documents shall bear interest, after as well as before judgment, at a rate per annum equal to (A) in the case of principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (B) in the case of any other amount, 2.00% plus the interest rate that would have applied had such amount, during the period of non-payment, constituted an ABR Loan; provided, that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.09.

(d)          Accrued interest on each Loan shall be payable (other than PIK Interest) in arrears (i) on each Interest Payment Date for such Loan and (ii) on the Maturity Date; provided, that (A) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (C) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion; provided, further, that PIK Interest shall be capitalized with, added to, and shall be deemed to be part of the Loans and the principal amount of the Loans shall thereafter be treated as having been increased by the amounts of interest capitalized, such increased principal to be allocated ratably to the principal amounts of the Loans and Borrowings held by each Lender in accordance with the aggregate principal amount of outstanding Loans and Borrowings of the Lenders. For the avoidance of doubt, such PIK Interest shall be compounded on each Interest Payment Date.

(e)          All computations of interest for ABR Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.18(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.14         Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency, on any day:

(a)          the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining any applicable Adjusted Eurocurrency Rate for such currency for such Interest Period for such day; or

(b)          the Administrative Agent is advised by the Required Lenders that any applicable Adjusted Eurocurrency Rate for such currency for such Interest Period for such day will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing, for such Interest Period or such day;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by electronic mail or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing denominated in such currency shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto, an ABR Borrowing and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in such currency, such Borrowing shall be made as an ABR Borrowing.

If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a) above have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a) above have not arisen but the supervisor for administrator of LIBOR or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavour to establish an alternate rate of interest to LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the U.S. at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but, for the avoidance of doubt, such related changes shall not include a reduction in the Applicable Margin). Notwithstanding anything to the contrary in Section 9.09, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. From and after the making of a determination described in this paragraph until an alternate rate of interest shall be determined in accordance with paragraph (but in the case of the circumstances described in clause (ii), only to the extent LIBOR for the applicable Interest Period is not available or published at such time on a current basis) any Interest Election Request that requests the conversion of Borrowing to, or continuation of any Borrowing as, a LIBOR Borrowing for the applicable Interest Period shall be ineffective.

Section 2.15         Increased Costs. (a) If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate;

(ii)         subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)          If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender, as applicable, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)          A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower (attaching reasonable supporting back-up evidence with respect to such calculations) and shall be conclusive absent manifest error. The Borrower shall pay such the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)          Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender shall notify the Borrower thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16         Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for their reasonable and documented out-of-pocket loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section (together with reasonable supporting backup calculations) in respect thereof shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.17         Taxes.

(a)          Defined Terms. For purposes of this Section 2.17, the term “applicable law” includes FATCA.

(b)          Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)          Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)          Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17(d)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)          Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)          Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.17(f).

(g)          Status of Lenders.

(i)          Each Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(g)(ii)(A), (ii)(B) and (ii)(D)) shall not be required if, in the reasonable judgment of the Lender, such completion, execution or submission would subject such Person to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Person.

(ii)         Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)         each Lender, that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Person becomes a party to this Agreement or other applicable Loan Document (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Person is exempt from U.S. federal backup withholding Tax;

(B)         each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Person becomes a party to this Agreement or other applicable Loan Document (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)         executed copies of IRS Form W-8ECI;

(3)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4)         to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)         each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a party to this Agreement or other applicable Loan Document (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender or the Agent (as applicable) were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that the Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender and each Agent agree that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, the Lender shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)          Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)          Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.18         Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a)  Unless otherwise specified herein, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. Unless otherwise specified herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in the currency of such Loan; all other payments hereunder and under each other Loan Document shall be made in U.S. Dollars, except as otherwise expressly provided herein. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)          If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)          If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (participations in the Loans to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to (x) any payment made pursuant to and in accordance with the express terms of this Agreement (including, without limitation, Section 2.11(e) or the application of funds arising from the existence of a Defaulting Lender), (y) [reserved], or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)          Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (A) (1) in the case of Loans, the Federal Funds Effective Rate, (2) in the case of any other amounts denominated in U.S. Dollars, the Federal Funds Effective Rate, and (3) in the case of any other amount denominated in a currency other than U.S. Dollars, the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount, and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)          If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the applicable conditions set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(f)          The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 9.05(d) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.05(d) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.05(d).

Section 2.19         Mitigation Obligations; Replacement of Lenders. (a)  If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)          If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require any such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, (iv) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.04, and (v) such assignment does not conflict with any applicable laws. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment cease to apply. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.

(c)          If any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 9.09 requires the consent of all the Lenders affected or each Lender and with respect to which the Required Lenders (as may be required by Section 9.09 in any given case) shall have granted their consent (any such Lender referred to above, a “Non-Consenting Lender”), then so long as no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to (i) replace any such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and Commitments hereunder to one or more assignees reasonably acceptable to the Required Lenders or (ii) require such Non-Consenting Lender to assign all of its Loans hereunder to one or more assignees reasonably acceptable to the Required Lenders; provided, that (i) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced, including obligations arising under Section 2.16 as a result of such replacement, and/or all Obligations of the Borrower owing to such Non-Consenting Lender in respect of any Loans required to be assigned shall be paid in full to such Non-Consenting Lender concurrently with such assignment (including all fees payable to such Non-Consenting Lender in accordance with Sections 2.12(b) and (e)), and (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04.

Section 2.20         [Reserved].

Section 2.21         Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurocurrency Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), either convert all Eurocurrency Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 2.22         [Reserved].

Section 2.23         Defaulting Lenders.

(a)          Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)          Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.09.

(ii)         Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.06), shall be applied at such time or times as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)        [Reserved].

(iv)        [Reserved].

(v)         [Reserved].

(b)          Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their reasonable discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Article III

Representations and Warranties

The Borrower represents and warrants on the Closing Date (after giving effect to the Transactions occurring on the Closing Date) and upon each Credit Extension thereafter that:

Section 3.01         Organization; Powers. Except as set forth on Schedule 3.01, the Borrower and each of the Subsidiaries (a) is a limited liability company, unlimited liability company, corporation or partnership duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite corporate or other organizational power and authority to own its property and assets and to carry on its business as now conducted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect (c) is qualified to do business in each jurisdiction and licensed and, as applicable, in good standing under the laws of each jurisdiction where such qualification or license or, if applicable, good standing is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, (d) has the corporate or other organizational power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder and (e) has all requisite governmental licenses, authorizations, consents and approvals to own its property and assets and to carry on its business as now conducted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 3.02         Authorization. The execution, delivery and performance by the Borrower and each of the other Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the Transactions, (a) have been duly authorized by all corporate, stockholder or limited liability company or partnership action required to be obtained by the Borrower and such Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, (B) the certificate or articles of incorporation or other constitutive documents (including any limited liability company or operating agreements) or by-laws of the Borrower or any such Loan Parties, (C) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (D) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which the Borrower or any such Loan Parties is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any such Loan Parties, other than the Liens created by the Loan Documents and Liens permitted by Section 6.02.

Section 3.03         Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) implied covenants of good faith and fair dealing and (iv) any foreign laws, rules and regulations as they relate to pledges of Equity Interests or granting of Liens pursuant to such agreements.

Section 3.04         Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) filings necessary to perfect or maintain the perfection or priority of the Liens created by the Security Documents (including, for the avoidance of doubt, the filing of Uniform Commercial Code financing statements and equivalent filings in foreign jurisdictions), (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) recordation of the Mortgages, (d) such as have been made or obtained and are in full force and effect, (e) such other actions, consents, approvals, registrations or filings with respect to which the failure to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 3.04.

Section 3.05         Financial Statements. (a) The Borrower has heretofore furnished to the Lenders:

(i)          The unaudited pro forma consolidated balance sheet and related pro forma statement of income of the Borrower and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least sixty (60) days prior to the Closing Date (or if the end of the most recently completed four-fiscal quarter period is the end of a fiscal year, ended at least ninety (90) days before the Closing Date) (the “Pro Forma Financial Statement”), prepared after giving effect to the Transactions has occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income); provided, that such pro forma financial statement shall reflect the impact of any licensor change of control consents not obtained with respect to licensing agreements; provided further, that each such pro forma financial statement shall be prepared in good faith by the Borrower based on assumptions believed by the Borrower to have been reasonable as of the date of delivery thereof. The Pro Forma Financial Statement presents fairly, in all material respects on a pro forma basis the estimated financial position of the Borrower and its consolidated Subsidiaries as at June 30, 2018, assuming the events in the preceding sentence have actually occurred at such date.

(ii)         The audited consolidated balance sheets of the Borrower and its subsidiaries as at December 31, 2016 and December 31, 2017 and the related statements of operations, changes in combined equity and cash flows of the Borrower and its subsidiaries for the fiscal years ended December 31, 2016 and December 31, 2017, in each such case, copies of which have heretofore been furnished or otherwise made available to each Lender, which have been prepared in accordance with GAAP applied consistently throughout the periods involved, and present fairly, in all material respects, the financial position and results of operations of the Borrower and its subsidiaries, as of and on such dates set forth on such financial statements.

(iii)        The unaudited quarterly consolidated balance sheets of the Borrower and its combined Subsidiaries and the related statements of operations and cash flows showing the financial position of the Borrower and its combined Subsidiaries, in each such case, which have been prepared in accordance with GAAP applied consistently throughout the periods involved, and present fairly, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries, for the most recent fiscal quarter ended June 30, 2018, subject to normal year-end audit adjustments and the absence of footnotes.

(iv)        The unaudited monthly summary income statement information in a form consistent with what is delivered to the Board of Directors and summary balance sheet information in the form agreed to between the Required Lenders and the Borrower prior to the Closing Date, for the most recent month ended June 30, 2018.

(v)         Except as set forth in Schedule 3.05(b), as of the Closing Date, none of the Borrower or any of the Subsidiaries has any material Guarantees, contingent liabilities or other liabilities, or any long-term leases or unusual forward or long term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the financial statements referred to in the preceding clauses (a)(i) and (ii). During the period from March 31, 2018, to and including the Closing Date there has been no Disposition by the Borrower or any of its Subsidiaries of any material part of its business or property that has not been disclosed to the Required Lenders.

Section 3.06         No Material Adverse Effect. Since March 31, 2018, there has been no event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.07         Title to Properties; Possession Under Leases. (a) Each of the Borrower and the Subsidiaries has good and valid record fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its properties and assets (including all Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title, interests or easements would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Each of the Borrower and the Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not reasonably be considered to have Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.07(b), as of the Closing Date, the Borrower and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           Each of the Borrower and the Subsidiaries owns or possesses or has valid licenses to all patents, trademarks, service marks, trade names, copyrights, domain names, trade secrets, and all applications or registrations for patents, trademarks, service marks, trade names, copyrights, and domain names and other intellectual property rights with respect thereto necessary for the present conduct of its business, without any conflict (of which the Borrower has been notified in writing) with the rights of others, and there has been no infringement of any Intellectual Property, except where such failure to own or possess or have a valid license to such intellectual property rights or where such conflicts and restrictions, in each case would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.08         Subsidiaries. (a)  Schedule 3.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each direct and indirect subsidiary of Borrower. Except as set forth on Schedule 3.08(a), as of the Closing Date, all of the issued and outstanding Equity Interests of each subsidiary of Borrower is owned directly by Borrower or by another subsidiary.

(b)           Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by (or purported to be pledged by) it under the Security Documents, free of any and all Liens other than Liens permitted by Section 6.02.

(c)           As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of any Subsidiaries of the Borrower which are Loan Parties, and there are no other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Equity Interests pledged by (or purported to be pledged) under the Security Documents, except rights of employees to purchase Equity Interests of Borrower or as set forth on Schedule 3.08(c).

Section 3.09         Litigation; Commercial Tort Claims; Compliance with Laws. (a)  As of the Closing Date, (A) there are no actions, suits or proceedings at law or in equity or, to the knowledge of the Borrower, investigations by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially adversely affect the Transactions. As of the date of any Borrowing after the Closing Date, there are no actions, suits or proceedings at law or in equity or, to the knowledge of the Borrower, investigations by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries or any business, property or rights of any such person which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (B) there are no actions, suits or proceedings at law or in equity against any of the vendors of the Borrower or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially adversely affect the Transactions; (C) Schedule 3.09(a), set forth the complete list of commercial tort claims of the Borrower or any Subsidiary and, to the Borrower’s knowledge, a complete list of all material actions, suits and proceedings against the Borrower or any Subsidiary.

(b)           None of the Borrower, the Subsidiaries or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permit) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           Agreements with Regulatory Agencies. Neither the Borrower nor any of its Subsidiaries is subject to any cease-and-desist or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Authority that currently restricts the conduct of its business (each item in this sentence, a “Regulatory Agreement”) in a manner that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Nor has the Borrower or any of its Subsidiaries been advised since March 31, 2018 by any Governmental Authority that it is issuing, initiating, ordering, or requesting any such Regulatory Agreement that would reasonably be expected to have a Material Adverse Effect. The Borrower and each of its Subsidiaries is in compliance with each Regulatory Agreement to which it is party or subject, other than to the extent such noncompliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and neither the Borrower nor any of its Subsidiaries has received any notice from any Governmental Authority indicating that either the Borrower or any of its Subsidiaries is not in compliance with any such Regulatory Agreement, other than to the extent such noncompliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10         Federal Reserve Regulations. (a)  None of the Borrower or the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)           No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, Regulation U or Regulation X.

Section 3.11         Investment Company Act. None of the Borrower or the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.12          Use of Proceeds. The Borrower will use the proceeds of the Loans borrowed on the Closing Date solely to fund consideration for the Closing Date Acquisition and fees, costs and expenses incurred in connection with the Transactions and to finance the repayment, redemption or discharge of, and termination of all obligations and commitments under the Existing Indebtedness and for the payment of fees and expenses payable in connection with the Transactions.

Section 3.13         Tax Returns. Except as set forth on Schedule 3.13:

(a)           Each of the Borrower and the Subsidiaries (i) has timely filed or caused to be timely filed all federal, state, local and non-U.S. Tax returns required to have been filed by it that are material to such companies taken as a whole and each such Tax return is true and correct in all material respects, including, without limitation, relating to all periods or portions thereof ending on or prior to the Closing Date and (ii) has timely paid or caused to be timely paid all Taxes shown thereon to be due and payable by it and all other material Taxes or assessments, except Taxes or assessments, including, without limitation, relating to all periods or portions thereof ending on or prior to the Closing Date that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP; and

(b)           Other than as could not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect: as of the Closing Date, with respect to each of the Borrower and the Subsidiaries, (i) there are no claims being asserted in writing with respect to any Taxes, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested and (iii) no Tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or any other Taxing authority.

Section 3.14         No Material Misstatements. (a)  All written information (to the Borrower’s knowledge with respect to any written information related to or provided by the Acquired Business prior to the Closing Date) including historical financials (including pro forma financial statements based on historical balance sheets and income statements, but excluding, in each case, projected financial information, the Projections, budgets, estimates and information of a general economic or industry specific nature) (the “Information”) concerning the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions, when taken as a whole (as modified or supplemented by other information so furnished), were accurate and complete in all material respects, as of the date such Information was furnished to the Lenders and as of the Closing Date and did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading (after giving effect to all modifications, supplements and updates thereto from time to time) in light of the circumstances under which such statements were made.

(b)           Any Projections and estimates prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof, as of the date such Projections and estimates were furnished to the Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower (it being understood that Projections and estimates by their nature are inherently uncertain, that actual results may differ significantly from the Projections or estimated results and that such differences may be material and no assurances are being given that the results reflected in the Projections and estimates will be achieved).

Section 3.15         Employee Benefit Plans. (a)  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or as set forth on Schedule 3.15: (i) each of the Borrower and the Subsidiaries is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to the Plans; (ii) no Reportable Event has occurred during the past five years as to which the Borrower, a Subsidiary or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (iii) the present value of all accumulated benefit obligations under each Plan (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, does not exceed the fair market value of the assets of such Plan; (iv) no ERISA Event has occurred; and (v) none of the Borrower, the Subsidiaries or the ERISA Affiliates has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be terminated.

(b)           Each of the Borrower and the Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

Section 3.16          Environmental Matters. Except as disclosed on Schedule 3.16 and except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) no written notice, request for information, order, complaint or penalty has been received by the Borrower or any of the Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or threatened, that allege a violation of or liability under any applicable Environmental Laws, in each case relating to the Borrower or any of the Subsidiaries, (ii) each of the Borrower and the Subsidiaries has obtained and maintained all permits, licenses and other approvals necessary for its operations to comply with all applicable Environmental Laws and is, and during the term of all applicable statutes of limitation, has been, in compliance with the terms of such permits, licenses and other approvals and with all other applicable Environmental Laws, (iii) to Borrower's knowledge, there has been no material written environmental assessment or audit conducted of any property currently owned or leased by the Borrower or any of the Subsidiaries that has not been made available to the Administrative Agent prior to the date hereof, (iv) no Hazardous Material is located at, on or under any property currently or, to the knowledge of the Borrower, formerly owned, operated or leased by the Borrower or any of its Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of the Subsidiaries under any applicable Environmental Laws, and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by the Borrower or any of its Subsidiaries and transported to or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of the Subsidiaries under any Environmental Laws and (v) there are no written agreements in which the Borrower or any of the Subsidiaries has expressly assumed or undertaken responsibility, and such assumption or undertaking of responsibility has not expired or otherwise terminated, for any liability or obligation of any other person arising under or relating to applicable Environmental Laws.

Section 3.17         Security Documents. (a)  The Collateral Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof to the extent intended to be created thereby. In the case of the Pledged Collateral described in the Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Collateral Agent (or a bailee for the Collateral Agent pursuant to the First-Second Intercreditor Agreement) in New York with, transfer powers duly executed in blank, and in the case of the other Collateral described in the Collateral Agreement (other than Intellectual Property), when financing statements in appropriate form are filed in the offices specified on Schedule 3 of the Collateral Agreement, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in (to the extent required thereby), all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to any other person (except Liens expressly permitted by Section 6.02 and subject to the lien priority set forth in the First-Second Intercreditor Agreement).

(b)           When the Intellectual Property Security Agreements are properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral comprised of Intellectual Property in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in (to the extent intended to be created thereby), all right, title and interest of the Loan Parties thereunder in the domestic Intellectual Property included in the Collateral, in each case prior and superior in right to any other person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Grantors thereunder after the Closing Date) except Liens expressly permitted by Section 6.02 and subject to the lien priority set forth in the First-Second Intercreditor Agreement.

(c)           [Reserved].

(d)           [Reserved].

(e)           The Mortgages executed and delivered after the Closing Date pursuant to Section 5.11 shall be effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of a person pursuant to Liens expressly permitted by Section 6.02 and subject to the lien priority set forth in the First-Second Intercreditor Agreement.

(f)            After taking the actions specified for perfection therein, each Security Document (excluding the Collateral Agreement and the Mortgages, each of which is covered by another paragraph of this Section 3.17), when executed and delivered, will be effective under applicable law to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral subject thereto (to the extent intended to be created thereby), and will constitute a fully perfected Lien on and security interest in all right, title and interest of the Loan Parties in the Collateral subject thereto (to extent required thereby), prior and superior to the rights of any other person, except for rights secured by Liens expressly provided by Section 6.02 and subject to the lien priority set forth in the First-Second Intercreditor Agreement.

(g)           Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, none of the Borrower or any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests or any assets of any Foreign Subsidiary or any assets in a foreign jurisdiction, or as to the rights and remedies of the Lenders with respect thereto, under foreign law.

Section 3.18         Location of Real Property. Schedule 3.18 lists as of the Closing Date all material real property owned or leased by the Borrower and the Loan Parties and the addresses thereof. As of the Closing Date, the Borrower and the Loan Parties (i) own in fee all the real property set forth as being owned by them on such Schedule 3.18 and (ii) have in all material respects, valid leases in a material real property set forth as being leased by them on Schedule 3.18.

Section 3.19         Solvency.  Immediately after giving effect to the Transactions on the Closing Date and the incurrence of the indebtedness and obligations being incurred in connection with this Agreement, the First Lien Credit Agreement and the Transactions, (i) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the fair value of the present assets of the Borrower and its Subsidiaries, taken as a whole; (ii) the fair saleable value of the assets of the Borrower and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured; (iii) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its Subsidiaries, taken as a whole, contemplated as of the Closing Date; and (iv) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 3.20         Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts, stoppages, slowdowns or other labor disputes pending or threatened against the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; (c) all payments due from the Borrower or any of the Subsidiaries or for which any claim may be made against the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary to the extent required by GAAP; (d) the Borrower and the Subsidiaries are in compliance with all applicable laws, agreements, policies, plans and programs relating to employment and employment practices and (e) to the Borrower’s knowledge, all the vendors of the Borrower and the Subsidiaries are in compliance with all applicable laws, agreements, policies, plans and programs relating to employment and employment practices. Except as set forth on Schedule 3.20, consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any of the Subsidiaries (or any predecessor) is a party or by which the Borrower or any of the Subsidiaries (or any predecessor) is bound.

Section 3.21         Insurance. As of the Closing Date, Schedule 3.21 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of the Borrower or the Subsidiaries and such insurance is in full force and effect. Such insurance complies with the requirements of this Agreement and the other Loan Documents and the Borrower believes (in the good faith judgment of the management of Borrower) that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is in at least such amounts as is adequate, reasonable and prudent in light of the size and nature of its business.

Section 3.22          [Reserved].

Section 3.23          Material Agreements; No Violation; No Default.

(a)           None of the Borrower or any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which any of the Borrower or any Subsidiary is a party that, individually or in the aggregate, has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

(b)           As of the Closing Date, no Loan Party has any Material Agreement other than those specifically disclosed on Schedule 3.23.

(c)           As of the Closing Date, none of the Borrower or any Subsidiary is in material violation of any Material Agreement and all the Material Agreements are enforceable and valid in all material respects.

(d)           No Default or Event of Default has occurred and is continuing.

Section 3.24         [Reserved].

Section 3.25         PATRIOT Act, etc. (a) To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.

(b)          As of the Closing Date, the information provided by Borrower in a Beneficial Ownership Certification delivered to any Lender is true and correct in all respects.

Section 3.26         Sanctions Laws

(a)           None of the Loan Parties or Subsidiaries is in violation of any applicable Sanctions Laws, engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any applicable Sanctions Laws.

(b)           None of the Loan Parties or Subsidiaries is any of the following (each a “Blocked Person”):

(i)             a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(ii)            a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii)           a Person with which the Administrative Agent, the Collateral Agent or any Lender is prohibited from dealing or otherwise engaging in any transaction by any Sanctions Laws;

(iv)           a Person that commits, threatens or conspires to commit or supports “terrorism” (as defined in Executive Order No. 13224); or

(v)            a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.

(c)            No Loan Party or, to the knowledge of any Loan Party, any of its agents acting in any capacity in connection with the Loans, the Transactions or the other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

Section 3.27         Anti-Corruption Laws and Sanctions Laws. The Borrower, its Subsidiaries and, to the knowledge of the Borrower, their respective officers, employees, directors and agents that act in any capacity in connection with the credit facility established hereby, are in compliance with Anti-Corruption Laws and applicable Sanctions Laws in all material respects. None of (a) the Borrower, any Subsidiary or, to the knowledge of Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that act in any capacity in connection with the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions Laws.

Section 3.28         Compliance With Collateral and Guarantee Requirement. The Borrower and each other Loan Party is in compliance with the Collateral and Guarantee Requirement applicable to each such Loan Party.

Article IV

Conditions of Lending

The obligations of the Lenders to make Loans (“Credit Event”) are subject to the satisfaction (or waiver) of the following conditions:

Section 4.01         Closing Date. On the Closing Date:

(a)           The Lenders (or their counsel) shall have received from each party thereto a counterpart of this Agreement and each other Loan Document (including the First-Second Intercreditor Agreement) signed on behalf of each party thereto.

(b)           The Lenders shall have received, on behalf of itself and the Administrative Agent on the Closing Date the following customary legal opinions:

(i)             the legal opinion Dechert LLP, special counsel for the Borrower and the other Loan Parties; and

(ii)            the legal opinion of local counsel in each jurisdiction in which a Loan Party is organized, to the extent such Loan Party is not covered by the opinion referenced in the preceding clause (i).

Each legal opinion shall be (i) in form and substance reasonably satisfactory to the Required Lenders, (ii) dated the Closing Date, and (iii) addressed to the Administrative Agent, the Collateral Agent and the Lenders, covering such other matters relating to the Loan Documents as the Lenders shall reasonably request. Each of the Borrower and the other Loan Parties hereby instructs its counsel to deliver such opinions.

(c)            The Borrower shall, after giving pro forma effect to the Transactions, have at least $35,000,000 of Unrestricted Cash on hand.

(d)           The Lenders shall have received in the case of each Loan Party each of the items referred to in clauses (i), (ii) and (iii) below:

(i)             a copy of the certificate or articles of incorporation or formation, limited liability agreement, partnership agreement or other constituent or governing documents, including all amendments thereto, of each Loan Party, (a) if applicable in such jurisdiction, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official), and (b) otherwise, (i) certified by the Secretary or Assistant Secretary of each such Loan Party or other person duly authorized by the constituent documents of such Loan Party or (ii) otherwise in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders;

(ii)            a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party or other person duly authorized by the constituent documents of such Loan Party dated the Closing Date and certifying (solely in his or her capacity as an officer of such Loan Party):

(A)         that attached thereto is a true and complete copy of the by-laws (or limited liability company agreement, articles of association, partnership agreement or other equivalent constituent and governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below;

(B)         that attached thereto is a true and complete copy of resolutions (or equivalent authorizing actions) duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member), authorizing the execution, delivery and performance of each of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date;

(C)         that the certificate or articles of incorporation, by-laws, limited liability company agreement, articles of association, partnership agreement or other equivalent constituent and governing documents of such Loan Party have not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above;

(D)         as to the incumbency and specimen signature of each officer or other duly authorized person executing any Loan Document or any other document delivered in connection herewith on behalf and in the name of such Loan Party;

(E)         as to the absence of any pending proceeding for the dissolution of liquidation of such Loan Party or, to the knowledge of such person, threatening in writing the existence of such Loan Party; and

(iii)           a certification of another officer or other duly authorized person as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer or other person duly authorized by such Loan Party executing the certificate pursuant to clause (ii) above.

(e)            Subject to the Funding Conditions Provisions (as defined below), the elements of the Collateral and Guarantee Requirement (other than clause (f) thereof) shall have been satisfied and the Lenders and the Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of the Borrower and the Loan Parties, together with all attachments contemplated thereby, and the results of a recent lien, tax lien, judgment and litigation search in each of the jurisdictions or offices (including, without limitation, in the United States Patent and Trademark Office and the United States Copyright Office) in which UCC financing statement should be made to evidence or perfect security interests in all assets of the Loan Parties, and such search shall reveal no Liens on any of the assets of the Loan Parties, except for Liens permitted by Section 6.02 or Liens to be terminated on the Closing Date pursuant to documentation reasonably satisfactory to the Required Lenders.

(f)            On the Closing Date, the Closing Date Acquisition and other Transactions contemplated to occur on the Closing Date shall be consummated substantially concurrently with the funding of the Loans on the Closing Date.

(g)            The Lenders shall have received a solvency certificate from the Chief Financial Officer of the Borrower, substantially in the form of Annex B attached to the Commitment Letter.

(h)            The Lenders and the Administrative Agent shall have received payment of all fees and expenses of the Lenders required to be paid by the Borrower on the Closing Date pursuant to the Commitment Letter, the Fee Letter and the Agency Fee Letter or evidence that such fees and expenses will be paid substantially concurrently with the initial funding of the Loans on the Closing Date.

(i)             Substantially concurrently with the initial funding hereunder, the Closing Date Acquisition shall be consummated in accordance in all material respects with the terms of the Acquisition Agreement, after giving effect to any modifications, amendments, consents or waivers that are not materially adverse to the Lenders without the consent of the Required Lenders; provided that (i) a reduction in the purchase price under the Acquisition Agreement shall be deemed to be materially adverse to the Lenders, (ii) any substantive modification, amendment, consent or waiver to the definition of “Material Adverse Effect” contained in the Acquisition Agreement shall be deemed to be materially adverse to the Lenders and (iii) any modification, amendment or waiver that has the effect of increasing the cash consideration required to be paid under the Acquisition Agreement on the Closing Date shall be deemed to be materially adverse to the Lenders.

(j)             No Material Adverse Effect shall have occurred or be occurring.

(k)            Evidence reasonably satisfactory to the Lenders that substantially concurrently with the effectiveness of this Agreement, the Borrower shall have entered into the First Lien Credit Agreement based on a term sheet approved by the Lenders (such term sheet the “First Lien Facility Term Sheet”) (it being acknowledged and agreed that the terms set forth in the First Lien Facility Term Sheet, dated as of June 27, 2018 and previously provided to the Lenders, are satisfactory to the Lenders); in aggregate committed amount of not less than $795,000,000 substantially simultaneously with the initial borrowings under the Credit Facility, and the Lenders shall have received duly executed copies of the First Lien Loan Documents.

(l)            The Lenders shall have received the Pro Forma Financial Statement.

(m)          The Lenders shall have received a certificate from a Responsible Officer of the Borrower, dated the Closing Date, confirming satisfaction with Sections 4.01 (f), (j), (q), (r) and (s).

(n)           At least five days prior to the Closing Date, the Administrative Agent and the Lenders shall have received all documentation and other information required by bank regulatory authorities or reasonably requested by the Administrative Agent or any Lender under or in respect of applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and including a duly executed W-9 tax form (or such other applicable IRS tax form) of the Borrower that was requested at least 10 days prior to the Closing Date.

(o)           At least five days prior to the Closing Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower.

(p)           In the case of a Borrowing, the Administrative Agent shall have received a Borrowing Request as required by Section 2.03.

(q)           The Lenders shall have received evidence, satisfactory to the Lenders, that license change of control consents with respect to the Disney Licenses (as defined in the Side Letter) and other licensing agreements that are associated with at least 80% of EBITDA of the Acquired Business have been obtained.

(r)            GSO shall have received copy of the Shareholders Agreement in form and substance satisfactory to GSO and all the all actions required to be consummated on or prior to the Closing Date pursuant to such Shareholders Agreement shall have been consummated.

(s)           The Closing Date Acquisition Representations and the Specified Representations shall be true and correct in all material respects (or if qualified by materiality, in all respects).

(t)            [Reserved].

(u)           [Reserved].

(v)           The Acquisition Agreement, including all exhibits, schedules and attachments thereto and all other documents and matters in connection therewith (including (i) obtaining factoring agreements or arrangements available at the time of execution (or such later date as the Required Lenders may agree) and providing for substantially comparable availability, in each case than the existing Whitehall Factoring Agreement, (ii) obtaining transition services agreements (including a sourcing agreement with a duration of at least 6 months after the Closing Date) and (iv) obtaining management agreements with key members of senior management of the Acquired Business customary for transactions of this type, in each case, reasonably satisfactory to GSO) shall be reasonably satisfactory to the Borrower and GSO (it being understood that the draft of the Acquisition Agreement dated as of June 27, 2018 and previously provided to GSO on June 27, 2018 is reasonably satisfactory to GSO).

(w)          The Lenders shall have received the PNC Securitization Documents and the Permitted CIT Agreements.

Notwithstanding the foregoing, to the extent that any Collateral or any security interest therein (other than the pledge and perfection of security interests in the pledged certificated stock and other assets pursuant to which a lien may be perfected by the filing of a financing statement under the UCC or a short-form Intellectual Property Security Agreement with the U.S. Patent and Trademark Office or the U.S. Copyright Office) is not or cannot be provided or perfected on the Closing Date after the Borrower’s using commercially reasonable efforts to do so without undue burden or expense, the delivery of such Collateral (and perfection of security interests therein) shall not constitute a condition precedent to the availability of the Credit Facility on the Closing Date but shall be required to be delivered and perfected after the Closing Date (and in any event, within 45 days after the Closing Date plus any extensions granted by the Required Lenders in their reasonable discretion). This paragraph is referred to as the “Funding Conditions Provision”.

Without limiting the generality of the provisions of the last paragraph of Section 8.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

Article V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that until Payment in Full, the Borrower will, and will cause each of the Subsidiaries to:

Section 5.01         Existence; Businesses and Properties. (a)  Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization, (i) except as otherwise expressly permitted under Section 6.05 or (with respect to any Subsidiary that is not a Loan Party) to the extent that a failure to do so would not reasonably be expected to have a Material Adverse Effect and (ii) except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Borrower or a Wholly Owned Subsidiary of the Borrower in such liquidation or dissolution; provided, that Subsidiaries that are Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Subsidiary Loan Parties, unless such liquidation is otherwise permitted by Section 6.05(b). The Borrower shall use commercially reasonable efforts to enforce all of its material rights and obligations under the Acquisition Agreement.

(b)           Do or cause to be done all things necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, domain names, trade secrets, applications or registrations for patents, trademarks, service marks, trade names, copyrights, domain names, licenses, rights, privileges and other intellectual property used in and material to the normal conduct of its business, (ii) comply in all material respects with all material applicable laws, rules, regulations (including any zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Mortgaged Properties) and judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, and (iii) at all times maintain and preserve all material property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear excepted) and from time to time use commercially reasonable efforts make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement; unless, in each case, the failure to do so would not be likely to have a Material Adverse Effect).

Section 5.02         Insurance. (a) Keep its insurable properties insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses of a similar size owning similar properties in the same localities where the Borrower and its Subsidiaries operate and maintain such reasonable insurance (including, to the extent consistent with past practices or industry practices for Similar Businesses, self-insurance), of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses, taking into account the general degree to which such companies are leveraged, and maintain such other insurance as may be required by law or any other Loan Document.

(b)          Cause all such property and property casualty insurance policies to be endorsed or otherwise amended to include appropriate loss payable endorsements, including, with respect to Mortgaged Properties, a “standard” or “New York” lender’s loss payable endorsement, in each case, in form and substance reasonably satisfactory to the Administrative Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the other Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that none of the Borrower, the Administrative Agent or any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement,” without any deduction for depreciation, and such other provisions as the Required Lenders may reasonably (in light of a Default or a material development in respect of the insured property) require from time to time to protect their interests; deliver original or certified copies of all such policies or a certificate of an insurance broker to the Administrative Agent; cause each such policy to provide that it shall not be canceled, lapsed (including for nonrenewal) or terminated upon advance notice, to the extent available on commercially reasonable terms, not less than 30 days’ prior written notice (or 10 days’ prior written notice in the case of any failure to pay any premium due thereunder) thereof by the insurer to the Administrative Agent; deliver to the Administrative Agent, prior to the cancellation, lapse (including for nonrenewal) or termination of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent), or insurance certificate with respect thereto, together with evidence satisfactory to the Administrative Agent of payment of the premium therefor.

(c)          Notify the Administrative Agent promptly after any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by the Borrower or any of the Subsidiaries; and promptly deliver to the Administrative Agent a duplicate original copy of such policy or policies, or an insurance certificate with respect thereto.

(d)          In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i)           none of the Administrative Agent, the Lenders and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Lenders or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then the Borrower, on behalf of itself and behalf of each of its subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery after the occurrence and during the continuance of an Event of Default, if any, against the Administrative Agent, the Lenders and their respective agents and employees; and

(ii)          the designation of any form, type or amount of insurance coverage by the Administrative Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of the Borrower and the Subsidiaries or the protection of their properties.

Section 5.03         Taxes. Pay and discharge promptly when due all material Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax or claim so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings, (b) the Borrower or the affected Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto, and (c) the failure to make such payment and discharge would not reasonably be expected to result in a Material Adverse Effect.

Section 5.04         Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)          as soon as available, but in any event within 90 days after the end of each fiscal year (or, if applicable, such shorter period as the SEC shall specify for the filing of Annual Reports on Form 10-K or, if applicable, such longer period permitted under Rule 12b-25 under the Exchange Act), (i) a consolidated balance sheet and related statements of operations and comprehensive income, cash flows and owners’ equity showing the financial position of the Borrower and its subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such year and, commencing with the fiscal year ending December 31, 2020 (and, in the case of a comparative statement of revenue, commencing with the fiscal year ended December 31, 2019), setting forth in comparative form the corresponding figures for the prior fiscal year, and (ii) management’s discussion and analysis of significant operational and financial developments during such fiscal year and a “key performance indicator” report with such content as may be mutually agreed by the Required Lenders and the Borrower, which consolidated balance sheet and related statements of operations and comprehensive income, cash flows and owners’ equity shall be audited by an independent certified public accounting firm of recognized national standing reasonably acceptable to the Required Lenders (it being understood that any of the “big four” or other nationally recognized accounting firms shall be acceptable to the Required Lenders) and accompanied by an opinion of such accountants (which shall not contain any scope of qualification (other than an emphasis of matter paragraph) (other than solely with respect to, or resulting solely from (i) for any such qualification relating to changes in accounting principles or practices reflecting changes in GAAP that are required or approved by such auditors (subject to Required Lender consent) and (ii) other than a “going concern” qualification or exception resulting solely from (x) an impending maturity of the Credit Facility, the First Lien Credit Facility or any Qualified Securitization Financing or (y) the inability to demonstrate prospective compliance with Section 6.10 of this Agreement or Section 6.10 of the First Lien Credit Agreement or any other equivalent financial covenants under any other Indebtedness permitted hereunder)) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by the Borrower of Annual Reports on Form 10-K of the Borrower and its consolidated subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such Annual Reports include the information specified herein);

(b)          as soon as available, but in any event within 45 days after the first three fiscal quarters of each fiscal year (or, if applicable, such shorter period as the SEC shall specify for the filing of Quarterly Reports on Form 10-Q or, if applicable, such longer period permitted under Rule 12b-25 under the Exchange Act), (i) a consolidated balance sheet and related statements of operations and comprehensive income and cash flows showing the financial position of the Borrower and its subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, and (ii) management’s discussion and analysis of significant operational and financial developments during such quarterly period and a “key performance indicator” report with such content as may be mutually agreed by the Required Lenders and the Borrower, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and comprehensive income and cash flows shall be certified by a Responsible Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and its subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes (it being understood that the delivery by the Borrower of Quarterly Reports on Form 10-Q of the Borrower and its consolidated subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such Quarterly Reports include the information specified herein));

(c)          as soon as available, but in any event within 45 days after the end of each fiscal month of any fiscal quarter (and within 60 days for each of the first two fiscal months of the fiscal quarter ending on or prior to December 31, 2018) a consolidated balance sheet and related statements of operations and comprehensive income and cash flows showing the financial position of the Borrower and its subsidiaries as of the close of such month and the consolidated results of its operations during such month;

(d)          [Reserved];

(e)          (i) concurrently with any delivery of financial statements under paragraph (a) or (b) above commencing on or after the fiscal quarter ended December 31, 2018, a certificate of a Responsible Officer of the Borrower (the “Compliance Certificate”) (A) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (B) other than with respect to the delivery of the Compliance Certificate made concurrently with the delivery of financial statements delivered under paragraph (a) above with respect to the fiscal year ending December 31, 2018, setting forth computations in reasonable detail (x) demonstrating compliance with the covenants contained in Section 6.10 and (y) solely in respect of financial statements under paragraph (a) above, the Excess Cash Flow and (ii) concurrently with any delivery of financial statements under paragraph (a) above, but only if available after use of commercially reasonable efforts, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any such Default or Event of Default (which certificate may be limited to accounting matters and contains disclaimers of responsibility for legal interpretations and other customary qualifications and disclaimers);

(f)          promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent (acting at the direction of the Required Lenders), other reports and statements filed by the Borrower or any of its subsidiaries with the SEC on a non-confidential basis, or after public offering, distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (f) shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrower or any website operated by the SEC containing “EDGAR” database information;

(g)          if, as a result of any change in accounting principles and policies from those applied in the preparation of the financial statements referred to in Section 3.05(a)(ii) for the fiscal year ended December 31, 2017, the consolidated financial statements of the Borrower and its subsidiaries delivered pursuant to paragraph (a) above will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then, together with the first delivery of financial statements pursuant to paragraph (a) above following such change, a schedule prepared by a Responsible Officer on behalf of the Borrower reconciling such changes to what the financial statements would have been without such changes;

(h)          as soon as available, but in any event within 90 days after the beginning of each fiscal year, detailed consolidated monthly budgets for such fiscal year and, as soon as available, significant revisions approved by the Board of Directors, if any, of such budget and monthly projections with respect to such fiscal year, including a description of underlying assumptions with respect thereto (and including monthly balance sheet, profit and loss and cash flow figures);

(i)          promptly following the reasonable request of the Administrative Agent (acting at the direction of the Required Lenders) (but not more than once per quarter in connection with the delivery of a Compliance Certificate), an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting such changes to Collateral granted pursuant to a Security Document since the date of the information most recently received pursuant to this paragraph (i) or Section 5.11(f);

(j)          concurrently with the delivery of such information under the PNC Receivables Purchase Agreement (or other applicable Securitization Financing Documents), such material information and reporting required under Sections 7.01(c)(i), 7.01(c)(ii) and 7.01(d) of the PNC Receivables Purchase Agreement (or any analogous provisions of any other Qualified Securitization Financing Documentation);

(k)          promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its subsidiaries, or compliance with the terms of any Loan Document, or such consolidating financial statements, as in each case the Administrative Agent may reasonably request in writing (for itself or on behalf of any Lender);

(l)          promptly following request by the Administrative Agent (acting at the direction of the Required Lenders), copies of: (i) each Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; and (iii) all notices received from a Multiemployer Plan sponsor, a plan administrator or any governmental agency, or provided to any Multiemployer Plan by Borrower, a Subsidiary or any ERISA Affiliate, concerning an ERISA Event; and

(m)          promptly upon request by the Administrative Agent or any Lender, information and documentation for purposes of compliance with Beneficial Ownership Regulations or any applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws.

Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, no Loan Party shall be required to disclose to the Administrative Agent, the Collateral Agent or any Lender (or any authorized representative or independent contractor of any of them) any information that (w) is prohibited by Law to be disclosed, (x) is subject to attorney-client privilege or constitutes attorney work product, (y) the disclosure of which would cause a breach of a binding non-disclosure agreement with any Governmental Authority or any other third party to the extent such agreement is not made in contemplation of the avoidance of this Agreement or (z) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower or its Subsidiaries and/or any of their respective customers and/or suppliers (provided such confidentiality obligations were not entered into solely in contemplation of the requirements of this Section 5.04); provided, that in the event the Borrower does not provide any certificate, report or information requested pursuant to this Section 5.04 in reliance on the preceding proviso, the Borrower shall provide notice to the Administrative Agent that such certificate, report or information is being withheld and the Borrower shall use commercially reasonable efforts to describe, to the extent both feasible and permitted under the applicable Law or confidentiality obligations, or without waiving such privilege, as applicable, the applicable certificate, report or information.

Section 5.05         Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof:

(a)          any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)          the filing or commencement of, or any written threat or written notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any of its subsidiaries as to which would reasonably be expected to have a Material Adverse Effect;

(c)          any other development specific to the Borrower or any of its subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect;

(d)          the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect;

(e)          any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiaries thereof; and

(f)          any (i) degradation in advance rates under a Qualified Securitization Financing which results in a change in the average Advance Ratio for accounts receivable under such Qualified Securitization Financing of more than 20% as compared to the average Advance Ratio for the same month in the prior year and that such change in the Advance Ratio would be reasonably expected to result in a Default under Section 6.10 as reasonably determined by the Borrower in good faith or (ii) an increase of more than 2.00% on the interest rate spread for the then existing Securitization Financing; provided, further that any changes to pricing resulting from "dynamic pricing" provisions contained in the Qualified Securitization Financing Documents as in effect on the Closing Date (or such the PNC Securitization has been refinanced, the Qualified Securitization Financing Documents then in effect) shall not constitute an amendment to the pricing of such Qualified Securitization Financing.

Section 5.06         Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority as applicable to it or its property, except in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.10, or to laws related to Taxes, which are the subject of Section 5.03.

Section 5.07         Maintaining Records; Inspections. Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, the Lenders to visit and inspect the financial records and, subject to the terms of applicable leases with third parties, the properties of the Borrower or any of the Subsidiaries at reasonable times, upon reasonable prior notice to the Borrower (provided, however, that such visits and inspections shall be coordinated through the Administrative Agent (acting at the direction of the Required Lenders)), and (i) prior to the existence of a continuing Event of Default no more than two times per year and (ii) after and during any continuing Event of Default as often as requested; and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Borrower or any of the Subsidiaries with the officers thereof and independent accountants therefor (the Lenders shall give the Loan Parties a reasonable opportunity to participate in any discussions with the Loan Parties’ independent public accountants and any such discussions and inspections shall be subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract and any reasonable costs and expenses of such inspection being reimbursed by the Borrower); provided that, notwithstanding anything in this Section 5.07 to the contrary, the Borrower and its Subsidiaries will not be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes trade secrets or proprietary information, (ii) in respect of which disclosure is prohibited by applicable law or binding contractual arrangement and such contractual arrangement was not created or made binding in contemplation of this provision, or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product; provided that in the case of the foregoing clauses (i) – (iii), the Borrower shall inform the Lenders that information is being withheld and shall use commercially reasonable efforts to provide the Lenders such information without revealing such trade secrets, proprietary information or information subject to such privilege or to obtain such consent, as applicable.

Section 5.08         Payment of Obligations. Pay its material Indebtedness and other material obligations, including material Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make such payment would not reasonably be expected to result in a Material Adverse Effect.

Section 5.09         Use of Proceeds. Use the proceeds of the Loans only as contemplated in Section 3.12. The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and, to its knowledge, none of their respective directors, officers, employees and agents shall use, the proceeds of any Borrowing (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws in any material respect, (b) for the purpose of funding, financing or facilitating any unauthorized activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) knowingly in any manner that would result in the violation of any Sanctions Laws applicable to any party hereto.

Section 5.10         Compliance with Environmental Laws. Comply with all Environmental Laws applicable to its operations and properties; and comply with and obtain and renew all material permits, licenses and other approvals required pursuant to Environmental Law for its operations and properties, except, in each case with respect to this Section 5.10, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.11         Further Assurances; Additional Security. (a) Execute any and such further documents, financing statements, agreements and instruments, and take such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties, and provide to the Required Lenders, from time to time following the Required Lenders’ reasonable request, evidence reasonably satisfactory to the Required Lenders as to the perfection and priority of the Liens created or intended to be created in the Collateral by the Security Documents.

(b)           [Reserved].

(c)           Promptly notify the Administrative Agent following the acquisition of, and, following the reasonable written request of the Required Lenders, grant and cause each of the Loan Parties to grant to the Collateral Agent security interests and mortgages in, such Owned Material Real Property of the Borrower or any such Loan Parties as are not covered by the original Mortgages (other than assets that (i) are subject to permitted secured financing arrangements containing restrictions permitted by Section 6.09(c), pursuant to which a Lien on such assets securing the Obligations is not permitted or (ii) are not required to become subject to the Liens of the Collateral Agent pursuant to Section 5.11(g) or the Security Documents), to the extent acquired after the Closing Date and having a value or purchase price at the time of acquisition in excess of $5,000,000 pursuant to documentation in such form as is reasonably satisfactory to the Required Lenders (each, an “Additional Mortgage”) and constituting valid and enforceable perfected Liens superior to and prior to the rights of all third persons subject to no other Liens except as are permitted by Section 6.02, at the time of perfection thereof, record or file, and cause each such Subsidiary to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary to pay, all Taxes (in accordance with Section 5.03), fees and other charges payable in connection therewith, in each case subject to paragraph (g) below. With respect to each such Additional Mortgage, the Borrower shall deliver, or cause the applicable Loan Party to deliver, to the Administrative Agent contemporaneously therewith a title insurance policy or policies or marked up unconditional binder of title insurance in an amount equal to the fair market value of the Mortgaged Property, paid for by the Borrower or the applicable Loan Party, issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 6.02 and Liens arising by operation of law, together with such endorsements, coinsurance and reinsurance as the Required Lenders may reasonably request and a survey if reasonably available with respect to property outside the United States. Additionally, if applicable, Borrower shall deliver to the Administrative Agent a completed standard “life of loan” flood hazard determination form for each property encumbered by a Mortgage, and if the property is located in an area designated by the U.S. Federal Emergency Management Agency (or any successor agency) as having special flood or mud slide hazards, (i) a notification to the Borrower (“Borrower Notice”) and (if applicable) notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004 is not available because the applicable community does not participate in the NFIP, (ii) documentation evidencing the Borrower’s receipt of the Borrower Notice (e.g., countersigned Borrower Notice, return receipt of certified U.S. Mail, or overnight delivery), and (iii) if Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance reasonably satisfactory to the Required Lenders.

(d)           In connection with (i) the formation or acquisition of any direct or indirect Subsidiary of the Borrower that is a Domestic Subsidiary (other than an Excluded Subsidiary) or (ii) any existing direct or indirect subsidiary of the Borrower becoming a Subsidiary of the Borrower that is a Domestic Subsidiary (other than an Excluded Subsidiary), within 15 Business Days after the date of such formation, acquisition or Subsidiary becoming a Subsidiary of the Borrower that is a Domestic Subsidiary (other than an Excluded Subsidiary), notify the Administrative Agent and the Lenders thereof and, within 30 Business Days after such date or such longer period as the Administrative Agent shall agree or as set forth in the definition of Collateral and Guarantee Requirement for such class of assets, cause the Collateral and Guarantee Requirement to be satisfied with respect to such subsidiary and with respect to any Equity Interest in or Indebtedness of such subsidiary owned by or on behalf of any Loan Party, subject to Section 5.11(g).

(e)           [Reserved].

(f)            (i) Furnish to the Administrative Agent prompt written notice following any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or (C) in any Loan Party’s organizational identification number, provided, that to the extent required to maintain perfection of such Collateral, within 30 days after such change (or such later period agreed by the Administrative Agent in its discretion (acting at the direction of the Required Lenders)), the Borrower will file (or direct an agent to file on its behalf) such Uniform Commercial Code financing statements that are required in order for the Collateral Agent to continue following such change to have a valid, legal and perfected security interest such Collateral (to the extent intended to be created by the Security Documents by a filing of an “all assets” financing statement) and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(g)           The Collateral and Guarantee Requirement and the other provisions of this Section 5.11 need not be satisfied with respect to Excluded Assets.

For the avoidance of doubt, and without limitation, Section 5.11 shall apply to any division of a Loan Party required to become a Loan Party pursuant to the terms of the Loan Documents and to any allocation of assets to a series of a limited liability company.

Section 5.12         Fiscal Year; Accounting. In the case of the Borrower, cause its fiscal year to end on December 31.

Section 5.13          [Reserved].

Section 5.14          Lender Meetings. In the case of the Borrower, participate in a conference call with the Lenders not more than once during each fiscal quarter to be held at such time and date as may be reasonably agreed upon by the Borrower and the Required Lenders.

Section 5.15         Securitization Matters. Each of the Loan Parties party to any of the Qualified Securitization Documents shall enforce all of their rights and obligations under such Qualified Securitization Document.

Section 5.16          Compliance with Anti-Corruption Laws and Sanctions Laws. (A) Maintain policies and procedures reasonably designed to ensure compliance by the Borrower, the Subsidiaries, and their respective directors, officers, employees, and agents with the Anti-Corruption Laws and (B) within 90 days of the Closing Date (or such later date as may be agreed to by Administrative Agent in its sole discretion) and thereafter maintain policies and procedures reasonably designed to ensure compliance by the Borrower, the Subsidiaries, and their respective directors, officers, employees, and agents with Sanctions Laws.

Section 5.17         Post-Closing Matters. Deliver to Administrative Agent, in form and substance reasonably satisfactory to the Required Lenders, the items described on Schedule 5.17 hereof or take such actions described on Schedule 5.17, in each case, on or before the dates specified with respect to such items on Schedule 5.17 (or, in each case, such later date as may be agreed to by Required Lenders in its sole discretion). All conditions, covenants, representations and warranties contained in this Agreement and the other Loan Documents will be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described on Schedule 5.17 within the time periods specified thereon, rather than as elsewhere provided in the Loan Documents).

Section 5.18         [Reserved].

Section 5.19         Board Observers. At the request of GSO (for so long as GSO is a Lender hereunder), invite a representative of GSO to attend in a non-voting observer capacity all meetings of the Board of Directors of the Borrower and any meetings of any committees of the Board of Directors of the Borrower. The Borrower shall reimburse such representative for its reasonable and documented out-of-pocket expenses in connection with attending any such meetings, in a manner consistent with the Borrower’s reimbursement of similar expenses of the directors of the Borrower. Notice of any such meetings shall be given to the GSO Representative in the same manner and at the same time as is given to the members of the Board of Directors or committee members, as the case may be. The GSO Representative shall be provided with copies of all information (including a meeting agenda and board package, if any such materials are prepared) that is provided to such directors or committee members (whether prior to, at, or subsequent to any such meetings), at the same time as such materials are provided to such directors or committee members, and copies of the minutes (both drafts and final versions) of all meetings of such directors or committee members, concurrently with the distribution of such minutes to such directors or committee members. Notwithstanding anything to the contrary contained herein, in the event that (i) in the reasonable judgment of the Board of Directors of the Borrower, an issue is to be discussed at a meeting of such Board of Directors (or material is to be distributed at such meeting) which is not appropriate to be discussed in the presence of (or provided to) GSO due to an actual or potential conflict of interest (including any matters related to this Agreement, the other Loan Documents or any transactions contemplated hereby), or (ii) GSO’s attendance at such meeting (or receipt of material to be distributed at such meeting) may jeopardize, adversely affect or otherwise impair the attorney-client privilege or any recognized accountant-client privilege, then, in each case, (x) the Borrower shall provide notice of such fact to GSO and GSO shall not have the right to participate in any portion of such meeting that involves the matters described in clauses (i) or (ii) above, and (y) the Borrower shall have the right to withhold from GSO all applicable board meeting material and copies of minutes with respect to the matters described in clauses (i) or (ii) above.

Section 5.20         Compliance with Collateral and Guarantee Requirement. Comply in all respects with the Collateral and Guarantee Requirement with respect to each such Loan Party.

Article VI

Negative Covenants

The Borrower covenants and agrees with each Lender that until Payment in Full, the Borrower will not, and will not cause or permit any of the Subsidiaries to:

Section 6.01         Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a)           Indebtedness (other than intercompany Indebtedness) of the Subsidiaries existing, or incurred pursuant to facilities existing, on the Closing Date and set forth on Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness or, without duplication, replacements of such facilities that would constitute Permitted Refinancing Indebtedness with respect to such facilities if all Indebtedness available to be incurred thereunder were outstanding on the date of such replacement;

(b)           Indebtedness created hereunder and under the other Loan Documents;

(c)           Indebtedness of the Borrower and the Subsidiaries pursuant to Swap Agreements consisting of (i) non-speculative Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities (including currency risks), and (ii) non-speculative Swap Agreements entered into in the ordinary course of business in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary;

(d)           Indebtedness of the Borrower and the Subsidiaries owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, warehouse receipts or similar instruments, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case, provided in the ordinary course of business; provided, that that any reimbursement obligations in respect thereof are reimbursed within 60 days following the incurrence thereof (or such longer period as is permitted without interest or other charges under the benefit plan or other instrument under which reimbursement is to be made);

(e)           Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided, that (i) Indebtedness of any Subsidiary that is not a Subsidiary Loan Party owing to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04, and (ii) Indebtedness of the Borrower owing to any Subsidiary and Indebtedness of any other Loan Party owing to any Subsidiary that is not a Subsidiary Loan Party shall be subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Required Lenders;

(f)            Indebtedness of the Borrower and the Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case, including those incurred to secure health, safety, insurance and environmental obligations of the Borrower and its Subsidiaries as conducted in accordance with good and prudent business industry practice and otherwise as permitted by the Loan Documents, in an aggregate principal amount not to exceed $5,750,000 at any one time outstanding;

(g)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business and in good faith; provided, that (i) such Indebtedness (other than credit or purchase cards) is extinguished within 30 Business Days of notification to the Borrower of its incurrence; and (ii) such Indebtedness in respect of credit or purchase cards is extinguished within 90 days from its incurrence;

(h)           (i) Indebtedness of a Subsidiary acquired after the Closing Date or a person merged into or consolidated with the Borrower or any Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness, in each case, exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement, and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided, that the aggregate principal amount of any such Indebtedness for borrowed money (other than intercompany items) at the time of, and after giving effect to, such acquisition, merger or consolidation, such assumption or such incurrence, as applicable (together with all other Indebtedness outstanding pursuant to this paragraph (h) or paragraph (i) of this Section 6.01), would not be in a aggregate outstanding principal amount that exceeds the greater of $28,750,000 and 10% of Net Receivables Financing Profit as of the last day of the most recently ended Test Period at any one time outstanding;

(i)             (i) Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by the Borrower or any Subsidiary prior to or within 365 days after the acquisition, lease or improvement of the respective asset permitted under this Agreement in order to finance such acquisition or improvement and (ii) any Permitted Refinancing Indebtedness in respect thereof, collectively, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof (together with Indebtedness outstanding pursuant to this paragraph (i) or paragraph (h) of this Section 6.01) would not be in a aggregate outstanding principal amount that exceeds the greater of $28,750,000 and 10% of Net Receivables Financing Profit as of the last day of the most recently ended Test Period at any one time outstanding;

(j)             Indebtedness in respect of the First Lien Credit Agreement and any Permitted Refinancing Indebtedness with respect thereto, in an aggregate principal amount at any one time outstanding not to exceed $795,000,000; provided that such Indebtedness is secured only by the Liens permitted under Section 6.02 and shall be subject to the First-Second Intercreditor Agreement;

(k)            other Indebtedness of the Borrower or any Subsidiary, in an aggregate principal amount at any one time outstanding pursuant to this paragraph (k) not in excess of the greater of $28,750,000 and 10% of Net Receivables Financing Profit as of the last day of the most recently ended Test Period at any one time outstanding;

(l)             Guarantees by the Borrower or any Subsidiary of any Indebtedness of the Borrower or any Subsidiary permitted to be incurred under this Agreement; provided, that, notwithstanding anything to the contrary in this Section 6.01, (i) the Borrower and the Loan Parties shall not Guarantee the Indebtedness of any Subsidiary that is not a Loan Party unless such Guarantee is permitted under Section 6.04, (ii) any Guarantees by the Borrower or any Loan Party under this Section 6.01(l) of any other Indebtedness of a person that is subordinated in right of payment to other Indebtedness of such person shall be expressly subordinated in right of payment to the Obligations on terms not materially less favorable to the Lenders than the subordination terms of such other Indebtedness, and (iii) no Subsidiary shall Guarantee any Junior Indebtedness (or Permitted Refinancing Indebtedness in respect of any of the foregoing), unless such Subsidiary is also is or becomes a Guarantor and Loan Party hereunder;

(m)          Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition, in each case, to the extent such obligation or transaction is permitted by this Agreement;

(n)           reimbursement and similar obligations of Subsidiaries in respect of letters of credit or bank guarantees (other than Letters of Credit (as defined in the First Lien Credit Agreement)); provided that any reimbursement obligations in respect thereof and have an aggregate face amount at any one time outstanding not in excess of $69,000,000;

(o)           Indebtedness of the Borrower and the Subsidiaries supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(p)           Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(q)           to the extent constituting Indebtedness, all premium (if any), interest (including interest paid in kind and post-petition interest), fees, expenses, charges and additional or contingent interest on Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01;

(r)            Indebtedness consisting of unsecured vendor financing incurred in the ordinary course of business and consistent with past practices of the Borrower and its Subsidiaries, so long as the aggregate principal amount of such Indebtedness does not exceed $57,500,000 at any one time outstanding;

(s)           up to $11,500,000 in aggregate principal amount of Indebtedness of Foreign Subsidiaries at any time outstanding; provided, that to the extent that the terms of such Indebtedness are permitted hereunder, any increase in the amount of such Indebtedness as a result of capitalized or paid-in-kind interest or accreted principal on such Indebtedness pursuant to such terms shall not constitute a further issuance or incurrence of Indebtedness for purposes of this Section 6.01(s);

(t)            (i)(x) up to $57,500,000 in aggregate principal amount of Indebtedness consisting of earn-outs (cash or non-cash), indemnifications, deferred purchase price, purchase price adjustments and other similar obligations of the Borrower or any Subsidiary, in each case, incurred or assumed under a purchase agreement, deferred compensation or other similar arrangements incurred by such person in connection with the Transactions or any other Permitted Business Acquisitions or any other Investment, acquisition or sale or other Disposition permitted hereunder plus (y) any Existing Earn Out Obligations and (ii) any Permitted Refinancing Indebtedness incurred to Refinance any of the foregoing;

(u)           Indebtedness in respect of (i) netting services and similar services in connection with deposit accounts to the extent incurred in the ordinary course of business or other contingent liabilities arising out of the endorsement of checks, drafts and other instruments or other payment items for deposit or collection in the ordinary course of business and (ii) obligations arising under customary indemnity agreements to title insurers to cause such title insurers to issue title insurance policies;

(v)           Indebtedness in respect of judgments, orders, attachments or awards not resulting in an Event of Default under Section 7.01(j) or in respect of appeal or other surety bonds relating to, and settlements in connection with, such judgments, orders, attachments or awards;

(w)          Indebtedness consisting of unfunded pension fund and other employee benefit obligations and liabilities incurred in the ordinary course of business to the extent they are permitted to remain unfunded under applicable law;

(x)            Indebtedness of the Borrower and its Subsidiaries consisting of (i) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business and/or (ii) liabilities in respect of customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(y)           up to $11,500,000 in aggregate principal amount of Indebtedness consisting of obligations of the Borrower and its Subsidiaries under deferred compensation or other similar arrangements with employees incurred by such Person in connection with the Transactions, any Permitted Business Acquisition or any other Investment expressly permitted hereunder;

(z)            Indebtedness in respect of license agreements, to the extent constituting guaranteed minimum revenues and similar obligations in the ordinary course of business;

(aa)          the Closing Date Subordinated Note in an amount not to exceed $25,000,000; provided that such amount may increase solely with respect to any “payment in kind” interest that accrues pursuant to the Closing Date Subordinated Note;

(bb)         Indebtedness incurred pursuant to a Qualified Securitization Arrangement and any Permitted Refinancing in respect thereof in the form of a Qualified Securitization Arrangements in an aggregate principal amount not to exceed $632,500,000 at any one time outstanding (it being understood that to the extent a Qualified Securitization Arrangement is entered into by a Securitization Subsidiary, the amount of Indebtedness available under this clause (bb) shall be reduced dollar-for-dollar by the principal amount then outstanding under such Qualified Securitization Arrangement entered into by a Securitization Subsidiary); and

(cc)         Indebtedness in respect of the Existing Letters of Credit in amount not to exceed the stated amounts of such Existing Letters of Credit (and any Permitted Refinancing Indebtedness in respect thereof).

Section 6.02         Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including the Borrower or any Subsidiary of the Borrower) at the time owned by it, except:

(a)           Liens on property or assets of the Subsidiaries existing on the Closing Date and set forth on Schedule 6.02(a) and any Lien granted as a replacement or substitute therefor; provided, that (i) any such replacement or substitute; Liens shall secure only those obligations that they secure on the Closing Date (and Permitted Refinancing Indebtedness in respect thereof permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary other than the property and assets subject thereto on the Closing Date (plus improvements and accessions to such property and assets) and (ii) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien is permitted, subject to compliance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness”;

(b)           any Lien created under the Loan Documents or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(c)           any Lien on any property or asset of the Borrower or any Subsidiary (i) securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h) or (ii) acquired after the Closing Date in a transaction permitted by this Agreement and securing Indebtedness in an aggregate amount not to exceed $17,250,000 at any one time; provided, that such Lien (A) does not apply to any other property or assets of the Borrower or any of the Subsidiaries not securing such Indebtedness, at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing Indebtedness incurred prior to such date and which Indebtedness is permitted hereunder, such Indebtedness owing to the same financier as the financier of such Indebtedness at the date of the acquisition, that require a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (B) such Lien is not created in contemplation of or in connection with such acquisition, (C) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien is permitted, subject to compliance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness” and (D) in the case of clause (ii) of this Section 6.02(c), (x) after giving effect to any such Lien and the incurrence of Indebtedness, if any, secured by such Lien is created, incurred, acquired or assumed (or any prior Indebtedness becomes so secured) on a Pro Forma Basis, (I) if prior to the Discharge of Senior Debt Obligations, the Consolidated First Lien Leverage Ratio, calculated as of the last day of the most recently ended and Reported fiscal quarter, shall be less than or equal to 2.875 to 1.00 and (II) if after the Discharge of Senior Debt Obligations, the Consolidated Total Leverage Ratio, calculated as of the last day of the most recently ended and Reported fiscal quarter, shall be less than or equal to 2.875 to 1.00, (y) at the time of the incurrence of such Lien and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (z) the Indebtedness or other obligations secured by such Lien are otherwise permitted by this Agreement;

(d)           Liens for Taxes, assessments and governmental charges the payment of which is not required under Section 5.03;

(e)            landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations (including those other than for borrowed money) that are not overdue by more than 60 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f)            (i) pledges or deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges or deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to, the Borrower or any Subsidiary;

(g)           deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness for borrowed money), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with public utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by the Borrower or any Subsidiary in the ordinary course of business, including those incurred to secure health, safety, insurance and environmental obligations in the ordinary course of business;

(h)           zoning restrictions, survey exceptions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on or agreements dealing with the use of real property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary (taken as a whole);

(i)             purchase money security interests in equipment or other property or improvements thereto hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary (including the interests of vendors and lessors under conditional sale and title retention agreements related thereto); provided, that (i) such security interests secure Indebtedness permitted by Section 6.01(i) (including any Permitted Refinancing Indebtedness in respect thereof), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 365 days after such acquisition, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of such equipment or other property or improvements at the time of such acquisition or construction, including transaction costs incurred by the Borrower or any Subsidiary in connection with such acquisition (including any Permitted Refinancing Indebtedness incurred in respect thereof) and (iv) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary (other than to improvements and accessions to such equipment or other property or improvements but not to other parts of the property to which any such improvements are made); provided, further, that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender; provided, still further, that such security interest shall not be required to secure Indebtedness under Section 6.01(i), if (x) after giving effect to any such Lien and the incurrence of Indebtedness secured by such Lien is created, incurred, acquired or assumed (or any prior Indebtedness becomes so secured) on a Pro Forma Basis, (I) if prior to the Discharge of Senior Debt Obligations, the Consolidated First Lien Leverage Ratio, calculated as of the last day of the most recently completed and Reported fiscal quarter, shall be less than or equal to 3.00 to 1.00 and (II) if after the Discharge of Senior Debt Obligations, the Consolidated Total Leverage Ratio, calculated as of the last day of the most recently completed and Reported fiscal quarter, shall be less than or equal to 3.45 to 1.00, (y) at the time of the incurrence of such Lien and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom, and (z) the Indebtedness or other obligations secured by such Lien are otherwise permitted by this Agreement;

(j)             Liens on the Collateral securing Indebtedness incurred pursuant to Section 6.01(j) subject to the First-Second Intercreditor Agreement;

(k)            Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l)             Liens on the Securitization Assets arising in connection with a Qualified Securitization Financing;

(m)           Liens disclosed by the title insurance policies delivered on or subsequent to the Closing Date and pursuant to Section 5.11 and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal plus any improvements and accessions to such property; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(n)           any interest or title of a lessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(o)           Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(p)           Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(q)           Liens on cash securing obligations in respect of standby letters of credit or on the goods (or the documents of title in respect of such goods) financed by trade letters of credit and the proceeds and products thereof in the case of trade letters of credit securing obligations in respect of such trade related letters of credit in each case permitted under Sections 6.01(f), (k) and (cc);

(r)            licenses of software that are not material to the conduct of any of the business lines of the Borrower and the Subsidiaries and the value of which does not constitute a material portion of the assets of the Borrower and its Subsidiaries, taken as a whole, and such license does not materially interfere with the ordinary course of conduct of the business of the Borrower or any of its Subsidiaries;

(s)           Liens (x) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods or (y) on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(t)            Liens on the assets of a Foreign Subsidiary that secure Indebtedness of such Foreign Subsidiary that is permitted to be incurred under Section 6.01;

(u)           Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder with respect to any acquisition that would constitute an Investment permitted by this Agreement;

(v)           Liens (i) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Loan Party or Subsidiary thereof in the ordinary course of business or (ii) incurred by the Borrower or its Subsidiaries arising under Section 2-505 of the UCC;

(w)          Liens in favor of the Borrower or any Loan Party;

(x)           Liens arising from precautionary Uniform Commercial Code financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(y)           Liens of licensors and franchisors in the ordinary course of business not securing Indebtedness (other than in respect of licenses, to the extent constituting Indebtedness with respect to guaranteed minimum revenues and similar obligations in the ordinary course of business permitted under Section 6.01(z)); provided that such liens of licensors shall not extend to any assets other than the licenses subject to such agreement any payments in respect thereof;

(z)           Liens on not more than $11,500,000 of deposits securing Swap Agreements permitted to be incurred under Section 6.01(c);

(aa)         Liens (x) on insurance policies and the proceeds thereof or securing the financing of premiums with respect thereto and/or (y) securing other insurance premium financing arrangements; provided, that such Liens are limited to the applicable unearned insurance premiums;

(bb)        Liens incurred to secure cash management services in the ordinary course of business and in good faith; provided, that such Liens are not incurred in connection with, and do not secure, any borrowings or Indebtedness;

(cc)         deposits or other Liens with respect to property or assets of the Borrower or any Subsidiary; provided, that the obligations secured by such Liens shall not exceed the greater of $14,375,000 and 5% of Net Receivables Financing Profit as of the last day of the most recently ended Test Period at any one time outstanding;

(dd)        leases and subleases not constituting Capital Lease Obligations of real property not material to the conduct of any business line of the Borrower and its Subsidiaries granted to others in the ordinary course of business that do not materially and adversely interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries (taken as a whole);

(ee)         Liens on assets of Excluded Subsidiaries to the extent securing Indebtedness of Excluded Subsidiaries which are non-recourse to the Loan Parties and otherwise not expressly restricted hereunder; provided, that the obligations secured by such Liens shall not exceed $11,500,000 at any one time outstanding;

(ff)           Liens consisting of (i) customary rights of first refusal, options, tag, drag and similar rights in joint venture agreements and agreements with respect to non-wholly owned Subsidiaries and (ii) encumbrances or restrictions (including put and call arrangements) in favor of a party to a joint venture agreement with respect to Equity Interests of, or assets owned by, any joint venture or similar arrangement pursuant to any joint venture agreement or similar agreement;

(gg)         Liens on property acquired pursuant to a Permitted Business Acquisition (and the proceeds thereof) or assets of a Subsidiary in existence at the time such Subsidiary is acquired pursuant to a Permitted Business Acquisition or a Permitted Refinancing thereof; provided that (i) such Lien was not created in contemplation of such Permitted Business Acquisition, (ii) such Lien does not extend to or cover any additional property (other than improvements and accessions to such property) and (iii) the Indebtedness secured thereby is permitted under Section 6.01(h);

(hh)        Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(ii)            Liens on cash securing obligations in respect of standby letters of credit or on the goods (or the documents of title in respect of such goods) financed by trade letters of credit and the proceeds and products thereof in the case of trade letters of credit securing obligations in respect of such trade related letters of credit in each case permitted under Sections 6.01(n); provided that any cash collateral supporting such letters of credit shall not at any time exceed $11,500,000 outstanding;

(jj)            Liens on cash or Cash Equivalents used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is permitted by this Agreement

(kk)         (i) licenses or sublicenses granted by the Borrower and/or its Subsidiaries permitted in accordance with the terms of this Agreement, (ii) leases or subleases granted by the Borrower or any of its Subsidiaries to other Persons not materially interfering with the conduct of the business of the Borrower or any Guarantor, (iii) any interest or title of a lessor, sublessor or licensor under any Lease, (iv) restriction or encumbrance to which the interest or title of such lessor or sublessor may be subject, (v) subordination of the interest of the lessee or sub-lessee under such Lease to any restriction or encumbrance referred to in the preceding clause (iv) and (vi) royalty, revenue, profit sharing or buy/sell arrangements arising out of Joint Ventures, purchase and sale contracts, development contracts or other arrangements permitted hereunder;

(ll)           [Reserved].

(mm)        Liens on Credit Support Assets sold or pledged pursuant to the terms of a Permitted Credit Support Arrangement; and

(nn)         extensions, renewals, refinancings and replacements of the Liens described above, so long as (i) the Indebtedness or other obligations secured by any such Lien at the time of any such extension, renewal, refinancing or replacement is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) of such Indebtedness or obligations and (B) an amount necessary to pay any unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses related to such extension, renewal, refinancing or replacement  and (ii) no additional property (other than accessions, improvements, and replacements in respect of such property) is subject to such Lien.

Section 6.03         Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 6.04         Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger; and including in one transaction or a series of transactions) any Equity Interests, Indebtedness, other securities of or of all or substantially all of the property and assets or business of another person or assets constituting a business unit, line of business or division of such person, make or permit to exist any loans, advances or capital contributions to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), in any other person, except:

(a)            the consummation of the Transactions pursuant to and in accordance with the Transaction Documents;

(b)           (x) Investments by (x) the Borrower or the Subsidiaries in other Subsidiaries effective as of the Closing Date as set forth on Schedule 6.04, and (y) any modification, renewal or extension thereof, so long as the aggregate amount of all Investments pursuant to clause (x) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date or to the extent that such increase utilizes another available basket under this Section 6.04), (ii) Investments by the Borrower or any Subsidiary Loan Party in the Borrower or any Subsidiary Loan Party; (iii) [reserved]; (iv) Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party and (v) Investments by the Borrower or any Subsidiary in the Borrower or any Subsidiary not otherwise permitted in clauses (ii), (iii) or (iv) above in an aggregate amount for all such Investments made or deemed made pursuant to this Section 6.04(b)(v) that are at that time outstanding in an amount not to exceed the greater of (1) $34,500,000 and (2) 12.5% of Net Receivables Financing Profit as of the last day of the most recently ended Test Period at any one time outstanding (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, that intercompany current liabilities incurred in the ordinary course of business and in good faith in connection with cash management operations shall not be included in calculating the limitation in this Section 6.04(b) at any time;

(c)           Investments in cash and Cash Equivalents;

(d)           Investments arising out of the receipt by the Borrower or any Subsidiary of noncash consideration for the sale of assets permitted under Section 6.05;

(e)            (i) advances of payroll payments and expenses to employees of the Borrower or any Subsidiary in the ordinary course of business and (ii) commissions, travel, and similar advances to officers and employees of the Borrower or any Subsidiary made in the ordinary course of business not to exceed $5,750,000 at any one time outstanding;

(f)            (i) Accounts, accounts receivable arising, notes receivable, and trade credit granted, in the ordinary course of business, (ii) any securities received in satisfaction or partial satisfaction of defaulted accounts receivable from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss, (iii) any prepayments and other credits to suppliers made in the ordinary course of business;

(g)           Indebtedness in respect of (i) Swap Agreements permitted pursuant to Section 6.01(c) and (ii) vendor financing permitted pursuant to Section 6.01(r);

(h)           Investments existing on the Closing Date and set forth on Schedule 6.04 and any modification, replacement, renewal or extension thereof; provided that the amount of the original Investment (or as the context may require, commitment to invest) is not increased except by the terms of such original Investment disclosed to the Required Lenders in writing prior to the Closing Date or as otherwise permitted by another clause this Section 6.04;

(i)             Investments resulting from (i) pledges and deposits referred to in Sections 6.02(f), (g), (k), (s) and (u) and (ii)  indemnities made in the ordinary course of business or in the Transaction Documents;

(j)            additional Investments by the Borrower or any of its Subsidiaries having an aggregate amount at any one time outstanding not to exceed the greater of $28,750,000 and 10% of Net Receivables Financing Profit as of the last day of the most recently ended Test Period at any one time outstanding (with the Fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(k)            Investments constituting Permitted Business Acquisitions;

(l)             Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons;

(m)           intercompany loans and other Investments between Foreign Subsidiaries;

(n)           Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business;

(o)           (i) Investments to the extent that payment for such Investments is made solely with Equity Interests of the Borrower (other than with Disqualified Stock) (or the net cash proceeds thereof) not applied for any other purpose and (ii) Investments received substantially contemporaneously in exchange for Equity Interests of the Borrower (in whole or in part); provided, that (x) no Change in Control would result therefrom, and (y) such Equity Interests do not constitute Disqualified Stock;

(p)           Investments (including Indebtedness and Equity Interests) received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising, in each case, in the ordinary course of business or Investments acquired by the Borrower as a result of a foreclosure by the Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(q)           Investments of a Person in existence at the time such Person becomes a Subsidiary or is merged into or consolidated with a Subsidiary in accordance with Section 6.05 after the Closing Date to the extent that (i) such acquisition, merger or consolidation is permitted under this Section 6.04, (ii) such Investments of such Person were not made in contemplation of or in connection with such acquisition, merger or consolidation, and (iii) such Investments were in existence on the date of such acquisition, merger or consolidation;

(r)            Investments in joint ventures or similar arrangements not to exceed the greater of $14,375,000 and 5% of Net Receivables Financing Profit as of the last day of the most recently ended Test Period at any one time outstanding (in each case, determined at the time made and without giving effect to subsequent changes in value);

(s)           Guarantees by (i) the Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by the Borrower or any Subsidiary in the ordinary course of business and (ii) any Foreign Subsidiary of operating leases (other than Capital Lease Obligations) or of obligations that do not constitute Indebtedness, in each case, entered into by any Foreign Subsidiary in the ordinary course of business;

(t)            Investments made with Excluded Contributions provided that (i) at the time of such Investment and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom and (ii) such Excluded Contributions shall not have been otherwise applied for any other purpose;

(u)           Investments made by Subsidiaries that are not Subsidiary Loan Parties solely to the extent such Investments are made with the proceeds received by such Subsidiary from an Investment in such Subsidiary made pursuant to Sections 6.04(b)(v), or (j);

(v)           Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to Section 6.04);

(w)          Investments arising directly out of the receipt by the Borrower or any Subsidiary of non-cash consideration for any sale or other Disposition of assets permitted under Section 6.05 (other than Section 6.05(e)) or any other Disposition of property not constituting an Asset Sale;

(x)           (i) Investments in a Securitization Subsidiary to the extent required by the applicable Qualified Securitization Financing Documentation therefor or resulting from the transfers of Securitization Assets; provided, however, that any such Investment in a Securitization Subsidiary is in the form of a contribution of additional Securitization Assets or as equity (other than Disqualified Stock), (ii) Investments in any Securitization Subsidiary in the form of Permitted Credit Support Services (provided any such Investments in the form of Permitted Securitization Cash Collateral may not exceed the Permitted Securitization Cash Collateral Amount at any one time outstanding) and (iii) distributions or payments of Securitization Fees in connection with a Qualified Securitization Financing;

(y)           Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(z)           Investments for which no consideration is provided by any Loan Party or any Subsidiary;

(aa)         Investments resulting from the sale of Credit Support Assets pursuant to any Permitted Credit Support Arrangement; and

(bb)        Investments that constitute Dividends that are permitted by Section 6.06.

Notwithstanding anything to the contrary contained in Section 6.04 above, the Borrower and its Subsidiaries shall not, directly (and shall cause their Subsidiaries not to, directly or indirectly) make any Investments pursuant to clauses (j) and (s) above in order to make Dividends not otherwise permitted under Section 6.06 or Junior Indebtedness Payments not otherwise permitted under Section 6.09(b).

For purposes of this Section 6.04, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, and shall be net of returns of capital, repayment of principal or net disposition proceeds in respect thereof (up to the aggregate amount actually invested).

Section 6.05         Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it (including by division), or sell, transfer, lease or otherwise Dispose of (in one transaction or in a series of transactions including by allocation of any assets to a series of a limited liability company) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of any Subsidiary or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all of any division, unit or business of any other person, except that this Section shall not prohibit:

(a)          (i) the lease, purchase and sale of inventory, in each case, in the ordinary course of business by the Borrower or any Subsidiary and sales of accounts receivables pursuant to the terms of a Permitted Credit Support Arrangement, (ii) the acquisition of any other asset in the ordinary course of business by the Borrower or any Subsidiary, (iii) the sale or other Dispositions of (x) inventory, goods held for sale or immaterial assets, in each case, in the ordinary course of business and (y) worn out, obsolete, scrap or surplus assets or assets no longer useful in the conduct of the business of the Loan Parties and their Subsidiaries or otherwise economically impracticable to maintain, or (iv) the sale of Cash Equivalents in the ordinary course of business;

(b)          if at the time thereof and immediately thereafter no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger of any Subsidiary into the Borrower in a transaction in which the Borrower is the survivor, (ii) the merger or consolidation of (x) any Domestic Subsidiary into or with any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is a Subsidiary Loan Party or (y) any Foreign Subsidiary into or with any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is a Subsidiary Loan Party, and, in the case of each of clauses (i) and (ii), no person other than the Borrower or Subsidiary Loan Party receives any consideration, (iii) the merger or consolidation of any Subsidiary that is not a Loan Party into or with any other Subsidiary that is not a Loan Party or (iv) the liquidation or dissolution or change in form of entity of any Subsidiary (other than the Borrower) in accordance with Section 5.01(a)(ii) if the Borrower determines in good faith that such liquidation, change in form or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;

(c)          sales, transfers, leases or other Dispositions to the Borrower or a Subsidiary (upon voluntary liquidation or otherwise); provided, that any sales, transfers, leases or other Dispositions by a Loan Party to a Subsidiary that is not a Loan Party in an amount in excess of $11,500,000 shall not be permitted under this clause (c);

(d)           any Disposition of Securitization Assets or Permitted Securitization Cash Collateral to a Securitization Subsidiary or any Securitization Provider (solely to the extent subject to a Qualified Securitization Financing) and in the case of the PNC Securitization Financing, solely to the extent such Disposition is prior to the Purchase and Sale Termination Date but giving effect to any extension thereof (as defined in the PNC Purchase and Sale Agreement as in effect on the date hereof);

(e)          Investments permitted by Section 6.04 (other than Section 6.04(v)), Liens permitted by Section 6.02 and Dividends permitted by Section 6.06;

(f)          any swap of assets with a fair market value not to exceed $11,500,000 in the aggregate during the term of this Agreement in exchange for other assets of comparable or greater value or usefulness to the business of the Borrower and the Subsidiaries taken as a whole, as determined in good faith by the management of the Borrower, provided that (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) for the avoidance of doubt, such swap of assets shall not, directly or indirectly, be made for the purposes of making a Dividend not otherwise permitted under Section 6.06 or Junior Indebtedness Payment not otherwise permitted under Section 6.09(b);

(g)          the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(h)          sales, transfers or other Dispositions of the assets of a subsidiary for fair market value in connection with the dissolution of any Subsidiary that is not a Loan Party not in excess of $11,500,000;

(i)          any Permitted Business Acquisition or merger or consolidation in order to effect a Permitted Business Acquisition; provided, that following any such merger or consolidation (i) involving the Borrower, the Borrower is the surviving corporation, (ii) involving a Domestic Subsidiary, the surviving or resulting entity shall be a Subsidiary Loan Party that is a Wholly Owned Subsidiary and (iii) involving a Foreign Subsidiary, the surviving or resulting entity shall be a Wholly Owned Subsidiary;

(j)          licensing and cross-licensing arrangements (other than any perpetual or royalty free licensing arrangements) involving any technology, intellectual property or other intellectual property rights of the Borrower or any Subsidiary in the ordinary course of business and other licensing and cross-licensing arrangements involving any technology, intellectual property or other intellectual property rights of the Borrower or any Subsidiary that do not materially and adversely interfere with the ordinary course of the business of the Borrower or any of its Subsidiaries, taken as a whole and/or that are not material and adverse to the ordinary course of conduct of the business of the Borrower or any of its Subsidiaries, taken as a whole;

(k)          the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(l)          sales, leases or other Dispositions of equipment or other assets (excluding, inventory, accounts receivable, Equity Interests, Intellectual Property, assets constituting a business division, unit, line of business, all or substantially all of the assets of any Material Subsidiary, sale and lease-back transactions and receivables) of the Borrower and the Subsidiaries determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or any of the Subsidiaries; provided, that the Net Proceeds thereof are applied in accordance with Section 2.11(b);

(m)         subject to additional limitations on amendments or modifications of agreements set forth herein, the termination, amendment or modification of agreements in the ordinary course of business or that the Borrower has reasonably determined in good faith is in the best interests of the Loan Parties and their Subsidiaries, provided that such terminations, amendments or modifications are not materially adverse to the Lenders and would not reasonably be expected to result in a Material Adverse Effect;

(n)         any transfer of property or assets that represents a surrender or waiver of a contract right or a settlement, surrender or release of a contract or tort claim; provided, that such surrender or waiver is not materially adverse to the Lenders and would not reasonably be expected to result in a Material Adverse Effect;

(o)         Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture agreements and similar binding agreements;

(p)         the unwinding of any Swap Agreement or hedging contract;

(q)         the lapse or abandonment in the ordinary course of business of any Intellectual Property no longer material to the business; and

(r)          sales and other Dispositions for fair market value in an aggregate amount not to exceed $115,000,000; provided that with respect to any such sale or other Disposition with a purchase price in excess of $28,750,000 at least 75% of the consideration for such Disposition shall consist of cash or Cash Equivalents (provided that for purposes of the 75% cash or Cash Equivalents consideration requirement, (w) the greater of the principal amount and carrying value of any liabilities (as reflected on the most recent balance sheet of the Borrower provided hereunder or in the footnotes thereto), or if incurred, accrued or increased subsequent to the date of such balance sheet, such liabilities that would have been reflected on the balance sheet of the Borrower or in the footnotes thereto if such incurrence, accrual or increase had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of the Borrower or such Subsidiary, other than liabilities that are by their terms subordinated to the Obligations, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such sale or Disposition) pursuant to a written agreement which releases such Borrower or such Subsidiary from such liabilities, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such sale or Disposition, (y) any Securities received by any Loan Party from the transferee that are converted by such Person into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable sale or Disposition and (z) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value (as reasonably determined in good faith by the Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) that is at that time outstanding, shall not exceed the greater of $5,750,000 and 2.5% of Net Receivables Financing Profit as of the last day of the most recently Test Period.

Notwithstanding anything to the contrary contained in Section 6.05 above, (i) no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 (except as permitted to Loan Parties pursuant to Section 6.05(c)) unless such disposition is for fair market value (as reasonably determined in good faith by the Borrower), and (ii) no sale, transfer or other disposition of assets with a fair market value of more than $11,500,000 shall be permitted by paragraph (l) of this Section 6.05 unless such disposition is for at least 75% cash consideration; provided, that for purposes of clause (ii), the amount of any secured Indebtedness of the Borrower or any Subsidiary or other Indebtedness of a Subsidiary that is not a Loan Party (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet or in the notes thereto) that is assumed by the transferee of any such assets shall be deemed to be cash; provided, further that, any such sale or transfer or other disposition shall not include any material Intellectual Property or Material License Agreements.

To the extent that any Collateral is sold or otherwise disposed of as permitted by this Section 6.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, which Liens shall be automatically released upon the consummation of such Disposition; it being understood and agreed that the Collateral Agent shall be authorized to take, and shall take, any actions reasonably requested by the Borrower in order to effect the foregoing in accordance with Section 9.20 hereof.

Section 6.06         Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make, directly or indirectly, any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any subsidiary of the Borrower to purchase or acquire) any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests of the person redeeming, purchasing, retiring or acquiring such shares) (any of the foregoing dividends, distributions, redemptions, repurchases, retirements, other acquisitions or setting aside of amounts, “Dividends”); provided, however, that:

(a)          (i) any Subsidiary may declare and pay dividends to, or make other distributions to, the Borrower or any Subsidiary that is a direct parent of such Subsidiary and, if not a Wholly Owned Subsidiary, to each other direct owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Subsidiary) based on their relative ownership interests; and (ii) to the extent permitted by Section 6.04, any Subsidiary that is not a Wholly Owned Subsidiary may repurchase its Equity Interests from any owner of the Equity Interests of such Subsidiary that is not the Borrower or a Subsidiary;

(b)         any person may make noncash repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or other securities convertible or exchangeable for Equity Interests if such Equity Interests represent a portion of the exercise, conversion or exchange price thereof;

(c)          any person may make distributions to minority shareholders of any subsidiary that is acquired pursuant to a Permitted Business Acquisition pursuant to appraisal or dissenters’ rights with respect to shares of such subsidiary held by such shareholders; and

(d)          the Borrower or any Subsidiary may make payments of cash, or dividends, distributions or advances to allow such person to make payments of cash, in lieu of the issuance of fractional shares upon exercise of warrants or upon the conversion or exchange of Equity Interests of such person; provided, however, that the aggregate amount of such payments, dividends, distributions or advances payable under this clause (d) in cash shall not exceed, when taken together with the amounts under clause (g) below, the greater of $5,750,000 and 2.5% of Net Receivables Financing Profit as of the last day of the most recently ended Test Period; provided that the aggregate amount of such Dividends shall not exceed $28,750,000;

(e)          any Loan Party or Subsidiary thereof may make payments and distributions in respect of the Transactions, to the extent constituting a Dividend;

(f)          the Borrower may declare and pay Dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Stock);

(g)         the Borrower may make Dividends pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries (including, without limitation, redemptions or repurchases of Equity Interests (i) deemed to occur upon exercise of options or warrants or similar rights by the delivery of Equity Interests in satisfaction of the exercise price such options or warrants or similar rights or (ii) in consideration of withholding or similar taxes payable by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing)) provided, however, that the aggregate amount under this clause (g) shall not exceed, when taken together with the amounts under clause (d) above, the greater of $5,750,000 and 2.5% of Net Receivables Financing Profit as of the last day of the most recently ended Test Period; provided that the aggregate amount of such Dividends shall not exceed $28,750,000;

(h)         the Borrower may make additional Dividend payments in an aggregate amount not to exceed $2,875,000 so long as no Default or Event of Default has occurred and is continuing or would occur; and

(i)          to the extent constituting a Dividend or Distribution, any payments of cash and/or Equity Interests (other than Disqualified Stock) of the Borrower to a holder of the Closing Date Subordinated Convertible Note (or for the benefit of a holder of the Closing Date Subordinated Convertible Note) upon the conversion thereof in accordance with the terms thereof; provided that any payments in cash, either must be (x) from proceeds of issuances after the Closing Date of Equity Interests (other than Disqualified Stock and to the extent not otherwise applied) in the Borrower or (y) permitted to be paid pursuant to Section 6.09(b)(i)(F)(ii).

Section 6.07         Transactions with Affiliates. (a) [reserved]; or (b) sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates if they involve one or more payments by Borrower or any of its Subsidiaries in excess of $1,150,000 for any single transaction or series of related transactions, unless such transaction is (i) otherwise expressly permitted (or required) with such Affiliates or holders under this Agreement or (ii) upon terms not materially less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate; provided, that this clause (ii) shall not apply to (A) the indemnification of directors of the Borrower or the Subsidiaries in accordance with customary practice or (B) to the extent otherwise permitted under this Agreement (each of which shall not be prohibited by this Section 6.07), the following:

(i)          any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, deferred compensation agreements, bonuses, stock options and stock ownership plans or health, disability, insurance, severance or similar employee benefit plans approved by the Board of Directors of Borrower;

(ii)         any other transactions permitted pursuant to Section 6.04(x)(ii), 6.05(b), 6.05(d), or 6.06;

(iii)        transactions among the Borrower and the Loan Parties and transactions among the Loan Parties;

(iv)        the payment of fees and indemnities to directors, officers, employees and consultants of the Borrower and the Subsidiaries in the ordinary course of business;

(v)         the existence of, or the performance by the Borrower or any of its Subsidiaries of its obligations under the terms of, the Transaction Documents, agreements set forth on Schedule 6.07 and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (iv) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Closing Date;

(vi)        transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions, as described herein or contemplated by the Transaction Documents;

(vii)       any employment agreements entered into by the Borrower or any of the Subsidiaries in the ordinary course of business;

(viii)      payments or loans (or cancellation of loans) to employees or consultants that are (A) approved by a majority of the Board of Directors or a committee of the Board of Directors of the Borrower in good faith, (B) made in compliance with applicable law and (C) otherwise permitted under this Agreement;

(ix)         transactions with Wholly Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business;

(x)          any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Required Lenders, which letter states that such transaction is on terms that are not less materially favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate;

(xi)         transactions involving the provision of services (and consideration therefor) by any Loan Party or Subsidiary thereof to any other Loan Party or Subsidiary thereof in the ordinary course of business;

(xii)        transactions contemplated by, or in connection with, any Transition Services Agreement;

(xiii)       transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(xiv)      any transaction set forth on Schedule 6.07;

(xv)        intercompany transactions for the purpose of improving the consolidated tax efficiency of the Borrower and the Subsidiaries;

(xvi)      the termination of management agreements and payments in connection therewith at the net present value of future payments or as required by such the terms of such agreements;

(xvii)     transactions among the Borrower and its Subsidiaries that are not prohibited under this Agreement in the ordinary course of business;

(xviii)    entering into tax sharing agreements or arrangements approved by the Board of Directors of the Borrower (or a committee thereof), provided that any payments thereunder are permitted by Section 6.06; and

(xix)       any agreements or arrangements between a third party and an Affiliate of the Borrower that are acquired or assumed by the Borrower or any Subsidiary in connection with an acquisition or merger of such third party (or assets of such third party) by or with the Borrower or any Subsidiary; provided, that (A) such acquisition or merger is permitted under this Agreement and (B) such agreements or arrangements are not entered into in contemplation of such acquisition or merger or otherwise for the purpose of avoiding the restrictions imposed by this Section 6.07.

Section 6.08         Business of the Borrower and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than, (i) any business or business activity conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, (ii) any business or business activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary or complementary thereto, including the consummation of the Transactions, (iii) any business or business activity that the senior management of the Borrower deems beneficial for the Borrower or such Subsidiary or (iv) any business or business activity of any person acquired pursuant to a Permitted Business Acquisition provided that such Permitted Business Acquisition was in a Similar Business.

Section 6.09         Limitation on Modifications and Payments of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.

(a)          Amend or modify in any manner materially adverse to the Lenders (taken as a whole and solely in their capacities as Lenders) (i) the articles or certificate of incorporation or by-laws or limited liability company operating agreement or other Organizational Documents and (ii) the Material Agreements (other than any Material License Agreements), except (x) any such amendments, modifications or changes that are necessary to consummate or implement the Transactions (including any transactions incidental thereto and (y) in the case of any Qualified Securitization Financing Documentation (or any Permitted Refinancing in respect thereof), any such amendments, modifications or changes so long as the applicable Securitization Financing will remain a “Qualified Securitization Financing”.

(b)          (i) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities (other than newly issued Equity Interests) or other property) of or in respect of principal of or interest on any Junior Indebtedness (or any Permitted Refinancing Indebtedness in respect of the foregoing), having an aggregate principal amount outstanding in excess of $5,750,000 individually or in the aggregate or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Junior Indebtedness (or any such Permitted Refinancing Indebtedness in respect of the foregoing) (collectively, a “Junior Indebtedness Payment”), except for: (A) a Refinancing with Permitted Refinancing Indebtedness in respect thereof to the extent permitted by Section 6.01, (B) regularly scheduled interest payments and payments of fees, expenses and indemnification obligations in respect of Indebtedness (including for the avoidance of doubt, the accretion of interest paid-in-kind and the capitalization of such interest to the principal amount of such Indebtedness), in each case when due and in amounts not to exceed the amounts required to be paid with respect thereto, in each case, other than payments in respect of the Indebtedness prohibited by the applicable Intercreditor Agreement or subordinated in right of payment to the Obligations prohibited by the subordination provisions thereof, (C) to the extent this Agreement is then in effect, principal on the scheduled maturity date thereof, subject to any subordination provisions applicable thereto, (D) purchases, redemptions, retirement, conversions, acquisition, cancellation or termination of Junior Indebtedness with the proceeds of contributions to common capital, or issuances of Equity Interests of the Borrower, conversion of Junior Indebtedness to (or payments of such Indebtedness in whole or in part with) Equity Interests of the Borrower or exchange of Junior Indebtedness for Equity Interests of the Borrower, in each case, other than Disqualified Stock of the Borrower or in exchange for Equity Interests of the Borrower (other than Disqualified Stock) and Permitted Refinancing Indebtedness in respect thereof, (E) if such Indebtedness would otherwise constitute an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code, on each interest payment date ending on or after the fifth anniversary of the issue date of such Indebtedness, the Borrower and/or its Subsidiaries shall make such AHYDO Payments in cash as shall be necessary to ensure that such Indebtedness will not be considered an “applicable high yield discount obligation”, (F) prepayments of the Closing Date Subordinated Convertible Note to the extent the aggregate amount of such prepayments, when combined with the aggregate all cash payments made pursuant to Section 6.06(i) does not exceed an amount equal to (x) $2,300,000 plus (y) the amount cash payments made solely with the proceeds of Equity Interests (other than Disqualified Stock) in the Borrower and (G) the termination of Capital Leases or other asset-specific financings in respect of assets no longer used or useful in the business of any Loan Party or otherwise being sold as part of an Asset Sale permitted under Section 6.05 hereunder;

(ii)         Amend or modify, or permit the amendment or modification of, any provision of any Junior Indebtedness documentation (and any Permitted Refinancing Indebtedness in respect of the foregoing), or any agreement relating thereto, other than amendments or modifications that (A) are not in any manner materially adverse to Lenders (solely in their capacity as Lenders taken as a whole) and that do not materially and adversely affect the subordination provisions thereof (if any) in a manner adverse to the Lenders (solely in their capacity as Lenders hereunder taken as a whole) and (B) to the extent applicable, otherwise comply with the definition of “Permitted Refinancing Indebtedness” provided that the foregoing limitation shall not otherwise prohibit any Permitted Refinancing Indebtedness or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Junior Indebtedness, in each case, that is permitted under this Agreement in respect thereof.

(c)          Enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances by any Material Subsidiary to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by the Borrower or any Loan Party, or any Subsidiary required to be a Loan Party, pursuant to the Security Documents, in each case, other than those arising under any Loan Document or those restrictions that are not material and adverse to the interests of the Lenders (solely in their capacity as Lenders and taken as a whole), except, in each case, restrictions existing by reason of:

(A)         restrictions imposed by applicable Law;

(B)         contractual encumbrances or restrictions (1) in effect on the Closing Date with respect to Liens permitted under Section 6.02(a) or as otherwise disclosed on Schedule 6.09(c), (2) pursuant to documentation related to any Indebtedness permitted pursuant to Section 6.01 as long as such encumbrances or restrictions are not materially more restrictive, taken as a whole, than those contained in this Agreement, (3) pursuant to documentation related to any permitted renewal, extension or refinancing of any Indebtedness described in clause (1) that does not expand the scope of any such encumbrance or restriction or make such restriction materially more onerous to the Lenders (in their capacity as such and taken as a whole), or (4) contained in an agreement acquired in connection with the Transactions;

(C)         any restriction on the Equity Interests or assets of a Subsidiary imposed pursuant to an agreement entered into for the sale or Disposition of such Equity Interests or assets permitted under Section 6.05 pending the closing of such sale or Disposition;

(D)         customary provisions in joint venture agreements and other similar agreements applicable to the assets of, or the Equity Interests in, joint ventures entered into in the ordinary course of business;

(E)         any restrictions imposed by any agreement relating to Indebtedness permitted by Section 6.01 and/or secured by a Lien permitted by Section 6.02 to secure such Indebtedness to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F)         customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(G)         customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(H)         customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(I)          customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 6.05 applicable to the asset to be sold pending the consummation of such sale;

(J)          restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(K)         customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business that impose restrictions on the property subject to such lease;

(L)         customary provisions contained in any Permitted Credit Support Arrangement; or

(M)        any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary and such restriction does not apply to the Borrower or any other Material Subsidiary or any of their respective assets.

Section 6.10         Financial Maintenance Covenants. Beginning with the fiscal quarter ending on March 31, 2019, except with the written consent of the Required Lenders, permit:

(a)          the Consolidated First Lien Leverage Ratio on the last day of any fiscal quarter to exceed the ratios set forth below:

Fiscal Quarter End Date	Consolidated First Lien Leverage Ratio
March 31, 2019	3.75:1.00
June 30, 2019	4.00:1.00
September 30, 2019	5.25:1.00
December 31, 2019	4.75:1.00
March 31, 2020	4.50:1.00
June 30, 2020	4.50:1.00
September 30, 2020	4.50:1.00
December 31, 2020	4.25:1.00
March 31, 2021	4.25:1.00
June 30, 2021	4.00:1.00
September 30, 2021	3.50:1.00
December 31, 2021	3.50:1.00
March 31, 2022	3.25:1.00
June 30, 2022	3.25:1.00
September 30, 2022	3.00:1.00
December 31, 2022	3.00:1.00
March 31, 2023	2.75:1.00
June 30, 2023	2.75:1.00
September 30, 2023 and thereafter	2.50:1.00

(b)          the Consolidated Total Leverage Ratio on the last day of any fiscal quarter to exceed the ratios set forth below:

Fiscal Quarter End Date	Consolidated Total Leverage Ratio
March 31, 2019	8.00:1.00
June 30, 2019	8.25:1.00
September 30, 2019	10.75:1.00
December 31, 2019	9.25:1.00
March 31, 2020	9.25:1.00
June 30, 2020	9.25:1.00
September 30, 2020	9.25:1.00
December 31, 2020	9.00:1.00
March 31, 2021	8.75:1.00
June 30, 2021	8.50:1.00
September 30, 2021	8.50:1.00
December 31, 2021	8.25:1.00
March 31, 2022	8.25:1.00
June 30, 2022	8.00:1.00
September 30, 2022	7.75:1.00
December 31, 2022	7.75:1.00
March 31, 2023	7.75:1.00
June 30, 2023	7.50:1.00
September 30, 2023 and thereafter	7.00:1.00

(c)          the Consolidated Fixed Charge Coverage Ratio on the last day of any fiscal quarter to be less than the ratios set forth below:

Fiscal Quarter End Date	Consolidated Fixed Charge Coverage Ratio
March 31, 2019	1.40:1.00
June 30, 2019	1.40:1.00
September 30, 2019	1.00:1.00
December 31, 2019	1.10:1.00
March 31, 2020	1.00:1.00
June 30, 2020	0.90:1.00
September 30, 2020	0.90:1.00
December 31, 2020	0.90:1.00

Fiscal Quarter End Date	Consolidated Fixed Charge Coverage Ratio
March 31, 2021	0.90:1.00
June 30, 2021	0.90:1.00
September 30, 2021	0.90:1.00
December 31, 2021	0.90:1.00
March 31, 2022	0.90:1.00
June 30, 2022	0.90:1.00
September 30, 2022	0.90:1.00
December 31, 2022	0.90:1.00
March 31, 2023	0.90:1.00
June 30, 2023	0.90:1.00
September 30, 2023 and thereafter	0.90:1.00

Section 6.11         Limitations on Change in Fiscal Periods. Allow the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

Article VII

Events of Default

Section 7.01         Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a)          any representation, warranty, certification or statement of fact made or deemed made by the Borrower or any other Loan Party in any Loan Document, shall prove to have been incorrect or misleading in any material respect when so made, deemed made or furnished by the Borrower or any other Loan Party;

(b)          [reserved];

(c)          default shall be made in the payment of any interest on any Loan or in the payment of any Fee or any other amount (other than an amount referred to in paragraph (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default in payment shall continue unremedied for a period of three Business Days with respect to interest and five Business Days with respect to other amounts as applicable;

(d)          any default shall be made in the due observance or performance by the Borrower of any covenant or agreement contained in Section 5.01(a) (with respect to the Borrower only), 5.05(a) or in Article VI.

(e)          default shall be made in the due observance or performance by the Borrower or any Loan Party of (x) any covenant or agreement contained in Section 5.04 and such default shall continue unremedied for a period of 5 days after notice thereof from the Administrative Agent to the Borrower or (y) any covenant or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above and clause (x) above) and such default shall continue unremedied for a period of 30 days after the earlier of (1) notice thereof from the Administrative Agent to the Borrower and (2) knowledge of a Responsible Officer of the Borrower or any Loan Party of such default;

(f)          (i) any event or condition occurs that (a) results in any Material Indebtedness becoming due prior to its scheduled maturity (with all applicable grace periods having expired), (b) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (or, in the case of a Qualified Securitization Financing, any event or condition occurs with respect to the conduct or performance of any Receivables Seller or any servicer of the Receivables (so long as such servicer is the Borrower or a Subsidiary thereof) under the terms of the documents relating to the applicable Qualified Securitization Financing that terminates such Qualified Securitization Financing or that would permit the providers thereof to terminate such financing or arrangement or commitments or availability with respect thereto (any such event, a “Securitization Termination Event”), in each case to the extent such Qualified Securitization Financing is not replaced with another Securitization Financing or other substantially comparable financing arrangement within ninety (90) days after the occurrence of such Securitization Termination Event); provided, further, that with respect to the occurrence of any such event or condition under the First Lien Credit Facilities or the First Lien Loan Documents, such event or condition shall only constitute a Default or Event of Default under this Agreement (x) to the extent such Default or Event of Default has not been cured or waived prior to the date that is 120 days after the occurrence of such Default or Event of Default or (y) if any holders of Indebtedness under the First Lien Loan Documents have caused the same to become due and payable prior to the scheduled maturity thereof or (ii) the Borrower or any Subsidiary shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof (with all applicable grace periods having expired); provided, that this clause (f) shall not apply (and no Default or Event of Default shall result) to Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g)          there shall have occurred a Change in Control;

(h)          involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any of its Subsidiaries, or of a substantial part of the property or assets of the Borrower or any of its Subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, moratorium, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of the property or assets of the Borrower or any of its Subsidiaries or (iii) the winding-up or liquidation of the Borrower or any of its Subsidiaries (except, in the case of any subsidiary, in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undischarged or undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)          the Loan Parties or any of their Subsidiaries (other than any Immaterial Subsidiary or pursuant to a transaction permitted under the Loan Documents) shall (i) voluntarily commence any proceeding or file any petition seeking relief under Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above (other than any Immaterial Subsidiary or pursuant to a transaction permitted under the Loan Documents), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Loan Parties or their Subsidiaries (other than any Immaterial Subsidiary) or for all or a substantial part of the Collateral, (iv) make a general assignment for the benefit of creditors or (v) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)          the failure by the Borrower or any Loan Party or any Material Subsidiary to pay one or more final judgments aggregating in excess of $28,750,000 (to the extent not paid, and not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not dispute coverage), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary to enforce such judgment;

(k)          (i) an ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Plan, or (iii) the Borrower, a Subsidiary or any ERISA Affiliate shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect;

(l)          (i) any Loan Document (other than in accordance with its terms or the terms of the other Loan Documents or upon Payment in Full) shall for any reason be asserted in writing by the Borrower or any Loan Party not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to the Borrower and the Loan Parties on a consolidated basis or the Equity Interests of the Borrower, shall cease to be, or shall be asserted in writing by the Borrower or any other Loan Party (or, in the case of any Security Document with respect to the pledge of Equity Interests of the Borrower, the pledgor thereunder) not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries, or from the failure of the Administrative Agent or Collateral Agent or their respective agents to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement, or to file Uniform Commercial Code continuation statements or take the actions described on Schedule 3.04 and except to the extent that such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer, or (iii) the Guarantees pursuant to the Security Documents by the Borrower or any material Loan Parties of any material portion of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by the Borrower or any Loan Party not to be in effect or not to be legal, valid and binding obligations;

(m)          any Junior Indebtedness or any guarantees thereof that is subordinated in right of payment or liens to the Obligations, shall cease for any reason to be validly subordinated to the Obligations as provided in the documentation governing such Junior Indebtedness or any Loan Party shall contest the subordination of any Junior Indebtedness or any guarantees thereof;

(n)          any order, judgment or decree shall be entered against any Loan Party decreeing the dissolution, split up or cessation or restraint from conducting a material part of the business of business of such Loan Party and such order shall remain undischarged or unstayed for a period in excess of 60 consecutive days; or

(o)          any failure to comply with Environmental Laws or Release of Hazardous Materials that shall cause or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

then, and in every such event (other than an event with respect to any Loan Party described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans then outstanding so declared to be due and payable, together with the premium amount that would be due in accordance with Section 2.12(c) if the Loans were repaid or prepaid on such date in accordance with Section 2.11(a), accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document constituting Obligations, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

If an Event of Default described in paragraph (h) or (i) above occurs, then the principal amount of the Loans outstanding, together with the Prepayment Premium amount described in Section 2.12(c) if the Loans were repaid or prepaid on such date in accordance with Section 2.11(a), accrued interest on the Loans, any unpaid Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Documents constituting Obligations, shall ipso facto become immediately due and payable without any declaration or other act on the part of the Administrative Agent or any Lender.

Section 7.02         Exclusion of Certain Subsidiaries. Solely for the purposes of determining whether an Event of Default has occurred under clause (h), (i) or (j) of Section 7.01, any reference in any such clause to any subsidiary shall be deemed not to include any Immaterial Subsidiary affected by any event or circumstance referred to in any such clause.

Article VIII

The Agents

Section 8.01         Appointment and Authority. (a) Each of the Lenders hereby irrevocably appoints U.S. Bank National Association to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents, and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

(b)          Each of the Lenders hereby designates U.S. Bank National Association to act as Collateral Agent for such Lender under this Agreement and the other Loan Documents. Each of the Lenders hereby irrevocably authorizes Collateral Agent to take such action on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Collateral Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Collateral Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in the Fee Letter), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders. The Collateral Agent may perform any of its duties hereunder by or through its agents or employees. The Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers expressly contemplated hereby or under the Loan Documents, except discretionary rights and powers expressly contemplated hereby pursuant to Section 8.01(c) or under the Loan Documents and which the Collateral Agent has been directed in writing by the Required Lenders; provided, however, that Collateral Agent shall not be required to take any action which exposes Collateral Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Collateral Agent is furnished with an indemnification reasonably satisfactory to Collateral Agent with respect thereto. Each of the Administrative Agent and the Collateral Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents such Agent is permitted or required to take or to grant. Whether or not the Administrative Agent or the Collateral Agent makes such a request, at all times except with respect to an express obligation set forth herein, the Administrative Agent and the Collateral Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent or the Collateral Agent shall have received instructions from the Required Lenders, and the Administrative Agent or the Collateral Agent shall not incur liability to any Person by reason of so refraining. If, in performing its duties under this Agreement, either the Administrative Agent or the Collateral Agent is required to decide between alternative courses of action or has received conflicting directions or any other directions from Lenders who do not satisfy the definition of Required Lenders, such Agent may refrain from taking any action until it receives instructions from the Required Lenders.

(c)          Notwithstanding anything else to the contrary herein, whenever reference is made in this Agreement to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Administrative Agent and/or the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Administrative Agent and/or the Collateral Agent, it is understood that the Administrative Agent and/or the Collateral Agent shall be acting at the written direction of the Lenders or Required Lenders, as applicable, and shall be fully protected in acting pursuant to such directions; provided that if the Person required to provide the direction to the Agents is not specified, the Administrative Agent and/or the Collateral Agent shall only act at the direction of the Required Lenders. In all cases the Administrative Agent and/or the Collateral Agent shall be fully justified in failing or refusing to take any such action under this Agreement if they shall not have received such written instruction, advice or concurrence. For purposes of clarity, phrases such as “satisfactory to the Administrative Agent and/or the Collateral Agent”, “approved”, “approved by the Administrative Agent and/or the Collateral Agent”, “acceptable to the Administrative Agent and/or the Collateral Agent”, “as determined by the Administrative Agent and/or the Collateral Agent”, “in the Administrative Agent’s and/or the Collateral Agent discretion”, “selected by the Administrative Agent and/or the Collateral Agent”, and phrases of similar import, except as otherwise expressly provided herein, authorize and permit the Administrative Agent and/or the Collateral Agent to approve, disapprove, determine, act or decline to act only at the direction of the Required Lenders (it being understood that nothing contained in this Agreement or other Loan Document shall impose a duty on the Administrative Agent or the Collateral Agent to make any such determination or take any action independent of such written direction from the Lenders or the Required Lenders or exercise any discretionary acts.).

Section 8.02         Rights as a Lender. If the Administrative Agent and/or the Collateral Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Loan Document, the Administrative Agent and/or the Collateral Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent and/or the Collateral Agent shall have received instructions from the Required Lenders; and the Administrative Agent and/or the Collateral Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against the Administrative Agent and/or the Collateral Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

Section 8.03         Exculpatory Provisions The Administrative Agent and/or the Collateral Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Loan Documents. Neither Collateral Agent, the Administrative Agent nor any of their respective officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement, or in any of the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent and/or the Collateral Agent under or in connection with, this Agreement or any of the Loan Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Loan Documents or for any failure of the Borrower to perform its obligations hereunder. The Administrative Agent and/or the Collateral Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Loan Documents, or to inspect the properties, books or records of the Borrower. The duties of the Administrative Agent and/or the Collateral Agent with respect to the Loans to the Borrower shall be mechanical and administrative in nature; the Administrative Agent and/or the Collateral Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender (regardless of whether a Default has occurred and is continuing); and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent and/or the Collateral Agent any obligations in respect of this Agreement except as expressly set forth herein. The Administrative Agent and/or the Collateral Agent shall not, except as expressly set forth herein and in the Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person servicing as the Administrative Agent and/or the Collateral Agent or any of their respective Affiliates in any capacity. The Administrative Agent and/or the Collateral Agent will provide copies of notices, certificates and reports that it receives from the Borrowers to the Lenders and shall have no obligation to review such notices, certificates or reports except as expressly provided herein.

(b)          Without limiting the foregoing, neither the Administrative Agent nor the Collateral Agent shall be required to act hereunder or to advance its own funds or otherwise incur any financial liability in the performance of its duties or the exercise of its rights hereunder and under any other agreements or documents to which it is a party, and shall in all cases be fully justified in failing or refusing to act hereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under and in accordance with the provisions of Section 9.05 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take or refraining from taking any such action. The Administrative Agent and/or the Collateral Agent shall be fully justified in requesting direction from the Required Lenders in the event this Agreement or any Loan Document is silent or vague with respect to such the Administrative Agent’s or the Collateral Agent’s duties, rights or obligations. Neither the Administrative Agent nor the Collateral Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Administrative Agent and/or the Collateral Agent shall believe in good faith shall be necessary, under the circumstances) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable decision. The Administrative Agent and/or the Collateral Agent shall not be deemed to have knowledge of any Default unless and until written notice describing such Default is received by the Administrative Agent and/or the Collateral Agent from the Borrower or a Lender.

(c)          Each party to this Agreement acknowledges and agrees that the Administrative Agent and the Collateral Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent and the Collateral Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of Borrower and the other Loan Parties.

(d)          The Administrative Agent and the Collateral Agent shall not be under a duty to examine or independently evaluate, and shall not be charged with knowledge or notice of, the contents of any financial statements or reports delivered to it pursuant to the provisions of this Agreement or the Loan Documents, it being acknowledged that such deliveries are for the purpose of making such materials available to the Lenders.

Section 8.04         Reliance by Administrative Agent. The Administrative Agent and/or the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, request, consent, note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Loan Documents and its duties hereunder, upon advice of counsel selected by it. The Administrative Agent and/or the Collateral Agent shall not incur liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, each of the Administrative Agent and the Collateral Agent may presume that such condition is satisfactory to such Lender unless each of the Administrative Agent and the Collateral Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent and/or the Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05         Delegation of Duties. The Administrative Agent and/or the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any Loan Document by or through any one or more sub-agents appointed by such Administrative Agent and/or Collateral Agent. The Administrative Agent and/or the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective agents. The exculpatory provisions of this Article shall apply to any such sub-agent and to the agents of the Administrative Agent and/or the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility provided for herein as well as activities as the Administrative Agent and/or the Collateral Agent. The Administrative Agent and/or the Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

Section 8.06         Resignation of the Administrative Agent or Collateral Agent. The Administrative Agent and/or the Collateral Agent may resign on sixty (60) days’ written notice to each of Lenders and upon such resignation, the Required Lenders will promptly designate a successor Administrative Agent and/or Collateral Agent reasonably satisfactory to the Borrower. Any such successor Administrative Agent and/or Collateral Agent shall succeed to the rights, powers and duties of the Administrative Agent or Collateral Agent, as applicable, and (x) the term “Collateral Agent” shall mean such successor Collateral Agent effective upon its appointment and/or (y) the term “Administrative Agent” shall mean such successor Administrative Agent effective upon its appointment, and the former Administrative Agent and/or Collateral Agent’s rights, powers and duties as Administrative Agent and/or Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent and/or Collateral Agent, as applicable. After any Administrative Agent’s and/or Collateral Agent’s resignation as Administrative Agent and/or collateral Agent, as applicable, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent and/or Collateral Agent under this Agreement. After the retiring the Administrative Agent’s and/or Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring Administrative Agent and/or Collateral Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent and/or Collateral Agent was acting as Administrative Agent and/or Collateral Agent. Notwithstanding anything to the contrary herein, no Disqualified Institution (nor any Affiliate thereof) may be appointed as a successor Administrative Agent and/or Collateral Agent or sub-agent.

Section 8.07         Non-Reliance on Administrative Agent and Other Lenders. Independently and without reliance upon the Administrative Agent and/or the Collateral Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Loan Party in connection with the making and the continuance of the Loans hereunder and the taking or not taking of Loan action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Loan Party. The Administrative Agent and/or the Collateral Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Loans or at any time or times thereafter except as shall be provided by any Loan Party pursuant to the terms hereof. The Administrative Agent and/or the Collateral Agent shall not be responsible to any Lender for the financial condition of the Borrower, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Loan Documents or the financial condition of the Borrower, or the existence of any Event of Default or any Default.

Section 8.08         Notice of Default. The Administrative Agent and/or the Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Loan Documents, unless the Administrative Agent and/or the Collateral Agent has received notice from a Lender or the Borrower referring to this Agreement or the Loan Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent and/or the Collateral Agent receives such a notice, the Administrative Agent and/or the Collateral Agent shall give notice thereof to Lenders. The Administrative Agent and/or the Collateral Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until the Administrative Agent and/or the Collateral Agent shall have received such directions, the Administrative Agent and/or the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

Section 8.09         Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders or the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders and the Administrative Agent under Sections 2.12 and 9.05) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent, shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any specific plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 8.10         Indemnification. To the extent the Administrative Agent and/or the Collateral Agent are not reimbursed and indemnified by the Borrower, each Lender will reimburse and indemnify the Administrative Agent and/or the Collateral Agent in proportion to its respective portion of the Loans, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees (including reasonable legal fees, costs and expenses), costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent and/or the Collateral Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Loan Document and (whether brought by or involving any third party, the Borrower or the Lenders) (in all cases, whether or not caused or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Administrative Agent, the Collateral Agent or Related Parties); provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s and/or the Collateral Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

Section 8.11         Collateral Agreement.

(a) (i) The Lenders irrevocably authorize the Collateral Agent to release (and deliver evidence of such release) any Lien on any property granted to or held by the Collateral Agent under any Loan Document (A) upon Payment in Full, (B) that is sold or to be sold to a party that is not a Loan Party or otherwise disposed of as part of or in connection with any sale or other Disposition permitted hereunder or under any other Loan Document, or (C) subject to Section 9.09, if approved, authorized or ratified in writing by the Required Lenders or such other number or percentage of Lenders required hereby.

(ii) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clauses (i) or (j) of Section 6.02.

(b)          The Lenders irrevocably authorize the Administrative Agent or Collateral Agent, as applicable to release (and deliver evidence of such release) any guarantor from its obligations under the Guaranty Agreement and the other Security Documents upon Payment in Full or if person ceases to be a Loan Party as a result of a transaction permitted hereunder and under the other Loan Documents (as the context may require).

(c)          Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Lender hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee and Collateral Agreement or any other Security Document, it being understood and agreed that all powers, rights and remedies under any of the Security Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof.

Upon request by the Administrative Agent at any time, each of the Required Lenders will confirm in writing the Administrative Agent’s or Collateral Agent’s, as applicable, authority to release or subordinate its interest in particular types or items of property, or to release any guarantor from its obligations under the Guarantee and the other Security Documents.

Section 8.12         Withholding Tax. To the extent required by any applicable laws (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender or under any Loan Document an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payment in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.11. The agreements in this Section 8.11 shall survive the resignation and/or replacement of the Administrative Agent any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 8.13         Certain ERISA Matters.

(a)          Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Collateral Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)          such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii)         the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of ERISA Section 406 and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans the Commitments and this Agreement, or

(iii)        (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement.

(b)          In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Collateral Agent and their respective Affiliates, and for the benefit of the Borrower and any other Loan Party, that none of the Administrative Agent or the Collateral Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Commitments, and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent or the Collateral Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

Section 8.14         No Reliance on Collateral Agent’s Customer Identification Program.

Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Borrower, its Affiliates or its agents, this Agreement, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record-keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.

Section 8.15         No Other Duties, etc. Anything herein to the contrary notwithstanding, the Administrative Agent and/or the Collateral Agent shall not have any powers, duties or responsibilities under this Agreement or any of the Loan Documents, except in its capacity, as applicable, as the Administrative Agent and/or the Collateral Agent. For the avoidance of doubt, the Administrative Agent and/or the Collateral Agent shall not be responsible for the perfection of any Lien or for the filing, form, content or renewal of any UCC financing statements, fixture filings, mortgages, deeds of trust and such other documents or instruments, provided that the Administrative Agent and/or the Collateral Agent shall effect such filings and renewals as instructed by the Required Lenders in writing.

Section 8.16         Credit Agreement Controls. In the event of any conflict between this Agreement and any other Loan Document (except as set forth in the First-Second Intercreditor Agreement) with respect to the rights, duties, powers and responsibilities of the Administrative Agent and/or the Collateral Agent, the terms of this Agreement shall govern and control.

Section 8.17         Actions of the Collateral Agent. Notwithstanding anything herein to the contrary, all terms and provisions hereof with respect to the Administrative Agent and/or the Collateral Agent or in any Loan Document shall be subject to the terms of this Section 8.17 (except as set forth in the First-Second Intercreditor Agreement). In performing under the Loan Documents, the Administrative Agent and/or the Collateral Agent shall have all of its rights, protections and immunities granted to it under this Agreement. The Lenders hereby authorize, empower and direct the Administrative Agent and/or the Collateral Agent to execute and deliver on their behalf the Loan Documents and all related agreements, documents or instruments as shall be necessary or appropriate as determined by the Lenders in good faith and in the forms presented to the Administrative Agent and/or the Collateral Agent as of the date hereof in order to effectuate the purposes of the Loan Documents and any such other related agreements, documents and instruments.

Section 8.18         Regarding Collateral.

(a)          The Collateral Agent makes no representation as to the value, sufficiency or condition of the Collateral or any part thereof, as to the title of the Borrower to the Collateral, as to the security afforded by this Agreement or any Loan Document, and the Collateral Agent shall incur no liability or responsibility in respect of any such matters. The Collateral Agent shall not be responsible for insuring the Collateral, for the payment of taxes, charges, assessments or liens upon the Collateral or otherwise as to the maintenance of the Collateral, except as provided in the immediately following sentence when the Collateral Agent has possession of the Collateral. The Collateral Agent shall have no duty to the Lenders as to any Collateral in its possession or in the possession of someone under its control or in the possession or control of any Collateral Agent or nominee of the Collateral Agent or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto, except the duty to accord such of the Collateral as may be in its possession substantially the same care as it accords its own assets and the duty to account for monies received by it. Neither the Collateral Agent nor any officer, the Collateral Agent or representative thereof shall be personally liable for any action taken or omitted to be taken by any such Person in connection with this Agreement or any Loan Document except for such Person's own gross negligence or willful misconduct. In no instance shall the Collateral Agent have any liability for special, consequential or indirect damages or penalties (including lost profits) even if it has been advised of the likelihood of the same, except to the extent arising out of its gross negligence or willful misconduct. Permissive rights, authorities and powers granted to the Collateral Agent under this Agreement or any Loan Documents shall not be construed to be mandatory duties to act. The Collateral Agent shall not be under an obligation independently to request or examine insurance coverage with respect to any Collateral.

(b)          The Collateral Agent shall not be liable for the acts or omissions of any bank, depositary bank, custodian, independent counsel of the Borrower or any other party selected by the Collateral Agent with reasonable care or selected by any other party hereto that may hold or possess Collateral or documents related to Collateral and the Collateral Agent shall not be required to monitor the performance of any such Persons holding Collateral (except to the extent such Person is a co-agent or sub-agent appointed by the Collateral Agent). Without prejudice to the generality of the foregoing, the Collateral Agent shall not be liable for any damage or loss resulting from or caused by events or circumstances beyond the Collateral Agent's reasonable control, including nationalization, expropriation, currency restrictions, the interruption, disruption or suspension of the normal procedures and practices of any securities market, power, mechanical, communications or other technological failures or interruptions, computer viruses or the like, acts of war or terrorism, riots, revolution, acts of God, work stoppages, strikes, national disasters of any kind, or other similar events or acts.

(c)          In connection with the exercise of any rights or remedies in respect of, or foreclosure or realization upon, any real estate-related collateral pursuant to this Agreement or any Loan Document, the Collateral Agent shall not be obligated to take title to or possession of real estate in its own name, or otherwise in a form or manner that may, in its reasonable judgment, expose it to liability. In the event that the Collateral Agent deems that it may be considered an "owner or operator" under any environmental laws or otherwise cause the Collateral Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, either to resign as Collateral Agent subject to the terms and conditions of Section 8.06 or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Collateral Agent will not be liable to any Person for any environmental liability or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent's actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment.

(d)          The Collateral Agent shall have no liability for losses arising from (i) any cause beyond its control, (ii) any delay, error, omission or default of any mail, telegraph, cable or wireless agency or operator, or (iii) the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers. The Collateral Agent shall not be responsible for any special, exemplary, punitive or consequential damages.

(e)          The Collateral Agent shall not be responsible for the preparation or filing of any UCC financing statements or the correctness of any financing statements filed in connection with this Agreement or the validity or perfection of any lien or security interest created pursuant to this Agreement.

(f)          The Collateral Agent shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Borrower. The Collateral Agent shall not be required to expend or risk its own funds in the performance of its duties hereunder. Concurrently herewith, the Administrative Agent directs the Collateral Agent and the Collateral Agent is authorized to enter into the Collateral Documents and any other related agreements in the forms presented to the Collateral Agent. For the avoidance of doubt, all of the Collateral Agent’s rights, protections and immunities provided herein shall apply to the Collateral Agent for any actions taken or omitted to be taken under any Collateral Documents and any other related agreements in any of its capacities. All protections provided herein shall apply to U.S. Bank National Association in its various capacities hereunder.

(g)          It is expressly agreed and acknowledged that the Collateral Agent is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(h)          If, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent may request written instructions from the Required Lenders as to the course of action desired by it. If the Collateral Agent does not receive such instructions within three Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such three-Business Day period except to the extent it has already taken, or committed itself to take action inconsistent with such instructions.

(i)          The Collateral Agent shall have no liability for any failure, inability or unwillingness on the part of the Borrower to provide accurate and complete information on a timely basis to the Collateral Agent, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

Article IX

Miscellaneous

Section 9.01         Notices. (a)  Except in the case of notices and other communications permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)          if to any Loan Party, to its address set forth on Schedule 9.01(a)(i);

(ii)         if to the GSO Representative, to its address set forth on Schedule 9.01(a)(i); and

(iii)        if to the Administrative Agent or Collateral Agent, to the applicable address as set forth on Schedule 9.01(a)(ii) and including copies to any sub-agents as set forth therein.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c)          Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d)          Each of the Borrower, the Administrative Agent, the Collateral Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the Collateral Agent. In addition, each Lender agrees to notify the Administrative Agent and the Collateral Agent from time to time to ensure that the Administrative Agent and the Collateral Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to the Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)          The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Requests) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Collateral Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent and the Collateral Agent may be recorded by the Administrative Agent and Collateral Agent, and each of the parties hereto hereby consents to such recording.

Section 9.02         Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower and the other Loan Parties herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other Obligations (other than yet unasserted contingent Obligations) under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been expired or terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17, 8.10, 8.11, and 9.05) shall survive the Payment in Full and the termination of the Commitments or this Agreement.

Section 9.03         Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective permitted successors and assigns.

Section 9.04         Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (and any attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section), and, to the extent expressly contemplated hereby, the Related Parties of each of the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b)          (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may at any time assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans with the prior written consent of the Required Lenders; provided, that no consent of the Required Lenders shall be required for an assignment of in the case of a Loan, all or any portion of such Loan to a Lender, an Affiliate of a Lender or an Approved Fund of such Lender.

(ii)         Assignments shall be subject to the following additional conditions:

(A)         except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans to related Approved Funds, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (as of the date such Assignment and Acceptance is recorded in the Register by the Administrative Agent) shall not be less than (x) $1,000,000 in respect of Loans unless the Administrative Agent otherwise expressly consent to such assignment; provided that simultaneous assignments to two or more Related Funds or by two or more Related Funds to a single Assignee shall be treated as one assignment for purposes of the minimum assignment requirement, and shall be in an amount that is an integral multiple of $1,000,000 (or the entire remaining amount of such Lender’s Commitment);

(B)         the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (which may be waived or reduced at the Administrative Agent’s sole discretion); provided, that (i) assignments pursuant to Section 2.19 shall not require the signature of the assigning Lender to become effective and (ii) any such processing and recordation fee in connection with assignments pursuant to Section 2.19 shall be paid by the assignee;

(C)         the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all documentation and other information with respect to the assignee that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, including any tax forms required to be provided pursuant to Section 2.17(g); and

(D)         in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

For the purposes of this Section 9.04, “Approved Fund” means any person (other than a natural person or a Disqualified Institution) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)        Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Acceptance (which shall be the date of such recordation) the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)        The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States of America a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent may conclusively rely on the Lender certifications that the proposed assignee of such Loan is an Eligible Assignee as set forth in the Assignment without any independent investigation.

(v)         Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, all documents required under Section 9.04(b)(ii)(C) (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall acknowledge such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this paragraph, provided that for the avoidance of doubt, the date that is the later of (i) the trade date specified (if any) in the Assignment and Assumption and (ii) the day such Assignment and Assumption has been recorded in the Register shall be the effective date of the assignment.

(c)          (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, a Defaulting Lender or a Disqualified Institution, or the Borrower or any of the Affiliated Lenders) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (a) such Lender’s obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (c) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.05(b) with respect to any payments made by such Lender to its Participants. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to Section 9.04(a)(i) or clause (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 9.09(b) and (2) directly and adversely affects such Participant and (y) no other agreement with respect to such Participant may exist between such Lender and such Participant.

(ii)         The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(g) (it being understood that the documentation required under Section 2.17(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.16 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the Proposed United States Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)          Any Lender may, without the consent of the Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution (provided that the list of Disqualified Institutions (other than any “reasonably identifiable affiliate” (on the basis of such Affiliate’s name) included in the definition of “Disqualified Institution”) is made available to any Lender who specifically requests a copy thereof) or any natural Person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)          The Borrower, at its expense and following receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f)          No Lender may at any time enter into a total return swap, total rate of return swap, credit default swap or other derivative instrument under which any Secured Obligation is a reference obligation with any counterparty that is a Disqualified Institution.

(i)          If any assignment or participation under this Section 9.04 is made to any Disqualified Institution (other than any Bona Fide Debt Fund) without the Borrower’s prior written consent (any such Person, a “Disqualified Person”), then the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (A) terminate any Commitment of such Disqualified Person and cause the Borrower to repay all obligations of the Borrower owing to such Disqualified Person, (B) in the case of any outstanding Loans held by such Disqualified Person, purchase such Loans by paying the lesser of (x) par and (y) the amount that such Disqualified Person paid to acquire such Loans, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder and/or (C) require such Disqualified Person to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees; provided that (I) in the case of clause (B), the applicable Disqualified Person has received payment of an amount equal to the lesser of (1) par and (2) the amount that such Disqualified Person paid for the applicable Loans, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the Borrower, (II) in the case of clauses (A) and (B), the Borrower shall be liable to the relevant Disqualified Person under Section 2.16 if any Eurocurrency Loan owing to such Disqualified Person is repaid or purchased other than on the last day of the Interest Period relating thereto and (III) in the case of clause (C), the relevant assignment shall otherwise comply with this Section 9.04 (except that (x) no registration and processing fee required under this Section 9.04 shall be required with any assignment pursuant to this paragraph and (y) any Loan acquired by any Affiliated Lender pursuant to this paragraph will not be included in calculating compliance with the Affiliated Lender Cap for a period of 90 days following such transfer; provided that, to the extent the aggregate principal amount of Loans held by Affiliated Lenders exceeds the Affiliated Lender Cap on the 91st day following such transfer, then such excess amount shall either be (x) contributed to the Borrower or any of its subsidiaries and retired and cancelled immediately upon such contribution or (y) automatically cancelled)). Nothing in this Section 9.04(f) shall be deemed to prejudice any right or remedy that the Borrower may otherwise have at law or equity.

(g)          Notwithstanding the foregoing, no assignment may be made or participation sold to (i) a natural person, (ii) other an during the continuance of an Event of Default, a Disqualified Institution without the prior written consent of the Borrower, (iii) any Defaulting Lender or any of its subsidiaries, or any person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (iii) or (iv) any Affiliated Lenders. Upon the request of any Lender, the Administrative Agent shall inform such Lender as to whether an actual proposed Participant or Assignee is a Disqualified Institution.

(h)          Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans to any Affiliated Lender on a non-pro rata basis (A) through a Dutch auction open to all Lenders holding the relevant Loans on a pro rata basis or (B) through open market purchases, in each case with respect to clauses (A) and (B), without the consent of the Administrative Agent; provided that:

(i)          any Loans acquired by the Borrower or any of its Subsidiaries shall be retired and cancelled immediately upon the acquisition thereof; provided that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Loans so retired and cancelled, and each principal repayment installment with respect to the applicable Loans pursuant to Section 2.10(a) shall be reduced on a pro rata basis by the full par value of the aggregate principal amount of Loans so cancelled;

(ii)         the relevant Affiliated Lender and assigning Lender shall have executed an Assignment and Assumption;

(iii)        after giving effect to the relevant assignment and to all other assignments to all Affiliated Lenders, (A) the aggregate principal amount of all Loans and all other term loans of the Borrower or its Subsidiaries that are pari passu with the Loans at any time held by all Affiliated Lenders shall not exceed either (I) 25% of the aggregate principal amount of the Loans then outstanding (after giving effect to any substantially simultaneous cancellations thereof) or (II) 25% of the sum of the aggregate principal amount of Loans then outstanding (after giving effect to any substantially simultaneous cancellations thereof) and all other term loans of the Borrower or its Subsidiaries that are pari passu with the Loans and (B) the aggregate number of Affiliated Lenders shall not exceed 49% of the aggregate number of all Lenders (clauses (A) and (B) collectively, the “Affiliated Lender Cap”); provided that each party hereto acknowledges and agrees that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this clause (h)(iii) or any purported assignment exceeding the Affiliated Lender Cap (it being understood and agreed that the Affiliated Lender Cap is intended to apply to any Loan made available to Affiliated Lenders by means other than formal assignment (e.g., as a result of an acquisition of another Lender by any Affiliated Lender or the provision of additional Loans by any Affiliated Lender); provided further, that to the extent that any assignment to any Affiliated Lender would result in the aggregate principal amount of Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap (after giving effect to any substantially simultaneous cancellation thereof), the assignment of the relevant excess amount shall be null and void;

(iv)        in connection with any assignment effected pursuant to a Dutch auction and/or open market purchase conducted by the Borrower or any of its Subsidiaries, no Event of Default exists at the time of acceptance of bids for the Dutch auction or the entry into a binding agreement with respect to the relevant open market purchase, as applicable; and

(v)         by its acquisition of Loans, each relevant Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A)         the Loans held by such Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Required Lender or other Lender vote (and the Loans held by such Affiliated Lender shall be deemed to be voted pro rata along with the other Lenders that are not Affiliated Lenders); provided that (x) such Affiliated Lender shall have the right to vote (and the Loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other action that requires the vote of all Lenders or all Lenders directly and adversely affected thereby with respect to Sections 9.09(b)(i)-(iii), as the case may be, (and with respect to other matters, Affiliated Lenders shall be deemed to vote pro rata in the same manner and percentages as non-Affiliated Lenders) and (y) no amendment, modification, waiver, consent or other action shall (1) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to other Lenders that are not Affiliated Lenders in their capacities as Lenders or (2) deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder, in each case without the consent of such Affiliated Lender; and

(B)         such Affiliated Lender, solely in its capacity as an Affiliated Lender, will not be entitled to (i) attend (including by telephone) or participate in any meeting or discussion (or portion thereof) among the Administrative Agent or any Lender or among Lenders to which the Loan Parties or their representatives are not invited or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available by the Administrative Agent or any Lender to any Loan Party or its representatives (and in any case, other than the right to receive notices of Borrowings, prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Article 2);

(vi)        no Affiliated Lender shall be required to represent or warrant that, as of the date of any such purchase or assignment, it is not in possession of material non-public information with respect to the Borrower and/or any subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 9.04(g);

(vii)       in any proceeding under any Debtor Relief Law, the interest of any Affiliated Lender in any Loan will be deemed to be voted in the same proportion as the vote of Lenders that are not Affiliated Lenders on the relevant matter; provided that each Affiliated Lender will be entitled to vote its interest in any Loan to the extent that any plan of reorganization or other arrangement with respect to which the relevant vote is sought proposes to treat the interest of such Affiliated Lender in such Loan in a manner that is less favorable to such Affiliated Lender than the proposed treatment of Loans held by other Lenders; and

(viii)      any Loans assigned to Affiliated Lenders may (but shall not be required to) be contributed to the Borrower or any of its subsidiaries for purposes of cancelling such Indebtedness (it being understood that any Loans so contributed shall be retired and cancelled immediately upon thereof).

Section 9.05         Expenses; Indemnity. (a) The Borrower agrees to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, GSO and their respective Affiliates in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution and delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) (including reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent and Collateral Agent) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent or any Lender), in connection with the enforcement or protection of their rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket costs incurred during any workout, restructuring or negotiations in respect of such Loans; provided that, the Borrower’s obligations under this Section 9.05(a) for fees and expenses of legal counsel shall be limited to reasonable and documented fees and expenses of (x) one primary outside legal counsel for each of (A) the Administrative Agent and the Collateral Agent and (B) GSO (solely for so long as GSO is a Lender hereunder), (y) in the case of any actual or perceived conflict of interest, one outside legal counsel for each group of affected persons similarly situated, taken as a whole, in each appropriate jurisdiction and (z) if necessary, one local or foreign legal counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all persons described in clauses (i) through (ii) above, taken as a whole. For the avoidance of doubt, the Borrower’s obligations under this Section 9.05(a) for fees and expenses of legal counsel shall exclude allocated costs of internal counsel to all persons described in clauses (i) through (ii) above.

(b)          The Borrower shall indemnify the Administrative Agent and the Collateral Agent, each Lender, their respective Affiliates and each of their respective directors, trustees, officers, employees and agents and other respective successors and assigns (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable out-of-pocket costs and expenses, including reasonable counsel fees, charges and disbursements (except the allocated costs of internal counsel and limited to the fees and expenses of (x) one primary outside legal counsel to each of (i) the Administrative Agent and the Collateral Agent and (ii) the other Indemnitees, taken as a whole, (y) in the case of any actual or perceived conflict of interest where the Indemnitee affected by such conflict has informed the Borrower of such conflict and thereafter retains its own counsel, one outside legal counsel for each group of affected Indemnitees similarly situated, taken as a whole, in each appropriate jurisdiction and (z) if necessary, one local or foreign legal counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) to the Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by you, a third party, by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, or (iv) any violation of Environmental Law or presence or Release of Hazardous Materials related in any way to the Borrower or any other Loan Party; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are (x) determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) any dispute solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an agent or arranger or any similar role hereunder or under any other Loan Document and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates). The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment, satisfaction and discharge of any of the Obligations, the resignation of the Administrative Agent or the Collateral Agent, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender. All amounts due under this Section 9.05 shall be payable no later than ten Business Days after written demand therefor, accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested. This Section 9.05(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)          To the fullest extent permitted by applicable law, no party shall assert, and each party hereby waives, any claim against any other Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than as a result of the gross negligence, bad faith, fraud or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction

(d)          To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof) in connection with such capacity. The obligations of the Lenders under this subsection (d) are subject to the provisions of Section 2.18(f).

Section 9.06         Right of Set-off. If an Event of Default shall have occurred and be continuing and each Lender is hereby authorized at any time and from time to time thereafter, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower or any other Subsidiary against any of and all the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.23 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.

Section 9.07         Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Collateral Agent or any Lender, or the Administrative Agent, the Collateral Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Collateral Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as applicable, upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent or the Collateral Agent (as applicable), plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

Section 9.08         Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT TO THE EXTENT SET FORTH THEREIN) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.09         Waivers; Amendment. (a) None of the Administrative Agent, the Collateral Agent or the Lenders shall by any act (except by a written instrument pursuant to clause (b) below), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent, the Collateral Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent, the Collateral Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

(b)          Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, other than (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (y) in the case of any other Loan Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Document), pursuant to an agreement or agreements in writing entered into by each party thereto and any of the Administrative Agent or Collateral Agent that may be a party thereto, as applicable and consented to by the Required Lenders (or such other requisite parties expressly provided for therein); provided, however, that no such agreement shall:

(i)          decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan of a Lender without the prior written consent of each Lender directly affected thereby; provided that any amendment to the financial covenant definitions or any component of the definitions thereof in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i); it being understood that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate,

(ii)         increase or extend the Commitment of any Lender or decrease the Commitment Fees or other fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory prepayment or reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender or a decrease of fees of any Lender),

(iii)        extend, waive or reduce the amount of any scheduled installment of principal or extend any date on which payment of interest on any Loan or any Fees is due, without the prior written consent of each Lender adversely affected thereby (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory prepayment or reduction in the aggregate Commitments shall not constitute an extension, waiver or reduction of the amount of a scheduled installment of principal or date of payment of interest or fees),

(iv)        amend or modify the provisions of Section 2.18(b) or (c) in a manner that would by its terms alter the pro rata sharing of payments required thereby, or require any Lender to make available Interest Periods longer than six months without its consent, without the prior written consent of the each Lender adversely affected thereby,

(v)         amend or modify the provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the applicable Loans and Commitments),

(vi)        release all or substantially all the Collateral or release any of the Borrower or any other Loan Party from its Guarantee under the Guaranty Agreement, unless, in the case of a Loan Party, (x) such transaction is otherwise permitted by the Loan Documents or (y) all or substantially all of the Equity Interests of such Loan Party are sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender,

(vii)       subordinate the Liens in favor of the Administrative Agent or Collateral Agent, as applicable, securing the Obligations, with respect to all or substantially all of the Collateral, without the prior written consent of each Lender adversely affected thereby,

(viii)      [reserved];

(ix)         [reserved];

(x)          [reserved];

(xi)         [reserved]; and

(xii)        effect any waiver, amendment or modification of Section 5.4 of the Collateral Agreement, or any comparable provision of any other Security Document, in a manner that materially adversely affects the rights in respect of payments or collateral of Lenders, without the consent of each Lender so affected;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder without the prior written consent of the Administrative Agent or the Collateral Agent acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.09 and any consent by any Lender pursuant to this Section 9.09 shall bind any Assignee of such Lender.

(c)          Without the consent of any Lender, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d)          Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any other waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(e)          Subject to the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of Required Lenders.

(f)          [Reserved];

(g)          Notwithstanding anything to the contrary contained in this Section 9.09, if at any time after the Closing Date, the Administrative Agent and the Borrower shall have unanimously identified an obvious error, ambiguity, defect, inconsistency or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

(h)          [Reserved].

(i)          Notwithstanding anything to the contrary contained in this Section 9.09, this Agreement and the other Loan Documents may be amended, restated, supplemented and/or otherwise modified with the written consent of the Administrative Agent, the Borrower and the Required Lenders, in order to increase the interest rate or yield applicable to the Credit Facility, including by increasing the Applicable Margin or similar component of the interest rate, by modifying the method of computing interest applicable to the Credit Facility (including by creating any new interest rate “floors”) or paying additional upfront fees, consent fees or original issue discount on or with respect to the Credit Facility.

Section 9.10         Interest Rate Limitation. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable Requirements of Law, shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.

Section 9.11         [Reserved].

Section 9.12         Entire Agreement. This Agreement and the other Loan Documents represent the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. There are no promises, undertakings, representations or warranties by the Administrative Agent, the Collateral Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

Section 9.13         WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.14         Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. Without limiting the foregoing provisions of this Section 9.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.15         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile (or other electronic) transmission pursuant to procedures approved by the Administrative Agent shall be as effective as delivery of a manually signed original.

Section 9.16         Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.17         Jurisdiction; Consent to Service of Process. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or any other Loan Party or their properties in the courts of any jurisdiction.

(b)          Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.18         Confidentiality. Each of the Lenders, the Administrative Agent and the Collateral Agent agrees that it shall maintain in confidence any Information relating to the Borrower and the other Loan Parties furnished to it by or on behalf of the Borrower or the other Loan Parties (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender or such Agent without violating this Section 9.18 or (c) was available to such Lender or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to the Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.18), except: (a) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (b) as part of normal reporting or review procedures to Governmental Authorities or the National Association of Insurance Commissioners, (c) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives direct or indirect shareholders, partners or members, current and prospective financing sources, existing and prospective investors, legal counsel, independent auditors, professionals, advisors and other experts or agents of or its affiliates (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.18), (d) in order to enforce its rights under any Loan Document in a legal proceeding, (e) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.18); provided that in no case can such disclosure be made to a Disqualified Institution, (f) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty is not a Disqualified Institution and agrees to be bound by the provisions of this Section), (g) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (h) to existing and prospective investors and funding sources, (i) any rating agency in connection with rating of the Borrower or its Subsidiaries or the Credit Facility, (j) with the consent of the Borrower, (k) by the order of any court or administrative agency in a legal, judicial or administrative proceeding or as otherwise required by law, regulation, subpoena or compulsory legal process where, in your reasonable judgment, disclosure is required by such law regulation, subpoena or compulsory legal process, or to the extent requested or required by any governmental and/or regulatory authorities (in which case such Lender and/or agent shall promptly notify you, to the extent reasonably practicable, of such requirement to disclose to the extent permitted by law) and (l) to industry trade organizations to the extent such information about the Credit Facility is customarily included in league table measurements. For purposes of this Section 9.18, “Information” shall mean all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent or any Lender on a non-confidential basis prior to disclosure by  the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the Closing Date, all such information shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential.

Section 9.19         Direct Website Communications.

(a)          Delivery. (i) Each Loan Party hereby agrees that it will use commercially reasonable efforts to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any Default or Event of Default under this Agreement or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Lenders and the Administrative Agent. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent or the Lenders in the manner specified in this Agreement or any other Loan Document. Nothing in this Section 9.19 shall prejudice the right of the Administrative Agent, the Collateral Agent or any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.

(ii)         The Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address set forth in Section 9.01 shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform (as defined below) shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (a) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (b) that the foregoing notice may be sent to such e-mail address. Notwithstanding the foregoing or anything else contained herein or in the other Loan Documents to the extent and such Communications, materials, notices and/or documents, in each case required to be delivered pursuant to Section 5.04(a), (b), (c) and (f) are included in materials otherwise publicly filed with the SEC or otherwise there shall be no further delivery requirement for notice purposes hereunder and any such Communications, materials, notices and/or documents shall be deemed to be delivered on the earliest of (i) the date on which the Borrower post such Communications, materials, notices and/or documents or provides a link thereto on Borrower’s website on the Internet or (ii) on which date such documents are posted on the Borrower’s behalf on an Internet or internet website, if any, to which, each Lender, the Administrative Agent and the Collateral Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

(b)          Posting. The Borrower hereby acknowledges that (a) at the Borrower’s expense, the Administrative Agent will make the Communications available to the Lenders by posting the Communications on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such person’s securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Communications that may be distributed to the Public Lenders and that (w) all such Communications shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Communications “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Communications as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Communications constitute Information, they shall be treated as set forth in Section 9.18); (y) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

(c)          Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. In no event shall the Administrative Agent, the Collateral Agent or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, or the Administrative Agent’s, or the Collateral Agent’s, transmission of Communications through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall the Administrative Agent or the Collateral Agent have any liability to the Borrower, any Lender or any other person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

Section 9.20         Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Equity Interests or assets of any Loan Party (other than the Equity Interests of the Borrower) to a person that is not (and is not required to become) a Loan Party in a transaction permitted by this Agreement, then the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be requested by the Borrower (without further action or consent by the Lenders) and at the Borrower’s expense to release (or evidence the release) or permit the Borrower (or its agent or designee to take) such actions to release any Liens created by any Loan Document in respect of such assets or Equity interests, and, in the case of a Disposition of the Equity Interests of any Loan Party in a transaction permitted by this Agreement or the other Loan Documents and as a result of which such Loan Party would cease to be a Subsidiary, terminate such Loan Party’s obligations under the Guaranty Agreement, Collateral Agreement and any other applicable Security Document; provided that the release of any Subsidiary because it ceases to be a Wholly Owned Subsidiary shall constitute an Investment in an amount equal to the fair market value of the net assets of such relevant Subsidiary and must be permitted under Section 6.04. In addition, the Administrative Agent agrees to take such actions as are reasonably requested by the Borrower and at the Borrower’s expense (or where applicable permit the Borrower (or its agent or representative to take such actions) to terminate (or to evidence the termination) the Liens and security interests created by the Loan Documents when all the Obligations are Paid in Full. Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests, asset or subsidiary of the Borrower shall no longer be deemed to be made once such Equity Interests or asset or subsidiary is so conveyed, sold, leased, assigned, transferred or disposed of.

Section 9.21         Power of Attorney. Each Lender hereby (i) authorizes the Administrative Agent as its agent and attorney-in-fact to execute and deliver, on behalf of and in the name of such Lender (or Affiliate), all and any Loan Documents (including Security Documents) and related documentation, (ii) authorizes the Administrative Agent to appoint any further agents or attorneys-in-fact to execute and deliver, or otherwise to act, on behalf of and in the name of the Administrative Agent for any such purpose and (iii) authorizes the Administrative Agent to delegate its powers under this power of attorney and to do any and all acts and to make and receive all declarations that are deemed necessary or appropriate to the Administrative Agent.

Section 9.22         PATRIOT Act Notice. Each Lender, the Administrative Agent (for itself and not on behalf of any Lender) and the Collateral Agent hereby notifies each Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address and taxpayer information number of each Loan Party and other information that will allow such Lender, the Administrative Agent or the Collateral Agent, as applicable, to identify such Loan Party in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by any Lender, the Administrative Agent or the Collateral Agent, provide such documentation and other information that such Lender, the Administrative Agent or the Collateral Agent, as applicable, reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act.

Section 9.23         No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Required Lenders are arm’s length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Required Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other person and (B) neither the Administrative Agent nor the Required Lenders have any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Required Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Required Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Required Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.24         Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

DIFFERENTIAL BRANDS GROUP INC., as Borrower

By:	/s/ Lori Nembirkow
Name: Lori Nembirkow
Title: Secretary

[Signature Page to Second Lien Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Lisa Dowd
Name: Lisa Dowd
Title: Vice President

[Signature Page to Second Lien Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Lisa Dowd
Name: Lisa Dowd
Title: Vice President

[Signature Page to Second Lien Credit Agreement]

GSO CAPITAL OPPORTUNITIES FUND III LP, as Lender
By: GSO Capital Opportunities Associates III LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO CSF III HOLDCO LP, as Lender
By: GSO Capital Solutions Associates III LP, its general partner
By: GSO Capital Solutions Associates III (Delaware) LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO CREDIT ALPHA II TRADING (CAYMAN) LP, as Lender
By: GSO Credit Alpha Associates II LP, its general partner
By: GSO Credit Alpha Associates II (Delaware) LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

GSO AIGUILLE DES GRANDS MONTETS FUND II LP, as Lender
By:	GSO Capital Partners LP, as attorney-in-fact

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

[Signature Page to Second Lien Credit Agreement]

GSO HARRINGTON CREDIT ALPHA FUND (CAYMAN) L.P., as Lender
By: GSO Harrington Credit Alpha Associates L.L.C., its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

[Signature Page to Second Lien Credit Agreement]

BTO LEGEND HOLDINGS L.P.
By: BTO Holdings Manager L.L.C., its General Partner

By: Blackstone Tactical Opportunities Associates L.L.C., its Managing Member

By:	BTOA, L.L.C., its Sole Member

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Authorized Person

BLACKSTONE FAMILY TACTICAL OPPORTUNITIES
INVESTMENT PARTNERSHIP - III ESC L.P.

By:	BTO Side-by-Side GP L.L.C., Its General Partner

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Authorized Person

[Signature Page to Second Lien Credit Agreement]

GSO CAPITAL PARTNERS LP, as GSO Representative

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

[Signature Page to Second Lien Credit Agreement]